As filed with the Securities and Exchange Commission on March 21, 2014

Registration Statement No. 333-191648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SYSOREX GLOBAL HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Nevada	7379	88-0434915
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Telephone: 408-702-2167

Telecopier: 408-824-1543

(Address and telephone number of principal executive offices)

Mr. Nadir Ali, CEO

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Telephone: 408-702-2167

Telecopier: 408-824-1543

(Name, address and telephone number of agent for service)

Copies to:

Elliot H. Lutzker, Esq.	Kevin Friedmann	Ernest M. Stern, Esq.
Davidoff Hutcher & Citron, LLP	Melanie Figueroa	Akerman LLP
605 Third Avenue	Richardson & Patel LLP	750 9th Street, N.W., Suite 750
New York, New York 10158	405 Lexington Avenue, 49th Floor	Washington, D.C. 20001
Telephone: (212) 557-7200	New York, NY 10174	Telephone: (202) 393-6222
Telecopier: (212) 286-1884	Telephone: (212) 561-5559	Telecopier: (202) 393-5959
Telecopier: (917) 591-6898

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered		Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (2)
Common Stock, par value $.001	$		$
Shares of Common Stock, par value $.001 underlying underwriters’ Warrants		$(3)(4)	$
Underwriters’ Warrants		$(5)		$(5)
TOTAL	$			$3,073.49(6)

(1)	Includes shares of Common Stock which may be issued upon exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(3)

Includes the aggregate offering price of shares issuable upon exercise of warrants held by the Underwriters equal to 3% of the number of shares sold in the Offering (based on a maximum $6.00 per share offering price), including shares issuable pursuant to the Underwriters’ over-allotment option.

(4)

Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(5)	Pursuant to Rule 457(g) under the Securities Act no separate registration fee is required as the underlying common stock is being registered for distribution.
(6)

Of this amount $3,069.05 was paid on October 9, 2013, upon the initial filing of this Registration Statement, $4.44 was paid with the filing of Amendment No. 2 on December 9, 2013 and the balance will be paid with the filing of the final amendment.

This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2014

Prospectus

3,333,333 Shares of Common Stock

Sysorex Global Holdings Corp.

This is the initial public offering of our common stock.  Of the shares of Common Stock offered hereby, 3,166,666 shares are being sold by Sysorex Global Holdings Corp. (the “Company” or “Sysorex”) and 166,667 shares by Geoffrey Lilien, an officer and director of the Company (the “Selling Stockholder”) in a firm commitment offering (the “Offering”).  See “Principal and Selling Stockholder”. It is currently estimated that the initial public offering price per share will be between $5.00 and $6.00.  We have assumed an initial public offering price of $6.00 per share of Common Stock.

	Per Share	Total
Public Offering Price	$6.00	$20,000,000
Underwriter’s Fee	$0.42	$1,400,000
Net Proceeds to Company before expenses	$5.58	$17,669,996
Net Proceeds to Selling Stockholder	$5.58	$930,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have agreed to pay Wellington Shields & Co. LLC and Dougherty & Company LLC (the “Underwriters”) a fee equal to 7% of the gross proceeds raised in this offering (the Selling Stockholder to pay his proportionate share), a $50,000 engagement fee to be applied against accountable expenses and refunded to the extent such expenses do not exceed $50,000, a 2% non-accountable expense allowance, and to reimburse the Underwriters for certain incurred expenses. See “Underwriting.”  In addition, we have agreed to grant to the Underwriters for no additional consideration: (i) warrants to purchase shares of common stock equal in number to 3% of the number of shares sold in this Offering (including any shares issued pursuant to the Underwriters’ over-allotment option. We will also grant Wellington Shields & Co., LLC an 18-month right of first refusal on future offerings. See “Underwriting.”

The Underwriters have the option to purchase up to 500,000 additional shares (based on an assumed offering price of $6.00 per share) from us at the public offering price for 45 days after the date of this prospectus to cover over-allotments, if any.

We are an “emerging growth company” under the Federal Securities laws and will be subject to reduced public company reporting requirements as set forth on page 5 of this prospectus. Our common stock is quoted under the symbol “SYRX” on the OTC Pink. On March 20, 2014 the last reported sales price was $6.00 per share.

All historical share and per share data in this prospectus give effect to a proposed reverse stock split to be effected following the pricing of the Offering and upon the effective date of the Registration Statement, of which this prospectus is a part.  We have assumed a 1 for 2 ratio to approximate the $6.00 per share assumed initial public offering price.  The Company has applied for a listing on the Nasdaq Capital Market with the share symbol SYRX, which listing upon the effective date of this prospectus, is a condition to this Offering.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus before making a decision to purchase our common stock.

The shares will be ready for delivery on ________________, 2014.

WELLINGTON SHIELDS & CO.	DOUGHERTY & COMPANY LLC

The Date of this prospectus is ______________, 2014

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Sysorex Global Holdings Corp., and its subsidiaries, Sysorex Federal, Inc., Sysorex Government Services Inc., Sysorex Arabia LLC, Lilien Systems, and Shoom, Inc.

Expect where otherwise indicated, all share and per share data in this prospectus give retroactive effect to a proposed one for two reverse stock split to be effected following the pricing of this Offering and upon the effective date of the registration statement of which this prospectus is a part.

The Company

The following organizational chart sets forth the four subsidiaries of Sysorex Global Holdings Corp. and the lines of business in which they are engaged, as described below:

Overview

Sysorex Global Holdings Corp. provides a variety of IT services and technologies that enable customers to manage, protect and monetize their enterprise assets whether on-premise, in the cloud, or via mobile.   Historically Sysorex’ customer base was 100% public sector but that has changed significantly with the acquisitions we have made in 2013. Currently, approximately 90% of the revenues we earn are from commercial enterprises and only approximately 10% are from government agencies.  Our goal is to continue to build our private and public sector offerings and contracts. We intend to do this by acquiring other businesses.  On March 1, 2013, we acquired Lilien Systems, an enterprise IT infrastructure solutions provider with over $40 million in annual revenue, in consideration of a combination of $6,000,000 in value of common stock and $3 million in cash from debt financing. Subsequently, on August 31, 2013, we acquired Shoom, Inc. (“Shoom”) a provider of cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries with over $4 million in annual revenue with a retention rate of approximately 90% (over the last five years) in consideration of a combination of 1,381,000 (2,762,000 pre-split) shares of common stock and $2.5 million in cash. The cash portion was funded by the excess working capital we obtained from the Shoom acquisition. Finally, on December 20, 2013, as amended on February 28, 2014, we entered into an Agreement and Plan of Merger to acquire AirPatrol Corporation, a developer of mobile device identification and locating systems.  We expect to complete the acquisition following the completion of this Offering. Approximately 50% of the gross proceeds of the Offering have been allocated towards the acquisition of this company although there can be no assurance the acquisition will be completed. See “Use of Proceeds” and “Business - Pending Acquisition – AirPatrol Corporation.”

The acquisition of Lilien and Shoom have expanded our depth of enterprise service offerings, including big data services and cloud-based advanced analytics, while providing premier partnership status with leading vendors in IT infrastructure. Shoom also provides Sysorex with secure cloud-based software products, which result in higher gross margins. These acquisitions reflect our business strategy, the purpose of which is to transform Sysorex from a services company to a technology company. We believe the acquisition of Lilien provides us with an opportunity for vertical market and geographic expansion.  We are focusing our primary efforts on the U.S. market in the near-term future.  We have a small operating unit in Saudi Arabia and we may seek new contracts there.  This unit does not represent a significant portion of our business and a failure to obtain contracts from our Saudi Arabian unit will not have a material impact on our revenues or operations.

Cyber security and big data analytics are the areas we are targeting because we believe, based on industry data that these are growing market segments. For example, security of all forms, especially cyber-security, are significant growth areas (source: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013), and Sysorex intends to increase its role in this sector. Gartner predicts that by 2015, 20% of Global 1000 organizations will have established a strategic focus on information infrastructure equal to that of application management. This is one of five Gartner predictions about big data and information infrastructure discussed in “Predicts 2013: Big Data and Information Infrastructure;” a November 30, 2012 report that describes in detail how the big data phenomenon will affect organizations, resources and information infrastructure.  Our plan is to acquire companies with unique technologies and possibly some with patents, which we believe will give us an advantage over our competitors.  However, the IT services and technologies industry is extremely competitive and many of the providers in the industry are extremely large and well financed.  Therefore, there is a risk that the technologies we acquire or develop could become obsolete if others in the industry develop better products.

Recent events in the federal government including the recent budget impasse and sequestration can impact our business with the federal government. However, our government contracts are less than 10% of our total revenues. Specifically, Congressional action could delay payment on our current contracts, delay the award of contracts that Sysorex has under submission and delay the release of task orders from the government on its contracts including the US Navy SPAWAR contract. We believe the budget impasse and sequestration are longer-term issues that we believe will have a minimal impact on our business because we are focused on cyber security and big data analytics, which we believe will continue to receive funding. We believe both of these will be growth areas for the government despite budget challenges because of the increased need for solutions in this space and recent high profile events, such as NSA information leaks by Edward Snowden and LexisNexis information leaks such as the social security number of the United States First Lady along with millions of other Americans, that have made it more of a focus. Our government contracts are typically three to five years and we believe that our recent historical government contract revenues will be indicative of future government contact based revenues. New contracts would be accretive.

Lilien’s revenues are typically driven by purchase orders that are captured every month.  Approximately 25% of these purchase orders are contracts that range from one to five years for warranty and maintenance support and are recurring. For these contracts the customer is invoiced one time and pays Lilien upfront for the full term of the warranty and maintenance contract.  The unearned revenue is recorded as deferred revenue and amortized over the contract period.  Lilien has a 29-year history and track record with a management team that we expect will continue to successfully generate and grow Lilien’s business. Lilien also has a high repeat customer rate of approximately 60% annually. Lilien’s revenues are diversified over hundreds of customers and no one customer exceeds 15% of its revenues. We believe this diversification provides stability to Lilien’s revenue streams.

Shoom’s software-as-a-service contracts are typically performed for periods of one or more years and Shoom has a high customer retention rate. Shoom offers eSolutions including eTearsheets, invoicing, CRM, and other products and services to 750 newspapers in the cloud. Cloud or SaaS based analytics is a growing market that Sysorex intends to pursue beyond the media vertical that Shoom is in today. According to industry sources, cloud based business analytics and business intelligence is expected to grow from $5.2 billion in 2013 to $16.52 billion in 2018 a 25.8% CAGR (source: PRWeb Article - Cloud Analytics Market is Growing at an Estimated CAGR of 25.8% & to Reach $16.52 Billion by 2018 - New Report by MarketsandMarkets April 2, 2013.)  Shoom has been in business for over 10 years and providing its cloud solutions for over four years.

The Lilien Acquisition significantly impacted our results of operations for the year ended December 31, 2013, as indicated under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results show a net loss which was attributable, in part, to certain one-time non-recurring charges related to the Lilien and Shoom Acquisitions, resulting in the Company incurring significant legal, accounting, due diligence, financing and general and administrative expenses as compared to the expenses incurred in comparable period in 2012.

We believe the accretive impact of our acquisition strategy is becoming evident and the year ended December 31, 2013 included ten months of Lilien’s revenues and four months of Shoom’s revenues. We anticipate synergies and operational efficiencies to improve revenues for both Sysorex and Lilien, especially in Q3 and Q4 when Lilien’s business is historically stronger as a result of customer budgeting processes. Sysorex’ U.S. government operations are profitable and this division is expected to grow based on the U.S. Navy SPAWAR contract award to Sysorex earlier this year. The U.S. Navy SPAWAR contract has started releasing task orders in Q1 2014 and other awards are expected later in the year, now that the current budget impasse is resolved. With the addition of Shoom we believe that our liquidity will improve significantly as Shoom’s business model generates approximately 78% gross margins. We believe that our shift to technology based business lines like Shoom and other future acquisitions will increase our customer base and, in turn, increase revenues to a level that will allow us to achieve profitability.

Corporate Strategy

Sysorex management has a mergers and acquisitions strategy to acquire companies and innovative technologies servicing the multi-billion dollar IT industry.  We have targeted services and technology/IP based companies since they add significant value to the Company and allow us to command a higher sales price should there be a sale or a spinoff. Sysorex plans to facilitate and manage cross-selling opportunities among the companies and provide shared corporate services to create efficiencies and be cost effective. We are seeking opportunities with the following profiles:

•

Innovative and commercially proven technologies primarily in cyber-security, business intelligence/analytics, Big Data services, Cloud and mobile/BYOD.

•

Commercial and government IT service companies which have an established customer base and are seeking growth capital to expand their capabilities, product offerings and substantially increase their revenues and operating profits.

•

Companies with proven technologies that are complementary to the Company’s overall strategy. We are looking at companies primarily in the United States.  However, we may expand in our existing markets (e.g., Middle East) and into other geographies such as India and Europe, if there are significant strategic and financial reasons to do so.

An important element of our mergers and acquisitions strategy is to acquire companies with complementary capabilities/technologies and an established customer base in each of the above categories.  We believe that the customer base of each potential acquisition will present an opportunity to cross-sell solutions to the customer base of other acquired companies. For example, when we acquire a company that primarily specializes in BYOD cyber security, we will be in position to market this solution to both Sysorex’s public sector government clients and Lilien’s private sector clients.

Another important criteria is an acquisition candidate’s contract backlog. This is one of the most important benefits of having public sector clients. These customers provide very large multi-year contracts that can provide secure revenue visibility typically for three to five years.  Based on Management’s experience, we understand government contracting very well and have built a core competency in bidding on government requests for proposals (RFPs).  We are actively seeking companies that have built a backlog with various government agencies that can complement Sysorex’s existing contracts.

We intend to acquire innovative technologies and established, reputable IT services companies, using restricted common stock, cash and debt financing in combinations appropriate for each potential acquisition.

Industry Overview

Worldwide, companies and organizations are expected to spend a combined $3.8 trillion on hardware, software, IT services and telecommunications in 2013 with approximately 3.9% growth rate over the next five years (Source: Gartner, Inc.  March 28, 2013 press release).  The automatic sequestration that has mandated sudden cuts in United States government spending and the recent budget impasse and U.S. Government shutdown have offset anticipated gains. Although European economies appear less volatile, intermittent sovereign debt issues (e.g., Cyprus) have also served to reduce the level of IT spending (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $3.8 Trillion,” by Arik Hesseldahl, March 28, 2013).

The U.S. Government spends approximately $80 billion in IT annually and this level of spending is expected to continue at a 3% compound annual growth rate (CAGR), compared with 6% historically in the first decade of the 21st Century (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). Security of all forms, especially cyber-security, are significant growth areas, and Sysorex intends to increase its role in this sector (based on: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013). The focus is on deployment of technologies that proved their worth in the private sector. The technology segments like business intelligence, cloud computing, eDiscovery, GIS and geospatial, non-relational database management systems, smart grid, SOA, unified communications and virtualization are expected to have double digit growth in the period 2013 – 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). The total annual U.S. Federal IT market is expected to surpass $93 billion by 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018).

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•

Reduced disclosure about our executive compensation arrangements;

•

No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

•

Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

•

Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision.  Therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

We were incorporated in the State of Nevada in April, 1999, under the name Liquidation Bid, Inc., and we subsequently changed our name to Sysorex Global Holdings Corp. pursuant to a July 2011 merger with Sysorex Federal, Inc. and its wholly-owned subsidiary Sysorex Government Services Inc.  Our principal executive offices are located at 3375 Scott Blvd., Suite 448, Santa Clara, CA 95054, and our telephone number is (408) 702-1267. Our subsidiaries maintain offices in Herndon, VA, Larkspur CA, Encino, CA and Riyadh, Saudi Arabia.  Our Internet website is www.sysorex.com.  The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

The Offering

Common Stock Offered	3,333,333 shares, of which 3,166,666 are being offered by the Company and 166,667 shares by the Selling Stockholder.

Common Stock Outstanding	14,499,532 as of February 28, 2014 (1)

Common Stock to be Outstanding Immediately after the Offering (2)

17,666,198 shares which does not include up to 500,000 shares that the Underwriters may acquire to cover over-allotments pursuant to the over-allotment option or up to 100,000 shares (3% of the Offering) issuable upon exercise of the Underwriters’ warrants.

Option to Purchase Additional Shares

The Underwriters have the option to purchase up to 500,000 additional shares (15% of the Offering) from the Company to cover over-allotments. The Underwriters can exercise the option at any time within 45 days from the date of this prospectus.

Use of Proceeds

We estimate that the net proceeds to the Company from the sale of common stock that we are offering will be approximately $17,670,000 after deducting the Underwriters’ fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $6.00 per share, and (ii) the Underwriters do not exercise their over-allotment option.  We intend to use the net proceeds approximately as follows: (a) $10.5 million to acquire AirPatrol Corporation a developer of mobile device identification and locating systems (see “Business - Pending Acquisition – AirPatrol Corporation”); (b) $2.0 million to expand our sales and marketing efforts, including expansion of our Washington D.C. office; (c) $4.0 million for future strategic acquisitions; and (d) the remainder for working capital and other general corporate purposes.  We will not receive any of the proceeds from the sale of shares by the Selling Stockholder.  See “Use of Proceeds.”

Dividend Policy

We have never declared any cash dividends on our common stock.  We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future.  See “Dividend Policy.”

OTC Symbol	SYRX Pink. We have applied for a listing on the Nasdaq Capital Market under the symbol SYRX, which listing upon the effective date of this prospectus is a condition to this Offering.

(1)

Gives retroactive effect to a proposed one-for two reverse stock split in connection with the pricing of this Offering.  Includes up to 1,381,000 shares of common stock reserved for issuance to all former shareholders of Shoom, some of whom have not yet exchanged their shares. Also, includes 400,000 shares of common stock sold to Geneseo Communications (“Geneseo”) on February 24, 2013, at $5.20 per share pursuant to a Securities Purchase Agreement. The Company and Geneseo entered into a strategic relationship to collaborate on the development and introduction of cloud services through Geneseo’s newest data center ColoHub. See “Business – Overview.”

(2)	Does not include 2,067,210 shares issuable upon exercise of outstanding options and 411,262 shares issuable upon exercise of outstanding warrants.

Reverse Stock Split and Listing Application

Our Board of Directors and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio of approximately one-for two with our Board of Directors retaining the discretion as to whether to implement the reverse split and the exact exchange ratio to implement.  We anticipate that immediately following the effectiveness of the registration statement of which this prospectus forms a part, and in connection with the pricing of this Offering, our Board of Directors will determine the reverse stock split ratio.  For purposes of this prospectus, we have assumed a one-for two ratio for all historical share and per share data (but not the historical financial statements) to approximate the assumed initial public offering price of $6.00 per share.

The reverse stock split is intended to allow us to meet the minimum share price requirement of Nasdaq.  We have applied for such listing of our common on Nasdaq, which is a condition to this Offering.  If the application is not approved, we will not complete this Offering or effect the reverse stock split, and the shares of our common stock will continue to be traded on the OTC Pink Market.

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in our common stock.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited consolidated financial statements of the Company appearing elsewhere in this prospectus. You should read the summary consolidated financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes to such financial statements.

Statement of Operations Data:

	Years Ended December 31,
	(Audited)
	2013	2012
Revenues Net	$50,571,557	$4,237,789
Cost of Revenues	$38,317,246	$2,344,592
Gross profit	$12,254,311	$1,893,197
Total Operating Expenses	$16,170,215	$2,348,611
Loss from Operations	$(3,915,904)	$(455,414)
Other Income (expense)	$(619,558)	$(329,211)
Net (Loss) Income	$(4,535,462)	$(784,625)
Net (Loss) Income Attributable to Non-Controlling Interest	$(272,058)	$(90,779)
Dividends	$-0-	$0
Net Loss Attributable to Stockholders of Sysorex	$(4,263,404)	$(693,846)
Basic and Diluted
Net Loss Per Share	$(0.17)	$(0.04)
Weighted Average Number of Shares Outstanding	24,575,556	17,962,586
Pro forma basic and diluted net loss per share - after reverse stock split	$(0.35)	$(0.08)
Pro forma weighted average number of basic and diluted common shares outstanding - after reverse stock split	12,287,778	8,981,293

Balance Sheet Data:

	December 31,
	2013	2012
	(Audited)
Cash and Cash Equivalents	$2,103,955	$8,301
Other Current Assets	$17,483,996	$418,482
Property and Equipment, Net	$290,665	$49,238
Other Assets	$5,959,400	$1,139,091
Intangibles	$7,328,331	$-
Goodwill	$5,707,580	$-
Total Assets	$38,873,927	$1,615,112

Total Current Liabilities	$27,440,258	$6,182,953
Total Long Term Liabilities	$5,136,801	$-0-
Common Stock	$28,189	$17,988
Additional Paid-In Capital	$21,517,362	$6,130,440
Due from Sysorex Consulting	$(665,554)	$(665,554)
Accumulated other comprehensive income	$3,048	$-
Accumulated Deficit	$(13,105,962)	$(8,842,558)
Stockholders’ Equity (Deficiency) Attributable to Sysorex Global Holdings Corp.	$7,777,083	$(3,359,684)
Non-Controlling Interest	$(1,480,215)	$(1,208,157)
Total Stockholdings Equity (Deficiency)	$6,296,868	$(4,567,841)
Total Liabilities and Stockholders’ Equity	$38,873,927	$1,615,112

	Proforma Stockholders' Equity (Deficiency) after stock split as of
	December 31,
	2013	2012
Common Stock	$14,095	$8,994
Additional Paid-In Capital	$21,531,457	$6,139,434
Due from Sysorex Consulting	$(665,554)	$(665,554)
Accumulated other comprehensive income	$3,048	–
Accumulated Deficit	$(13,105,962)	$(8,842,558)
Stockholders’ Equity (Deficiency) Attributable to Sysorex Global Holdings Corp.	$7,777,083	$(3,359,684)
Non-Controlling Interest	$(1,480,215)	$(1,208,157)
Total Stockholders Equity (Deficiency)	$6,296,868	$(4,567,841)

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock being offered under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us, the Selling Stockholder and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents and are not necessary complete, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described below.

We will distribute annual reports to our stockholders, including financial statements audited and reported on by an independent registered public accounting firm. Any or all reports and other documents we will file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for sale the shares of our common stock being offered pursuant to this prospectus, are available at the SEC’s website www.sec.gov, as well as our website www.sysorex.com. If you do not have Internet access, requests for copies of such documents should be directed to Ms. Wendy Loundermon, the Company’s Chief Financial Officer, at Sysorex Global Holdings Corp., 3375 Scott Blvd., Suite 440, Santa Clara, CA 95054; Tel: 703-356-2900.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Consolidated Operations

Since we have recently acquired Lilien Systems and Shoom, it is difficult for potential investors to evaluate our future consolidated business.

We completed the Lilien Acquisition on March 20, 2013 and the Shoom Acquisition on September 6, 2013.  Therefore, our limited combined operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities.  Therefore, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a newly combined business.  These risks are described below under the risk factor titled  “Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.”   In addition, while the former members of Lilien and the shareholders of Shoom have indemnified the Company from any undisclosed liabilities there may not be adequate resources to cover such indemnity.  Furthermore, there are risks that Lilien’s and Shoom’s vendors, suppliers and customers may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We need the proceeds of this Offering to complete the acquisition of AirPatrol and execute our business plan which financing may otherwise not be available on reasonable terms or at all.

As of December 31, 2013, we had $2,103,955 cash on hand.  On March 20, 2013, we entered into a revolving credit line for $5 million from Bridge Bank, N.A. which was increased to $6,000,000 with a $750,000 term loan on August 29, 2013.  As of February 28, 2014, the Company owed $5,823,809 under its revolving credit line and $750,000 under the term loan which matures August 27, 2016. In view of our business plan we require the proceeds of this Offering to execute the same and fund business operations long enough to achieve profitability. Specifically, we have allocated approximately $10.5 million, or approximately 50% of the gross proceeds of the Offering for a pending acquisition, which we are unable to acquire without the proceeds of the Offering. We expect that this Offering will be for approximately 20% of the outstanding shares of common stock of the Company.  Future financings through equity investments will also be dilutive to existing stockholders.  Also, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuance of incentive awards under employee equity incentive plans, which may have additional dilutive effects. Further, in connection with this Offering, we will incur substantial costs, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs while there is no assurance such offering will be completed.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations accordingly.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion

The Lilien and Shoom Acquisitions require a substantial expansion of the Company’s systems, workforce and facilities. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of the Lilien and Shoom Acquisitions is expected to place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources.  Lilien’s growth strategy includes broadening its service and product offerings, implementing an aggressive marketing plan and employing leading technologies.  There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand.  We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel.  The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.  There can be no assurance that the Company would be able to accomplish such an expansion on a timely basis. If the Company is unable to affect any required expansion and is unable to perform its contracts on a timely and satisfactory basis, its reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in a contract terminations and significant liability. Any such result would adversely affect the Company’s business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which would hurt our financial performance.

In addition to employees hired from Lilien, Shoom and any other companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources at the parent company level.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including software programs and sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.   In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

We have allocated a substantial portion of the net proceeds of this Offering to expand our business, in part, through future acquisitions, but we may not be able to complete the pending acquisition or identify or complete suitable acquisitions, which could harm our financial performance.

Acquisitions are a significant part of our growth strategy. We have allocated approximately $14.5 million of the net proceeds of the Offering for strategic acquisitions including approximately $10.5 million for AirPatrol Corporation. See “Use of

Proceeds.” We continually review, evaluate and consider potential investments and acquisitions.  In such evaluations, we are required to make difficult judgments regarding the value of business opportunities and the risks and cost of potential liabilities.  We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. Although we have identified several acquisition considerations, we may be unable to implement our growth strategy if we cannot reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

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the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

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we may find that the acquired company or technologies do not improve market position as planned;

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we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

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key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

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we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

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we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements;

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our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

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we may incur one-time write-offs or restructuring charges in connection with the acquisition;

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we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

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we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that we will successfully integrate Lilien and Shoom or profitably manage any other acquired business. In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If we are unable to comply with certain financial and operating restrictions in our credit facilities, we may be limited in our business activities and access to credit or may default under our credit facilities

Pursuant to our existing credit facility with Bridge Bank, N.A., all of the Company’s and our subsidiaries’ assets, other than excluded and future projects are secured with our senior lender.  As of February 28, 2014 the Company owed approximately $5.8 million under its revolving line of credit and $750,000 under a term loan.  Provisions in our credit facilities and debt instruments impose restrictions or require prior approval on our and certain of our subsidiaries’ ability to, among other things:

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incur additional debt;

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pay cash dividends and make distributions;

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make certain investments and acquisitions;

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guarantee the indebtedness of others or our subsidiaries;

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redeem or repurchase capital stock;

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create liens or encumbrances;

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enter into transactions with affiliates;

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engage in new lines of business;

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sell, lease or transfer certain parts of our business or property;

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restrictions on incurring obligations for capital expenditures;

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issue additional capital stock of the Company or any subsidiary of the Company;

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acquire new companies and merge or consolidate.

These agreements also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding.  If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all.  Our failure to repay our bank indebtedness would result in the bank foreclosing on all or a portion of our assets and force us to curtail our operations.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.  If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel.  A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

The loss of our Chief Executive Offer or other key personnel may adversely affect our operations.

The Company’s success depends to a significant extent upon the operation, experience, and continued services of certain of its officers, including our CEO, as well as other key personnel.  While our CEO and the executive officers of Lilien and Shoom are all employed under employment contracts, there is no assurance we will be able to retain their services.  The loss of our CEO or several of the other key personnel could have an adverse effect on the Company.  If a CEO or other executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience.  In addition, our CEO, CFO and other key personnel do not have prior experience in SEC reporting obligations.  Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us.  The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, including those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our public sector customers.

Our sales to our public sector customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for approximately 10% of 2013 net sales. An adverse change in government spending policies (including budget cuts at the federal level resulting from sequestration), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs, software publishers, and wholesale distributors. For the year ended December 31, 2013, we purchased approximately 83% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor partner.  In the event we were to lose one of our significant vendor partners, our business could be adversely affected.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources.  We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not registered copyrights on any of the software we have developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

Our performance and ability to compete are dependent to a significant degree on our proprietary technology. Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes.  Common law protection may be narrower than that which we could obtain under registered copyrights.  As a result, we may experience difficulty in enforcing our copyrights against certain third party infringements.  As part of our confidentiality-protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information.  There can be no assurance that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable.  The laws of other countries may afford us little or no protection of our intellectual property.  We also rely on a variety of technology that we license from third parties.  There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated.  Any such delays would materially and adversely affect our business.

Risks Related to Lilien and Shoom’s Business and Industry

Our growth is dependent on increasing sales to our existing clients and obtaining new clients, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing clients by identifying additional opportunities to sell more of Lilien or Shoom’s products and services, and our ability to obtain new clients depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales from Lilien or Shoom’s existing clients or to obtain new clients in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our results depend on the continued growth of the market for IT products and services, which is uncertain.

Lilien’s IT products and services solutions are designed to address the growing markets for off-premises services (including migrations, consolidations, cloud computing and disaster recovery), technology integration services (including storage and data protection services and the implementation of virtualization solutions) and managed services (including operational support and client support). These markets are still evolving. Competing technologies and services or reductions in corporate spending may reduce the demand for our products and services.

Decreases, or slow growth, in the newspaper publishing industry may adversely affect Shoom’s customers and negatively impact our results from the Shoom operations.

The newspaper industry as a whole, is experiencing challenges to maintain and grow print circulation and revenues. This results from, among other factors, increased competition from other media, particularly the growth of electronic media, and shifting preferences among some consumers to receive all or a portion of their news other than from a newspaper. Shoom’s customer base is focused on the newspaper publishing industry and therefore its sales will be subject to the future of newspaper industry. Sysorex plans to help Shoom expand into other verticals but there is no guarantee that it will be successful or how long that will take.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in IT. Failure by us to anticipate and meet Lilien’s clients’ technological needs could adversely affect our competitiveness and growth prospects.

Lilien operates and competes in an industry characterized by rapid technological innovation, changing client needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement IT solutions that anticipate and respond to rapid changes in technology, the IT industry, and client needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We operate in a highly competitive market and Lilien and Shoom may be required to reduce the prices for its products and services to remain competitive, which could adversely affect our profitability and financial condition.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors. Finally, we may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our services.

Lilien faces substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

Lilien and Shoom’s profitability is dependent on the rates we are able to charge for our products and services. The rates we are able to charge for our products and services are affected by a number of factors, including:

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our clients’ perceptions of our ability to add value through our services;

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introduction of new services or products by us or our competitors;

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our competitors’ pricing policies;

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our ability to charge higher prices where market demand or the value of our services justifies it;

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procurement practices of our clients; and

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general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our profit margin and our profitability could suffer.

Lilien’s sales are subject to quarterly and seasonal variations that may cause significant fluctuations in our operating results.

The timing of our revenues can be difficult to predict. Our sales efforts involve educating our clients about the use and benefit of the products we sell and our services and solutions, including their technical capabilities and potential cost savings to an organization. Clients typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales during a given period.

In addition, many of our clients spend a substantial portion of their IT budgets in the second half of the year. Other factors that may cause our quarterly operating results to fluctuate include changes in general economic conditions and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by cyclical trends. As a result, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance.

A delay in the completion of our clients’ budget processes could delay purchases of Lilien and Shoom’s products and services and have an adverse effect on our future revenues.

We rely on our clients to purchase products and services from us to maintain and increase our earnings, and client purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific client are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

Lilien’s profit margins depend, in part, on the volume of products and services sold, and we may be unable to achieve increases in our profit margins in the future.

Given the significant levels of competition that characterize the IT reseller market, it is unlikely that Lilien will be able to increase gross profit margins through increases in its sales of IT products alone. Any increases in its gross profit margins in the future will depend, in part, on the growth of our higher margin businesses such as IT consulting and professional services. In addition, low margins increase the sensitivity of our results of operations to increases in costs of financing. Any failure by us to maintain or increase our gross profit margins could have a material adverse effect on our financial condition and results of operations.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our clients. Lilien currently has its company data center located in Larkspur, California, and Shoom has its data center in Los Angeles, California, which are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

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damage to or failure of our computer software or hardware or our connections;

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errors in the processing of data by our systems;

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computer viruses or software defects;

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physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

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increased capacity demands or changes in systems requirements of our clients; and

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errors by our employees or third-party service providers.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

Lilien and Shoom’s services and solutions involve storing and replicating mission-critical data for our clients and are highly technical in nature. If client data is lost or corrupted, our reputation and business could be harmed.

Lilien’s data center and technology integration services and Shoom’s software-as-a-service solutions include storing and replicating mission-critical data for our clients. The process of storing and replicating that data within their data centers or at our facilities is highly technical and complex. If any data is lost or corrupted in connection with the use of our products and services, our reputation could be seriously harmed and market acceptance of our IT solutions could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by clients. Any errors, defects or security vulnerabilities discovered in our solutions after use by clients could result in loss of revenues, loss of clients, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings and solutions.

Lilien does not have long-term recurring revenue generating contracts with its clients, and its clients may cease providing new purchase orders at any time or reduce the amount of purchases they make that would depress Lilien’s revenues and harm our results of operations.

Our operations depend upon our relationships with our clients. Lilien’s revenues are typically driven by purchase orders received every month. The majority of Lilien’s revenues come from one time purchase orders that do not guarantee any future recurring revenues.  Approximately twenty five percent of Lilien’s revenues are recurring and based on contracts that range from 1-5 years for warranty and maintenance support.  For these contracts the customer is invoiced one time and pays Lilien up front for the full term of the warranty and maintenance contract. Revenue from these contracts is determinable ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Lilien’s clients may cease providing new purchase orders at any time, may elect not to renew such contracts, cancel and request a refund of maintenance/warranty services that have not yet been provided (upon 30 days advance written notice) or reschedule purchases. If clients cease providing us with new purchase orders, diminish the services purchased from us, cancel executed purchase orders or delay future purchase orders, Lilien’s revenues would be negatively impacted, which could have a material adverse effect on our business and results of operations. There is no guarantee that we will be able to retain or generate future revenue from Lilien’s existing clients or develop relationships with new clients.

There is a risk that Lilien could lose a large client without being able to find a ready replacement.

The loss of any large client, the failure of any large client to pay its accounts receivable on a timely basis or a material reduction in the amount of purchases made by any large client could have a material adverse effect on our business, financial position, results of operations and cash flows.

Consolidation in the industries that we serve or from which we purchase could adversely affect our business.

Clients that Lilien or Shoom serve may seek to achieve economies of scale by combining with or acquiring other companies. If two or more of our current clients combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work. If two or more of our suppliers merge or consolidate operations, the increased market power of the larger company could also increase our product costs and place competitive pressures on us. Any of these possible results of industry consolidation could adversely affect our business.

The loss of any key manufacturer or distributor relationships, or related industry certifications, could have an adverse effect on our business.

As part of Lilien’s end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. Lilien differentiates itself from its competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold. There can be no assurance that we will be able to retain these relationships with our manufacturers and distributors, that we will be able to retain the employees holding these manufacturer and industry certifications, or that our employees will maintain their manufacturer or industry certifications. The loss of any of these relationships or certifications could have a material adverse effect on our business.

Lilien may experience a reduction in the incentive programs offered to us by our vendors.

Lilien receives payments and credits from vendors, including consideration pursuant to volume sales incentive programs and marketing development funding programs. These programs are usually of finite terms and may not be renewed or may be changed in a way that has an adverse effect on us. Vendor funding is used to offset, among other things, inventory costs, costs of goods sold, marketing costs and other operating expenses. Certain of these funds are based on our volume of net sales or purchases, growth rate of net sales or purchases and marketing programs. If we do not grow our net sales over prior periods or if we are not in compliance with the terms of these programs, there could be a material negative effect on the amount of incentives offered or paid to us by vendors. No assurance can be given that we will continue to receive such incentives or that we will be able to collect outstanding amounts relating to these incentives in a timely manner, or at all. Any sizeable reduction in, the discontinuance of, or a significant delay in receiving or the inability to collect such incentives, particularly related to incentive programs with Lilien’s largest partner, Hewlett-Packard Company, could have a material adverse effect on our business, results of operations and financial condition. If we are unable to react timely to any fundamental changes in the programs of vendors, including the elimination of funding for some of the activities for which we have been compensated in the past, such changes would have a material adverse effect on our business, results of operations and financial condition.

Lilien or Shoom may need additional cash financing and any failure by Lilien to obtain cash financing, could limit our ability to grow Lilien’s business and develop or enhance our service offerings to respond to market demand or competitive challenges.

Lilien and Shoom management believe that their respective current cash and cash flow from operations should be sufficient to meet its anticipated cash needs for at least the next 12 months. Lilien may, however, require additional cash resources due to changed business conditions or other future developments, including any new lines of business it may decide to pursue. If these resources are insufficient to satisfy their cash requirements, Lilien and/or Shoom may seek additional cash from the parent company. If we are unable to raise the required cash, their ability to grow their business and develop or enhance its service offerings to respond to market demand or competitive challenges could be limited.

Lilien relies on inventory financing and vendor credit arrangements for its daily working capital and certain operational functions, the loss of which could harm our financial condition.

Lilien relies on its inventory financing and vendor financing arrangements for daily working capital and to fund equipment purchases for our technology sales business. The loss of any of our inventory financing or vendor credit financing arrangements, a reduction in the amount of credit granted to us by our vendors, or a change in any of the material terms of these arrangements could increase our need for and the cost of working capital and have a material adverse effect on our future results. These credit arrangements are discretionary on the part of our creditors and require the performance of certain operational covenants. There can be no assurance that we will continue to meet those covenants and failure to do so may limit availability of, or cause us to lose, such financing. There can be no assurance that such financing will continue to be available to us in the future on acceptable terms.

If Lilien cannot collect its receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Lilien’s business depends on its ability to successfully obtain payment from its clients of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Lilien’s clients may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions, or lack of an approved budget.  An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our clients for any reason, our business and financial condition could be adversely affected.

Risks Relating to AirPatrol’s Business and Industry

Approximately 50% of the proceeds from this Offering are anticipated to be used in connection with the acquisition of AirPatrol.  The acquisition of AirPatrol may result in the following additional risks to the Company.

Because AirPatrol derives substantially all of its revenues and cash flows from sales of a limited range of products, failure of these products to satisfy customer demands or to achieve increased market acceptance would adversely affect our proposed business, results of operations, financial condition and growth prospects.

AirPatrol derives and expects to continue to derive a substantial portion of its revenues and cash flows from sales of its products. As such, the market acceptance of its products is critical to our continued success. Demand for AirPatrol’s products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the mobile device management market. We expect the proliferation of mobile devices to lead to an increase in the data security demands of our customers, and AirPatrol’s products may not be able to scale and perform to meet those demands. If AirPatrol is unable to continue to meet customer demands or to achieve more widespread market acceptance of its products, our business operations, financial results and growth prospects will be materially and adversely affected.

AirPatrol financial statements have been prepared assuming that such company will continue as a going concern.

The audited financial statements of AirPatrol Corporation for the fiscal years ended December 31, 2013 and 2012 have been prepared assuming such company will continue as a going concern. As discussed in Note 2 of those financial statements, the continuation of such company as a going concern is dependent upon management’s plans, which include the raising of capital through debt and/or equity markets until such time that funds provided by operations are sufficient to fund working capital requirements. Its independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about AirPatrol’s ability to continue as a going concern in their audit report for the fiscal years ended December 31, 2013 and 2012. The Company believes that following the acquisition AirPatrol will be self-sufficient and the uncertainty surrounding its ability to continue as a going concern will be alleviated based upon current sales orders and cash flow and the expectation that the majority of existing liabilities will be satisfied with the cash consideration payable to AirPatrol in connection with the acquisition, therefore resulting in minimal, if any, impact on the ongoing business operations of the Company following the acquisition. While the Company does not expect that AirPatrol will require additional capital from the Company following the acquisition other than the consideration received in the acquisition, there can be no assurance that AirPatrol will be successful in its efforts and it may require additional unanticipated funding from the Company which may have an adverse effect on the Company and its operations.

If AirPatrol is unable to sell additional products and services to its customers, our future revenue and operating results may suffer.

The future success of AirPatrol depends, in part, on its ability to expand the deployment of its platform with existing customers by selling additional products to secure other areas of its customers’ portfolio, and by upselling additional subscription services to provide more robust mobile device security. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which AirPatrol’s customers purchase additional products and services depends on a number of factors, including the perceived need for additional mobile device security products and services, as well as general economic conditions.  If AirPatrol’s efforts to sell additional products and services to its customers are not successful, our business may suffer.

AirPatrol also depends on its installed customer base for future support and maintenance revenues. If customers choose not to continue renewing their support and maintenance or seek to renegotiate the terms of support and maintenance agreements prior to renewing such agreements, our revenue may decline.

Managing the supply of AirPatrol’s products and product components is complex. Insufficient supply and inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm gross margins.

Third-party manufacturers procure components and build AirPatrol’s products based on forecasts, and AirPatrol generally does not hold inventory for a prolonged period of time. These forecasts are based on estimates of future demand for AirPatrol’s products, which are in turn based on historical trends and analyses from AirPatrol’s sales and marketing organizations, adjusted for overall market conditions.

AirPatrol’s inventory management systems and related supply chain tools may not be able to forecast accurately and effectively manage supply of its products. If AirPatrol ultimately determines that it has excess supply, AirPatrol may have to reduce its prices and write-down inventory, which in turn could result in lower gross margins. If AirPatrol’s actual component usage and product demand are lower than the forecast, AirPatrol accrues for losses on manufacturing commitments in excess of forecasted demand.

Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages, or quality problems, at one of AirPatrol’s manufacturing partners would negatively affect sales of AirPatrol’s product lines manufactured by that manufacturing partner and adversely affect our business and operating results.

Defects, errors, or vulnerabilities in AirPatrol’s products or services or the failure of AirPatrol’s products or services to prevent a security breach, could harm the reputation of us and AirPatrol, and adversely impact our results of operations.

Because AirPatrol’s products and services are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by customers. Defects may cause AirPatrol’s products to be vulnerable to advanced persistent threats (APTs) or security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target,  AirPatrol may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in AirPatrol’s subscription updates or products could result in a failure of AirPatrol’s services to effectively update customers’ hardware products and thereby leave customers vulnerable to APTs or security attacks.

Any defects, errors or vulnerabilities in AirPatrol’s products could result in:

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Expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

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Delayed or lost revenue;

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Loss of existing or potential customers or partners;

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Increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

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Litigation, regulatory inquiries, or investigations that may be costly and harm our reputation

AirPatrol’s current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future.

Developing products and related enhancements in our field is expensive.  AirPatrol’s investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated.  AirPatrol may not achieve the cost savings or the anticipated performance improvements expected, and AirPatrol may take longer to generate revenue from products in development, or generate less revenue than expected.

AirPatrol’s future plans include significant investments in research and development and related product opportunities. AirPatrol and our management believe that AirPatrol must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, AirPatrol may not receive significant revenue from these investments in the near future, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

Misuse of AirPatrol’s products could harm the reputation of us and AirPatrol, and divert resources.

AirPatrol’s products may be misused by customers or third parties that obtain access to AirPatrol’s products. For example, AirPatrol’s products could be used to protect information kept by criminals from government agencies. Such use of AirPatrol’s products for censorship could result in negative press coverage and negatively affect our reputation.

If the general level of advanced attacks declines, or is perceived by current or potential customers to have declined, this could harm the business of AirPatrol, and our financial condition, operating results and growth prospects.

AirPatrol’s business is substantially dependent upon enterprises and governments recognizing that APTs and other security attacks are pervasive and are not effectively prevented by legacy security solutions. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of APTs and security attacks and help to provide an impetus for enterprises and governments to devote resources to protecting against attacks, such as testing our platform, purchasing it, and broadly deploying it within their organizations. If APTs and other security attacks were to decline, or enterprises or governments perceived that the general level of attacks has declined, AirPatrol’s ability to attract new customers and expand its offerings for existing customers could be materially and adversely affected.

If AirPatrol’s products do not effectively interoperate with its customers’ IT infrastructure, installations could be delayed or cancelled, which would harm the business of AirPatrol, and our financial condition, operating results and growth prospects.

AirPatrol’s products must effectively interoperate with its customers’ existing or future IT infrastructure, which often has different specifications, utilizes multiple protocol standards, deploys products from multiple vendors, and contains multiple generations of products that have been added over time. As a result, when problems occur in a company’s infrastructure, it may be difficult to identify the sources of these problems. If AirPatrol finds errors in the existing software or defects in the hardware used in its customers’ infrastructure, AirPatrol may have to modify its software or hardware so that its products will interoperate with the infrastructure of its customers. In such cases, AirPatrol’s products may be unable to provide significant performance improvements for applications deployed in the infrastructure of its customers. These issues could cause longer installation times for AirPatrol’s products and could cause order cancellations, either of which would adversely affect our business, results of operations and financial condition.  In addition, other customers may require products to comply with certain security or other certifications and standards.  If AirPatrol’s products are late in achieving or fail to achieve compliance with these certifications and standards, or competitors sooner achieve compliance with these certifications and standards, AirPatrol may be disqualified from selling its products to such customers, or may otherwise be at a competitive disadvantage, either of which would harm our business, results of operations, and financial condition.

Failure to protect AirPatrol’s intellectual property rights could adversely affect our financial condition, operating results and growth prospects.

The success of both Sysorex and AirPatrol depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States so that we can prevent others from using our inventions and proprietary information.  If Sysorex or AirPatrol fail to protect intellectual property rights adequately, competitors might gain access to our technology, and our business might be adversely affected. However, defending our intellectual property rights might entail significant expenses. Any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain.

We may not be able to integrate AirPatrol into our ongoing business operations, which may result in our inability to fully realize the intended benefits of the AirPatrol acquisition, or may disrupt our current operations, which could have a material adverse effect on the our business, financial position and/or results of operations.

If we successfully consummate the acquisition of AirPatrol, we plan to integrate the operations of AirPatrol into our business, and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations.  Furthermore, integration involves a number of risks, including, but not limited to:

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difficulties or complications in combining the companies' operations;

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differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

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the diversion of management's attention from our ongoing core business operations;

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increased exposure to certain governmental regulations and compliance requirements;

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the potential loss of key personnel who choose not to remain with AirPatrol or Sysorex;

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the potential loss of key customers or suppliers who choose not to do business with the combined business;

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difficulties or delays in consolidating AirPatrol’s information technology platforms, including implementing systems designed to continue to ensure that the Company maintains effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

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unanticipated costs and other assumed contingent liabilities;

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difficulty comparing financial reports due to differing financial and/or internal reporting systems;

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making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

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possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the AirPatrol acquisition, which could have a material adverse effect on our business, financial condition and/or results of operations.

Even if we are able to successfully operate AirPatrol within Sysorex, we may not be able to realize the revenue and other synergies and growth that we anticipate from the acquisition in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

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the possibility that the acquisition may not further our business strategy as we expected;

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the possibility that we may not be able to expand the reach and customer base for AirPatrol’s current and future products as expected;

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the possibility that we may not be able to expand the reach and customer base for Sysorex’s products as expected;

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the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable; and

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the fact that the acquisition will substantially expand our mobile device security business, and we may not experience anticipated growth in that market.

As a result of these risks, the AirPatrol acquisition and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisition.

A significant portion of the purchase price for our acquisition of AirPatrol is allocated to goodwill and intangible assets that are subject to periodic impairment evaluations. An impairment loss could have a material adverse impact on our financial condition and results of operations.

On a pro forma basis, we anticipate acquiring approximately $16 million of goodwill and $18 million of intangible assets relating to our acquisition of AirPatrol, if this acquisition is consummated.  As required by current accounting standards, we review intangible assets for impairment either annually or whenever changes in circumstances indicate that the carrying value may not be recoverable.  The risk of impairment to goodwill is higher during the early years following an acquisition. This is because the fair values of these assets align very closely with what we paid to acquire the reporting units to which these assets are assigned. As a result, the difference between the carrying value of the reporting unit and its fair value (typically referred to as “headroom”) is smaller at the time of acquisition.  Until this headroom grows over time, due to business growth or lower carrying value of the reporting unit, a relatively small decrease in reporting unit fair value can trigger impairment charges.  When impairment charges are triggered, they tend to be material due to the size of the assets involved.  Our business would be adversely affected, and impairment of goodwill could be triggered, if any of the following were to occur: higher attrition rates than planned as a result of the competitive environment or our inability to provide products and services that are competitive in the marketplace, lower-than-planned adoption rates by AirPatrol customers, higher-than-expected expense levels to provide services to clients, and changes in our business model that may impact one or more of these variables.

Our business may be harmed by the contingent earn-out obligations in connection with the AirPatrol acquisition.

In connection with the AirPatrol acquisition, we have incurred the obligation to make a contingent earn-out payment if certain financial targets of the acquired business are met over a specified period. Contractual provisions relating to the contingent earn-out obligation include covenants to operate the acquired businesses in a manner that may not otherwise be most advantageous to us. These provisions may also result in the risk of litigation relating to the calculation of the earn-out obligation amount due as well as the operation of the acquired business.  Such litigation could be expensive and divert management attention and resources.  We can give no assurance that our contingent obligations, including the associated covenants relating to the operation of the acquired business, will not otherwise adversely affect our business, liquidity, capital resources or results of operations.

We will incur substantial costs in connection with the AirPatrol acquisition.

We and AirPatrol expect to incur a number of non-recurring transaction fees and other costs associated with completing the AirPatrol acquisition and combining the operations of the two companies, including legal and accounting fees and potential liabilities. These fees and costs will be substantial and many of them will be incurred regardless of whether the acquisition is consummated.  Additional unanticipated costs may also be incurred in the integration of the businesses of Sysorex and AirPatrol.  If the total costs and indebtedness incurred in completing the AirPatrol acquisition exceed estimates, the financial results of the combined company may be materially adversely affected, which may adversely affect the value of our common stock following the closing of the offering.

Consummation of the AirPatrol acquisition may expose us to additional liabilities, and insurance and indemnification coverage may not fully protect us from these liabilities.

If the AirPatrol acquisition is consummated, we may be exposed to unknown or contingent liabilities associated with AirPatrol, and if these liabilities exceed our estimates, our results of operations and financial condition may be materially and negatively affected.  As a part of the AirPatrol acquisition, the AirPatrol parties have agreed to indemnify us for any breaches of representations, warranties or covenants in the related Merger Agreement, within the one year period following the closing of the acquisition.  Indemnification of Sysorex is limited to (a) 50% of the total Merger Consideration (defined hereafter) paid to AirPatrol’s shareholders for intellectual-property related claims, and (b) 1,600,000 shares of common stock and $2 million for all other types of claims.  AirPatrol agreed to a holdback escrow into which 1,600,000 shares of common stock shall be deposited and held for one year following the closing of the acquisition.  Shares of common stock would be cancelled out of the holdback escrow, and returned to Sysorex (instead of to the AirPatrol merger consideration recipients), in the event that Sysorex is owed compensation under the indemnification provisions.  In addition, up to $2 million out of the potential $10 million earn-out shall be available to pay indemnification claims to Sysorex.   Notwithstanding the foregoing, if indemnification claims exceed the value of the shares held in the holdback escrow, the $2 million available from any potential earn-out, and amounts recoverable under applicable insurance policies of AirPatrol, we may be required to absorb losses relating to the AirPatrol acquisition. While we reserve amounts to pay for any losses in connection with acquisitions in accordance with GAAP, those reserves may not be adequate over time to cover actual losses, and if any such losses exceed the reserved amount, we would recognize losses to the extent of such excess, which would adversely affect our net income and stockholders’ equity and, depending on the extent of such excess losses, could adversely affect our business.

The risks arising with respect to the historic business and operations of AirPatrol may be different than we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.

Although we performed significant financial, legal, technological and business due diligence with respect to AirPatrol, we may not have appreciated, understood or fully anticipated the extent of the risks associated with the acquisition.  As mentioned above, we have secured indemnification for certain matters from the former equity holders of AirPatrol in order to mitigate the consequences of breaches of representations, warranties and covenants under the Merger Agreement and the risks associated with historic operations, including those with respect to compliance with laws, accuracy of financial statements, financial reporting controls and procedures, tax matters and undisclosed liabilities, and certain matters known to us. We believe that the indemnification provisions of the Merger Agreement, together with the holdback escrow and insurance policies that AirPatrol and we have in place will limit the economic consequences of the issues we have identified in our due diligence to acceptable levels. Notwithstanding our exercise of due diligence and risk mitigation strategies, the risks of the acquisition and the costs associated with these risks may be greater than we anticipate. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

Risks Relating to Sysorex’s Business and Industry

We depend on the U.S. Government for a substantial portion of our business and the recent budget impasse together with changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

A substantial portion of our U.S. revenues from Sysorex Government Service’s operations have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. Government. Consequently, the Company’s revenues are highly dependent on the Government’s demand for computer systems and related services. Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with the Department of Homeland Security, the Intelligence Community and other departments and agencies.  Cost cutting including through consolidation and elimination of duplicative organizations and insurance has become a major initiative for DoD.  The funding of our programs is subject to the overall U.S. Government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions.  It is expected that U.S. Government spending on IT will decrease from 6% CAGR during the first decade of the 21st Century to 3%.  (Source:  Market Research Media - U.S. Federal IT Market Forecast 2013-2018).  The overall level of U.S. defense spending increased in recent years for numerous reasons, including increases in funding of operations in Iraq and Afghanistan.  However, with the winding down of both wars, defense spending levels are becoming increasingly difficult to predict and are expected to be affected by numerous factors. Such factors include priorities of the Administration and the Congress, and the overall health of the U.S. and world economies and the state of governmental finances.

The Budget Control Act of 2011 enacted 10-year discretionary spending caps which are expected to generate over $1 trillion in savings for the U.S. Government, a substantial portion of which comes from DoD baseline spending reductions. In addition, the Budget Control Act of 2011 provides for additional automatic spending cuts (referred to as “sequestration”) totaling $1.2 trillion over nine years which are being implemented beginning in the current U.S. Government fiscal year ending September 30, 2013 (GFY13). These reduction targets will further reduce DoD and other federal agency budgets. Although the Office of Management and Budget has provided guidance to agencies on implementing sequestration cuts, there remains much uncertainty about how exactly sequestration cuts will be implemented and the impact those cuts will have on contractors supporting the government. In light of the budget impasse over raising the debt ceiling, we are not able to predict the impact of budget cuts, including sequestration, on our Company or our financial results. However, we expect that budgetary constraints and concerns related to the national debt will continue to place downward pressure on DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts - particularly those with unobligated balances - and programs and could adversely impact our operations, financial results and growth prospects.

Significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.  In addition, we are involved in U.S. Government programs, which are classified by the U.S. Government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

The U.S. Government Systems integration business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues and profitability.

Large computer systems integration contracts awarded by the U.S. Government are few in number and are awarded through a formal competitive bidding process, including IDIQ, GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that the Company will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that the Company will prevail in any ensuing legal protest. The Company’s failure to secure a significant dollar volume of U.S. Government contracts in the future would adversely affect the Company.

The U.S. Government Systems integration business is intensely competitive and subject to rapid change. The Company competes with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. Government market. Many of the existing and potential competitors have greater financial, operating and technological resources than the Company. The competitive environment may require us to make changes in our pricing, services or marketing.  The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues.  Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers.  Our response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, any of which could harm our business and/or financial condition.

Our financial performance is dependent on our ability to perform on our U.S. Government contracts, which are subject to termination for convenience, which could harm our financial performance.

Sysorex Government Service’s financial performance is dependent on our performance under our U.S. Government contracts.  The Company’s strategy is to pursue a limited number of relatively large contracts. As a result, prior to the Lilien Acquisition, the Company derived a significant portion of its revenues from a small number of contracts. Government customers have the right to cancel any contract for its convenience. An unanticipated termination of, or reduced purchases under, one of the Company’s major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition.  If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. Government contracts, disqualification from bidding on future U.S. Government contracts and suspension or debarment from U.S. Government contracting that could adversely affect our financial condition.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers and may impose added costs on our business.  U.S. Government contracts generally are subject to the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, department-specific regulations that implement or supplement DFAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (DFARS) and other applicable laws and regulations.  We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts.  These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. Government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. Government agencies. The termination of any of the Company’s significant Government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

The U.S. Government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. Government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. Government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts are recompeted. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts which would have a negative impact on our operations.

Most of Sysorex’s current U.S. Government contracts are multi-award, multi-year indefinite delivery/indefinite quantity (“IDIQ”) task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts.  If we are unable to control costs or if our initials cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations.  The U.S. Government has the right to enter into contract with other suppliers, which may be competitive with the Company’s IDIQ contracts. The Company also performs fixed priced contracts under which the Company agrees to provide specific quantities of products and services over time for a fixed price.  Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that the Company will realize over the term of such contracts.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. government contracts and depress our potential revenues.

Many U.S. government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, as well as lose existing contracts, which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. Government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. Government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. Current uncertain economic conditions heighten the risk of financial stress of our subcontractors, which could adversely impact their ability to meet their contractual requirements to us. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. Government.

Historical liabilities may adversely affect the Company.

Sysorex has been operating since 2002. During our past history, the Company has had its share of financial and operational issues. In the United States the Company suffered from an under-performing sales team; losses in operations; lack of proper working capital; protests on lost contract bids; supplier liabilities; etc. Sysorex Government Services has worked through most of these issues and has become profitable once again. Sysorex Federal no longer has any contracts and we are attempting to negotiate and settle the outstanding liabilities with vendors of approximately $394,000 which are several years old.  This may be adverse to our credit rating and reputation.

Sysorex Arabia is currently without contracts and is unable to repay its indebtedness, which could have an adverse impact on our financial condition.

As of December 31, 2013, Sysorex Arabia had minimal cash, $749,000 in deposits and $38,000 in other assets and inter-company balances and debts. Sysorex Arabia had an accumulated deficit balance of approximately $1,560,000. Sysorex Arabia’s largest contract was with Optical Connections Corp.’s (“OCC”), main contractor Tuwaiq Communications. This contract was to build three data centers to support OCC’s FTTH (Fiber to the Home) Network. It was signed in April 2008 and put on hold soon after because of OCC’s financial and legal troubles. The Saudi Arabian Telecom Agency has cancelled OCC’s license and we anticipate our contract will be cancelled as well. Sysorex Arabia will need to determine whether or not it will pursue legal recourse. Therefore, Sysorex Arabia is currently without business and is seeking new contracts. Sysorex Arabia also has aging liabilities due to vendors, employees, social insurance payments, and partners amounting to approximately $2.7 million. This has been a result primarily of the OCC Data Center project as revenue and cash-flow projections did not materialize because of the delays.  Sysorex Arabia is working with local suppliers on payment plans.

Included in Sysorex Arabia’s liabilities is a judgment in the amount of $800,000 for non-performance by Sysorex’s shareholder.  That amount has been paid by the shareholder and Sysorex Arabia is waiting for the Saudi Courts to remove this judgment and release it from any claims. Sysorex Arabia has taken on several loans to finance the losses to date and to pay some liabilities.  In the event that any unsatisfied claims are made against the Company, this could have a material adverse effect on our financial condition if not resolved satisfactorily, as Sysorex Arabia would not be expected to satisfy its liabilities.

Our international business exposes us to geo-political and economic factors, regulatory requirements and other risks associated with doing business in foreign countries.

Our foreign operations pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address. We have foreign operations in the Middle East and expect to do business in South Asia.  These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. Our international sales are subject to U.S. laws, regulations and policies, including the International Traffic in Arms Regulations (ITAR) and the Foreign Corrupt Practices Act (see below) and other export laws and regulations. Due to the nature of our products, we must first obtain licenses and authorizations from various U.S. Government agencies before we are permitted to sell our products outside of the U.S. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that certain sales will not be prevented or delayed. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

Our international sales are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs.  As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively impact our results of operations and financial condition.

We are also subject to a number of other risks including:

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the absence in some jurisdictions of effective laws to protect our intellectual property rights;

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multiple and possibly overlapping and conflicting tax laws;

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restrictions on movement of cash;

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the burdens of complying with a variety of national and local laws;

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political instability;

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currency fluctuations;

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longer payment cycles;

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restrictions on the import and export of certain technologies;

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price controls or restrictions on exchange of foreign currencies; and

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trade barriers.

Our international operations are subject to special U.S. government laws and regulations, such as the Foreign Corrupt Practices Act, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our international operations are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations and deal with governmental customers in countries known to experience corruption, including certain countries in the Middle East and in the future, the Far East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

As a U.S. defense contractor we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity.  We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. We may experience similar security threats to the information and technology systems that we develop, install or maintain under customer contracts. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. Government contracts, business operations and financial results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world.  Weak economic conditions generally, sustained uncertainty about global economic conditions, skepticism about the resolution of U.S. fiscal cliff negotiations and the implementation of resulting agreements, concerns about future scheduled budgetary cuts and that the U.S. government may reach its debt ceiling in 2014, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows.  Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, and the real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

Risks Related to Our Common Stock

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS “Act.  We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our directors and executive officers beneficially own a significant number of shares of our common stock.  Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business .

As of the date of this prospectus, our executive officers and directors beneficially own approximately 40% of our shares of Common Stock.  As a result, our executive officers and directors may be able to:  elect or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote.  Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation.  As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our articles of incorporation and by-laws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

Under our articles of incorporation, our Board of Directors may issue additional shares of common or preferred stock.  Our Board of Directors has the ability to authorize “blank check” preferred stock without future shareholder approval.  This makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares and/or any other transaction that might otherwise be deemed to be in their best interests, and thereby protects the continuity of our management and limits an investor’s opportunity to profit by their investment in the Company.  Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

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diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

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putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board of Directors, or

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effecting an acquisition that might complicate or preclude the takeover.

Nevada Anti-Takeover Law may discourage acquirers and eliminate a potentially beneficial sale for our stockholders.

We are subject to the provisions of Section 78.438 of the Nevada Revised Statutes concerning corporate takeovers.  This section prevents many Nevada corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 5% of our assets, and an interested stockholder includes a stockholder who owns 10% or more of our outstanding voting stock, as well as affiliates and associates of these persons.  Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

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the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

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on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

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on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our articles of incorporation eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law.  This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission.  Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

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conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

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in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding.  If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

Upon the effective date of this prospectus, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.  Our Chief Executive Officer and Chief Financial Officer will need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures.  As a result, we will incur significant legal, accounting and other expenses.  Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account and certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be quoted on the OTC PINK or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act.  Notwithstanding our diligence, certain internal controls deficiencies may not be detected.  As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.  We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile and you may not be able to resell your shares at or above the initial public offering price.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

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our ability to execute our business plan and complete prospective acquisitions;

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changes in our industry;

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competitive pricing pressures;

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our ability to obtain working capital financing;

•

additions or departures of key personnel;

•

limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•

sales of our common stock (particularly following effectiveness of this registration statement);

•

operating results that fall below expectations;

•

regulatory developments;

•

economic and other external factors;

•

period-to-period fluctuations in our financial results;

•

our inability to develop or acquire new or needed technologies;

•

the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

•

changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•

the development and sustainability of an active trading market for our common stock; and

•

any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things.  We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a low price for our shares of common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans. Furthermore, our securities are currently traded on the OTC Pink where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. However, it is a condition to the Offering that our securities be listed for trading on a national securities exchange. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

If you purchase shares of our common stock in this Offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the adjusted net tangible book value per share after giving effect to this Offering of $5.54 per share as of December 31, 2013, based on an assumed initial public offering price of $6.00 per share and an assumed one-for-two reverse split ratio, because the price that you pay will be substantially greater that the net book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock, and if the Underwriter exercises the over-allotment option or any of our outstanding options or warrants are exercised, you will incur further dilution. See “Dilution.”

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issuable upon the effectiveness of this registration statement, upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC.  As of February 28, 2014, approximately 2,266,000 shares of common stock of the 14,499,532 shares issued and outstanding were free trading and all but approximately 400,000 had been held for more than six months. An affiliate may sell an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held one year.

Sales of substantial amounts of our common stock in the public market after this Offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this Offering, we will have approximately 17,666,198 shares of common stock outstanding (assuming none of our outstanding warrants are exercised). All of the 3,333,333 shares of common stock (or 3,833,333 shares if the Underwriters exercise in full their over-allotment option to purchase additional shares) sold in this Offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We and each of our officers, directors and stockholders owning 2% or more of our common stock have agreed, subject to certain exceptions, not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days following the date of this prospectus, without the prior written consent of Wellington Shields & Co.  However, Geoffrey Lilien, CEO of Lilien and a director of the Company is a Selling Stockholder in this Offering and is selling $1 million of the shares offered hereby.

In addition, as of February 28, 2014, there were 411,262 shares subject to outstanding warrants, 2,067,210 shares subject to outstanding options (including 625,000 outside of our plan) and an additional 1,192,290 shares (as amended) reserved for future issuance under our 2011 Employee Stock Incentive Plan that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended.  Moreover, after this Offering, holders of an aggregate of 3,000,000 shares of common stock held by the former Lilien members and 1,381,000 shares by the Shoom shareholders may not be sold for 180 days from the date of this prospectus.  However, they will have rights, subject to some conditions, to require us to file registration statements covering their shares of to include their shares in registration statements that we may file for ourselves or other stockholders.  If such holders, by exercising their registration rights, cause a large numbers of securities to be registered and sold into the public market, these sales could have an adverse effect on the market price for our common stock.  See “Shares Eligible for Future Sale - Rule 144”.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our Company.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the Federal Securities laws.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are based on current expectations, estimates, forecasts and projections about us, our future performance, our beliefs and management’s assumptions.  They are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,”  ”forecast,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company’s corporate strategy or an inability to execute its strategy due to unanticipated changes; and (iv) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.  We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

USE OF PROCEEDS

We estimate that the net proceeds to the Company from the sale of common stock that we are offering will be approximately $17,670,000 after deducting the underwriters’ fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $6.00 per share, and (ii) that the Underwriter does not exercise its over-allotment option.

We intend to use such net proceeds for the following purposes:

•

Approximately $10.5 million to acquire AirPatrol Corporation, a developer of mobile device identification and locating systems, including approximately $500,000 allocated for fees and expenses incurred and to be incurred in connection with said acquisition. The Company has entered into an Agreement and Plan of Merger to acquire 100% of the capital stock of AirPatrol Corporation in the mobile cyber-security and location-based services (LBS) space with leading-edge solutions and proprietary intellectual property. AirPatrol develops indoor device locationing, monitoring and management technologies for mobile devices operating on WiFi, cellular and wideband RF network.  We expect to complete the acquisition following the date of this prospectus with a portion of the proceeds of this Offering. See “Business - Pending Acquisition – AirPatrol Corporation” for the terms of this transaction and additional information concerning AirPatrol.

•

Approximately $2.0 million to hire sales and marketing personnel for our Sysorex and Lilien subsidiaries and to expand our Washington, D.C. office for Sysorex Government Services.  See “Business - Sales and Marketing; and Properties.”

•

Approximately $4.0 million to fund in whole or in part, strategic acquisitions for which we currently do not have any agreements or understandings. See “Business - Corporate Strategy.”

•

The remaining net proceeds will be used for working capital and general corporate purposes.

The allocation of net proceeds to the Company from this Offering set forth above represents the Company’s current intentions.  This allocation is based upon our present plans, and certain assumptions regarding current economic and industry conditions and the Company’s future prospects. In the event the acquisition of AirPatrol Corporation cannot be completed, the Company will seek out other potential acquisitions consistent with its business strategy. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, results from our research and development efforts, business developments and opportunities and related rate of growth, sales and marketing activities and competition.  Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this Offering.  We may find it necessary or advisable to use portions of the proceeds from this Offering for other purposes.  From time to time, we evaluate these purposes and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this Offering, is being optimized.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Pink under the symbol SYRX since June 2, 2011.  Prior thereto, it was quoted under the symbol SFTL. As of February 28, 2014 there were 629 holders of record of our common stock.

The following table sets forth the high and low bid closing prices for our common stock for the periods indicated, as reported by the OTC Pink.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  All prices reflect a 1 for 20 reverse split effected by the Company on June 3, 2011 and the assumed 1 for 2 reverse split to be effected by the Company upon the date of this prospectus.

Period	High	Low
Year Ending December 31, 2014
January 1, 2014 through February 28, 2014	$6.40	$4.50

Year Ended December 31, 2013
October 31, 2013 through December 31, 2013	$6.90	$2.00
July 1, 2013 through September 30, 2013	$7.00	$4.80
April 1, 2013 through June 30, 2013	$3.00	$2.00
January 1, 2013 through March 31, 2013	$3.20	$0.68

Year Ended December 31, 2012
October 1, 2012 through December 31, 2012	$2.04	$0.80
July 1, 2012 through September 30, 2012	$2.40	$2.04
April 1, 2012 through June 30, 2012	$4.40	$0.48
January 1, 2012 through March 31, 2012	$4.36	$1.68

Year Ended December 31, 2011
October 1, 2011 through December 31, 2011	$4.16	$4.04
July 1, 2011 through September 30, 2011	$11.60	$5.60
April 1, 2011 through June 30, 2011	$40.00	$11.60
January 1, 2011 through March 31, 2011	$3.20	$0.56

The last report sales price of our common stock on the OTC Pink on March 20, 2014 was $6.00 per share.

We have applied for the listing of our common stock on the Nasdaq Capital Market, however, cannot assure you that our application will be approved.  Approval of our application is a condition to completion of this Offering.

Dividend Policy

Sysorex Global Holdings Corp. has not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Registration Rights Agreements

The Company has entered into registration rights agreements concerning an aggregate of 4,920,584 shares of common stock, all of which holders have waived such rights for this registration statement. Pursuant to the March 20, 2013 Lilien acquisition, the Company agreed to register its 3,000,000 shares issued to the former Lilien Members of which 166,667 shares are registered for the Selling Stockholder under this Offering. Under the Registration Rights Agreements dated March 15, 2013 and August 29, 2013, the Company agreed to register 83,334 and 56,250 shares of common stock, respectively, underlying warrants issued to Bridge Bank, N.A. in connection with credit facilities. Pursuant to the Shoom Acquisition, the Company agreed to register 1,381,000 shares issued to the former Shoom Shareholders following the effective date of this registration statement. Pursuant to the Agreement and Plan of Merger dated December 20, 2013, between the Company and AirPatrol, the Company agreed to register the 2,000,000 shares on a subsequent registration statement  within 30 days of the Closing of the AirPatrol acquisition. No sales are permitted under lock-up agreements with any of these shareholders until six months after the effective date of this registration statement. Pursuant to the sale of 400,000 shares of common stock to Geneseo Communications, Inc. on February 24, 2014, the Company agreed to piggy-back registration rights for such shares.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013:

•

in each case after giving retroactive effect to a proposed one-for-two reverse stock split based on an assumed $6.00 per share initial public offering price;

•

on an actual basis;

•

on an as adjusted basis, giving effect to the sale by the Company of 3,166,666 shares of common stock in this Offering at an assumed public offering price of $6.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	As of December, 2013
	Actual	As Adjusted (2)
Total long-term debt	$291,663	$291,663
Shareholders’ equity:
Common stock, par value $0.001 per share: 50,000,000 shares of common stock authorized; 14,094,532 shares issued and outstanding, actual, and 17,261,198 shares issued and outstanding, as adjusted.	14,095	17,261 (3)
Additional paid-in capital	21,517,362	39,184,196
Accumulated deficit	(13,105,962)	(13,105,962)
Total stockholders’ equity	6,296,868	23,966,868
Total capitalization	11,433,669	24,258,531

(1)  Does not include: (i) outstanding warrants to purchase an aggregate 411,262 shares of Common Stock; (ii) 1,442,210 shares of Common Stock issuable upon exercise of outstanding options under our plan and 625,000 options outside of our plan as of February 28, 2014, and (iii) 400,000 shares of Common Stock sold at $5.20 per share to Geneseo Communications Inc. on February 24, 2014.

(2)  Assumes that $19,000,000 of our common stock is sold in this Offering at $6.00 per share and that the net proceeds thereof are approximately $17,670,000 after deducting underwriting discounts and commissions and our estimated expenses.  If the Underwriters’ over-allotment option is exercised in full, net proceeds will increase to approximately $20,460,000.

(3)  Includes shares issuable to the former Shoom shareholders who have not yet exchanged the certificates representing their Shoom shares.

DILUTION

As of December 31, 2013, the Company had a pro forma net tangible deficit of approximately ($9,739,043) or ($0.69) per share of Common Stock. All share and per share data give relative effect to a proposed one-for-two reverse stock split based on an assumed $6.00 per share initial offering price. Pro forma net tangible book value per share represents the Company’s total tangible assets of $25,838,016 less its total liabilities of $35,577,059, divided by the aggregate 14,094,532 number of shares of common stock outstanding, including shares issuable to former Shoom Stockholders who have not yet exchanged the certificates representing their Shoom shares. After giving effect to the sale of the 3,166,666 shares of common stock offered hereby by the Company (at an assumed initial public offering price of $6.00 per share and after deducting the estimated offering expenses of $200,000 payable by the Company) and the receipt of $17,670,000 proceeds therefrom, the Company’s pro forma net tangible book value at December 31, 2013 would have been approximately $7,930,957 or $0.46 per share based on 17,261,198 shares issued and outstanding. This represents an immediate increase in net tangible book value per share of $1.15 to existing stockholders and an immediate dilution of $5.09 per share to the investors purchasing the shares of common stock offered hereby. The following table illustrates this dilution per share:

Assumed initial offering price per share		$6.00
Pro forma net tangible deficit per share as of December 31, 2013	$(0.69)
Increase in net tangible book value attributable to new investors	$$1.15
Pro forma net tangible book value per share after the Offering		$0.46
Dilution per share to new investors		$5.54

The following table summarizes, on a pro forma basis, as of December 31, 2013, the total number of shares of common stock purchased from the Company, the total consideration paid, and the average price per share paid, by existing stockholders and by new investors, assuming an initial offering price of $6.00 per share, before deducting the estimated offering expenses:

						Average
	Shares Purchased			Total Consideration		Price Per
	Number		Percent	Amount	Percent	Share

Existing Stockholders	14,094,532	(1)	81.7%	$21,545,551	53.1%	$1.53
New Investors	3,166,666	(2)	18.3%	$19,000,000	46.9%	$6.00
Total	17,261,198		100.0%	$40,545,551	100%

(1)

Includes shares issuable to the former Shoom shareholders who have not yet exchanged the certificates representing their Shoom shares. Does not include as of February 28, 2014, outstanding warrants to purchase an aggregate 411,262 shares of Common Stock, 1,442,210 shares of Common Stock issuable upon exercise of outstanding options under our 2011 Employee Stock Incentive Plan, and 625,000 options granted outside of our plan, as well as 400,000 shares sold in February 2014 to a private investor for $2,080,000. The Company has reserved an additional 1,192,290 shares plus an additional amount equal to 10% of the shares issued in the aggregate in the prior year of Common Stock for future option and restricted stock grants under the Company’s 2011 Employee Stock Incentive Plan. The exercise of these options and warrants would result in further dilution to new investors. See “Management—Employee Stock Options.” “Certain Relationships and Related Transactions” and “Description of Securities”.

(2)

Does not include 166,667 shares to be sold by the Selling Stockholder to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties.  Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Except where indicated, all share and per share data in this section, as well as the consolidated financial statements, do not reflect the proposed reverse stock split and will not until after the registration statement, of which this prospectus is a part, is declared effective.

Overview

Sysorex Global Holdings Corp. provides a variety of IT services and technologies that enable customers to manage, protect and monetize their enterprise assets whether on-premise, in the Cloud, or via mobile. Historically, our customer base was 100% public sector, however, that has changed significantly with the acquisitions we have made in 2013. Currently, approximately 90% of the revenues we earn are from commercial enterprises and approximately only 10% are from government agencies.  Our goal is to continue to build our private and public sector offerings and contracts. We intend to do this by acquiring other businesses.  On March 1, 2013, we acquired Lilien Systems, an enterprise IT infrastructure solutions provider with over $40 million in annual revenue, in exchange for a combination of 3,000,000 (6,000,000 pre-split) shares of common stock and $3 million in cash from debt financing. Subsequently, on August 31, 2013, we acquired Shoom, Inc. (“Shoom”) a provider of Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries with over $4 million in annual revenue, in exchange for a combination of 1,381,000 (2,762,000 pre-split) shares of common stock and $2.5 million in cash. The cash portion was funded by the excess working capital we obtained from the Shoom acquisition. Finally, on December 20, 2013, as amended on February 28, 2014, we signed an Agreement and Plan of Merger to acquire AirPatrol Corporation (“AirPatrol”) for a purchase price equal to (a) $10,000,000 in cash, subject to certain adjustments, allocated to and among certain creditors, payees, holders of AirPatrol’s issued and outstanding capital stock and (b) 2,000,000 (4,000,000 pre-split) shares of Company common stock. See “Business - Pending Acquisition - AirPatrol Corporation.”

The acquisitions of Lilien and Shoom have expanded our depth of enterprise service offerings, including Big Data services and Cloud-based advanced analytics, while providing premier partnership status with leading vendors in IT infrastructure. Shoom also provides Sysorex with secure Cloud-based software products which result in higher gross margins. These acquisitions reflect our business strategy, the purpose of which is to transform Sysorex from a services company to a technology company. We believe the acquisitions of Lilien and Shoom also provide us with an opportunity for vertical market and geographic expansion. We are focusing our primary efforts on the U.S. market in the near-term but reserve the right to pursue international acquisitions and business opportunities. We have a small operating unit in Saudi Arabia and we intend to seek government contracts there. This unit does not represent a significant portion of our business and a failure to obtain contracts from the Saudi Arabian government will not have a material impact on our revenues or operations.

Cyber security and Big Data analytics are the areas we are targeting because we believe, based on industry data, that these are growing market segments. For example, security of all forms, especially cyber-security, are significant growth areas (source: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013), and Sysorex intends to increase its role in this sector. Gartner predicts that by 2015, 20% of Global 1000 organizations will have established a strategic focus on information infrastructure equal to that of application management. This is one of five Gartner predictions about Big Data and information infrastructure discussed in “Predicts 2013: Big Data and Information Infrastructure;” a November 30, 2012 report that describes in detail how the Big Data phenomenon will affect organizations, resources and information infrastructure. Our plan is to acquire technology companies, some of which may have patented technology, which we believe will give us an advantage over our competitors. However, the IT services and technologies industry is extremely competitive and many of the providers in the industry are extremely large and well financed. Therefore, there is a risk that the technologies we acquire or develop might not be able to compete with the better-financed marketing and sales efforts of our larger competitors or that the technology could become obsolete if our competitors develop better products.

Recent events in the federal government including the on-going budget impasse and sequestration can impact our business with the federal government. However, our government contracts are less than 10% of our total revenues. Specifically, Congressional action could delay payment on our current contracts, delay the award of contracts that we have under submission and delay the release of task orders from the government on its contracts, including the U.S. Navy SPAWAR contract. The budget impasse and sequestration are long-term issues that we believe will have a minimal impact on our business, because we are focused on cyber security and Big Data analytics, which we believe will continue to receive funding. We believe both of these will be growth areas for the government despite budget challenges because of the increased need for solutions in this space and recent high profile events, such as NSA information leaks by Edward Snowden and LexisNexis information leaks such as the Social Security number of the United States First Lady along with millions of other Americans, that have made it more of a focus. Our government contracts are typically three to five years and we believe that our recent historical government contract revenues will be indicative of future government contact based revenues. New contracts are expected to be accretive.

Lilien’s revenues are typically driven by purchase orders that are received on a monthly basis. Approximately 25% of these purchase orders are contracts that range from one to five years for warranty and maintenance support and are recurring. For these contracts the customer is invoiced one time and pays Lilien upfront for the full term of the warranty and maintenance contract. Revenue from these contracts is determinable ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Lilien has a 29-year history and track record with a senior management team that we expect will continue to successfully generate and grow Lilien’s business. Lilien also has a high repeat customer rate of approximately 60% annually. Lilien’s revenues are diversified over hundreds of customers and no one customer exceeds 15% of its revenues. Management believes this diversification provides stability to Lilien’s revenue streams.

Shoom’s software-as-a-service (SaaS) contracts are typically performed for periods of one or more years and Shoom has a high customer retention rate. Shoom offers eSolutions including eTearsheets, invoicing, CRM, and other products and services to 750 newspapers in the Cloud. Cloud or SaaS based analytics is a growing market that Sysorex intends to pursue beyond the media vertical that Shoom is in today. According to industry sources, Cloud based business analytics and business intelligence is expected to grow from $5.2 billion in 2013 to $16.52 billion in 2018 a 25.8% CAGR (source: PRWeb Article - Cloud Analytics Market is Growing at an Estimated CAGR of 25.8% & to Reach $16.52 Billion by 2018 - New Report by Markets and Markets April 2, 2013.) Shoom has been in business for over 10 years and has been providing its Cloud solutions for over four years.

The Lilien and Shoom acquisitions significantly impacted our results of operations for the year ended December 31, 2013, as indicated in the discussion below. The results show a net loss which was attributable, in part, to certain one-time non-recurring charges related to the Lilien and Shoom acquisitions, resulting in our incurring significant legal, accounting, due diligence, financing and general and administrative expenses as compared to the expenses incurred in the comparable period in 2012.

We believe the accretive impact of our acquisition strategy is becoming evident as the year ended December 31, 2013 included ten months of Lilien’s revenues and four months of Shoom’s revenues. We anticipate synergies and operational efficiencies to improve revenues and profitability for both Sysorex and Lilien, especially in Q3 and Q4 when Lilien’s business is historically stronger as a result of customer budgeting processes. Sysorex’ U.S. government operations are profitable and this division is expected to grow based on the U.S. Navy SPAWAR contract awarded to Sysorex earlier this year.  The U.S. Navy SPAWAR contract has started releasing task orders in Q1 2014 and other awards are expected later in the year, now that the budget impasse is resolved. With the addition of Shoom we believe that our liquidity will improve significantly as Shoom’s business model generates 78% gross margins. We believe that our shift to technology based business lines like Shoom and other future acquisitions will increase our customer base and, in turn, increase revenues to a level that will allow us to achieve profitability.

Pending Acquisition

In the event we are able to acquire AirPatrol, as discussed in other sections of this prospectus, management anticipates that Sysorex will generate additional revenue and income in 2014 and 2015, based on projections for which our management and AirPatrol believes there is a reasonable basis, however, there is no guarantee AirPatrol will meet the anticipated targets. AirPatrol’s customer base consists primarily of government agencies and may be affected by government delays and shut downs. Management presently expects that any additional cash consideration to be paid for AirPatrol through the contemplated earn out arrangement will be funded primarily through AirPatrol’s 2014 operations with little reliance upon the Company’s other financial resources, however, any decrease in AirPatrol’s projected 2014 results of operations may alter this plan.

JOBS Act

Pursuant to Section 107 of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies.  We have irrevocably elected to opt out of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in note 2 of the audited financial statements for the years ended December 31, 2013 and 2012. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

We are a system integrator and consulting services company that provides IT solutions and services to its customers with revenues derived primarily from the sale of third-party hardware and software products, software, assurance, licenses and other consulting services, including maintenance services. The products and services we sell, and the manner in which they are bundled, are technologically complex and the characterization of these product and services require judgment in order to apply revenue recognition policies. For all these revenue sources, we determine whether we are the principal or agent in accordance with Accounting Standards Codification Topic, 605-45 Principal Agent Considerations.

We allocate the total arrangement consideration to the deliverables based on an estimated selling price of our products and services and report revenues containing multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: third-party computer hardware, third-party software, third-party hardware and software maintenance (a.k.a. support), and third-party services. We determine the estimated selling price using cost plus a reasonable margin for each deliverable, which was based on our established policies and procedures for providing customers with quotes, as well as historical gross margins for our products and services. From time to time our personnel are contracted to perform installation and services for the customer. In situations where we bundle all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately.  Our revenue recognition policies vary based upon these revenue sources and the mischaracterization of these products and services could result in misapplication of revenue recognition polices.

We recognize revenue when the following criteria are met (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Generally, these criteria are met upon shipment to customers with respect to the sales of hardware and software products. With respect to our maintenance and other service agreements, this criteria is met once the service has been provided. Revenue from the sales of our services on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. We recognize revenue for sales of all services on a fixed fee ratably over the term of the arrangement as such services are provided. The Company evaluates whether the revenues it receives from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services should be recognized on a gross or net basis on a transaction by transaction basis. We maintain primary responsibility for the materials and procedures utilized to service our customers, even in connection with the sale of third party-products and maintenance services as we are responsible for the fulfillment and acceptability of the products and services purchased by our customers. In addition, the nature of the products sold to our customers are such that they need configuration in order to be utilized properly for the purposes intended by the customer and therefore we assume certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retain general inventory risk upon customer return or rejection. Our customers rely on us to develop the appropriate solutions and specifications applicable to their specific system and then integrate any such required products or services into their systems. As described above, we are responsible for the day to day maintenance and warranty services provided in connection with all of our existing customer relationships, whether such services are ultimately provided directly by the Company and its employees or by the applicable third party service provider. As of the date of this filing, after an evaluation of all of our existing customer relationships, we have concluded that we are the primary obligor to all of our existing customers and therefore recognize all revenues on a gross basis.

Long-lived Assets

We account for our long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

•

significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

•

significant negative industry or economic trends;

•

knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

•

our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. We concluded there were no triggering events to further measure for impairment during the years ended December 31, 2013 or 2012.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended December 31, 2013 and 2012, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Goodwill and Indefinite-lived Assets

We have recorded goodwill and other indefinite-lived assets in connection with our acquisitions of Lilien and Shoom. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. Our goodwill balance and other assets with indefinite lives are evaluated for potential impairment during the fourth quarter of each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, we utilize both the “Income Approach”, which is based on estimates of future net cash flows and the “Market Approach”, which observes transactional evidence involving similar businesses. There was no goodwill impairment for either of the year ended December 31, 2012 or for the year ended December 31, 2013.

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

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Level 1. Quoted prices in active markets for identical assets or liabilities.

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Level 2. Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

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Level 3. Significant unobservable inputs that cannot be corroborated by market data.

The derivative liability was measured at fair value using the Black Scholes pricing model and was classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that we used to determine fair value and the change in fair value of the Company’s derivative liability was

Risk-free interest rate	0.3%
Expected life of option grants	0.5 to 2.0 years
Expected volatility of underlying stock	39%
Dividends	$0

In accordance with the provisions of ASC 815 “Derivatives and Hedging Activities,” (“ASC 815”), we presented the derivative liabilities at fair value on the consolidated balance sheet, with the corresponding changes in fair value recorded in our consolidated statements of operations for the applicable reporting periods. We computed the fair value of the derivative liabilities at the date of issuance and the reporting dates of December 31, 2013 and 2012.

The fair value of conversion options that are convertible at variable rate are deemed to be a “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since, “down-round protection” is not an input into the calculation of the fair value of the conversion option and cannot be considered “indexed to the Company’s own stock” which is a requirement for the scope exception as outlined under ASC 815. The Company determined the fair value of the Binomial Lattice Model and the Black-Scholes Valuation Model to be materially the same. Warrants that have been reclassified to derivative liability that did not contain “down-round protection” were valued using the Black-Scholes model. The Company’s outstanding warrants did not contain any down round protection.

The Black-Scholes option valuation model is used to estimate the fair value of the warrants or options granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options or warrants. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants or options granted.

The fair value of our common stock was derived from the valuation of us using a combination of the discounted cash flows method and comparable companies’ methods that included multiples based upon the last twelve months and forward revenues and earnings before interest, taxes, depreciation and amortization (EBITDA). Management determined that the results of its valuation are reasonable. The term represents the remaining contractual term of the derivative. The volatility rate was developed based on analysis of the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue). The risk free interest rates were obtained from publicly available U.S. Treasury yield curve rates. The dividend yield is zero because we have not paid dividends and do not expect to pay dividends in the foreseeable future.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of its deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the year ended December 31, 2013, based upon certain economic conditions and historical losses through December 31, 2013, management deemed it appropriate and established a full valuation allowance.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of December 31, 2012 and 2013, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2013 and 2012.

Convertible Instruments

We account for hybrid contracts that feature conversion options in accordance with ASC 815 and ASC 480 “Distinguishing Liabilities from Equity”, which require us to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

We account for convertible debt instruments when we have determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options”. We record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt. We also record, when necessary, deemed dividends for the fair value of conversion options embedded in preferred stock.

Derivative Financial Instruments

In connection with the issuance of certain convertible promissory notes, the terms of the convertible notes included an embedded conversion feature which provided for a conversion of the convertible promissory notes into shares of our common stock at a rate which was determined to be variable. We determined that the conversion feature was an embedded derivative instrument pursuant to ASC 815 “Derivatives and Hedging.”

The accounting treatment of derivative financial instruments requires that we record the conversion option and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date. As a result of entering into the convertible promissory notes, we were required to reclassify all other non-employee warrants and options as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. We reassess the classification of the instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

Allowance for Doubtful Accounts

We maintain our reserves for credit losses at a level believed by management to be adequate to absorb potential losses inherent in the respective balances. We assign an internal credit quality rating to all new customers and update these ratings regularly, but no less than annually. Management’s determination of the adequacy of the reserve for credit losses for our accounts and notes receivable is based on the age of the receivable balance, the customer’s credit quality rating, an evaluation of historical credit losses, current economic conditions, and other relevant factors.

As of December 31, 2013 and 2012 allowance for credit losses included a general allowance of $547,672 and $133,180, respectively, due to the aging of the items greater than 120 days outstanding and other potential non-collections.

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our condensed consolidated financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date and are included in our Condensed Consolidated Financial Statements from the acquisition date.

Significant Factors, Assumptions, and Methodologies Used in Estimating Fair Value of Common Stock

We performed valuations to estimate the fair value of our common stock at March 20, 2013 (the “Initial Valuation Date”), the effective date of the acquisition of Lilien, and August 31, 2013 (the “Subsequent Valuation Date”, together with the Initial Valuation Date, the “Valuation Dates”), the effective date of the acquisition of Shoom.  Our valuations consider a number of objective and subjective factors that we believe market participants would consider as of each Valuation Date, including (a) our business, financial condition, and results of operations, including related industry trends affecting our operations; (b) our forecasted operating performance and projected future cash flows; (c) the liquid or illiquid nature of our common stock; (d) liquidation preferences, redemption rights, and other rights and privileges of our common stock; (e) market multiples of our most comparable public peers; (f) recent sales of our securities; and (g) market conditions affecting our industry.

To determine the value of our common stock at each Valuation Date, we considered the following three possible valuation methods (1) the income approach, (2) the market approach and the (2) cost approach to estimate our enterprise value.

The income approach focuses on the income-producing capability of a business by estimating value based on the expectation of future cash flows that a company will generate – such as cash earnings, cost savings, tax deductions, and the proceeds from disposition. These cash flows are discounted to the present using a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and risks associated with the particular investment. The selected discount rate is generally based on rates of return available from alternative investments of similar type, quality, and risk.  We developed a discounted cash flow analysis based on a quantitative analysis of our: (i) forecast of revenue, expense, and profitability data through 2014, (ii)  the Company’s historical financials, and (iii) guideline company/industry growth and margin indications. The financial forecasts were based on assumed revenue growth rates and operating margin levels that took into account our past experience and future expectations. The risks associated with achieving these forecasts were assessed in selecting the appropriate cost of capital rates, 15% as of the Initial Valuation Date and 24% as of the Subsequent Valuation Date.

We also applied the market approach valuation method in determining the fair value of the Company’s common stock at each Valuation Date. This approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets. When applied to the valuation of equity interests, consideration is given to the financial condition and operating performance of the entity being appraised relative to those of publicly traded entities operating in the same or similar lines of business, potentially subject to corresponding economic, environmental, and political factors and considered to be reasonable investment alternatives. We utilized both the public company market multiple method (“PCMMM”) to compare the Company to guideline publicly traded entities and the similar transaction method to determine valuation multiples based on actual transactions that have occurred in the Company’s industry or related industries. After utilizing both the PCMMM and the similar transactions method of the market approach we arrived at an estimated enterprise value for the Company.

In addition to the income approach and market approach valuation methods, we also considered the cost approach as a valuation method. This approach measures the value of an asset by the cost to reconstruct or replace it with another of like utility. This methodology was considered but not used to estimate the value of the Company, as it did not accurately reflect the going concern value of the Company.

When estimating the enterprise value at each Valuation Date and the corresponding value of the common stock, we determined an appropriate weighting between the valuations derived from the PCMM and similar transactions method of the market approach and the income approach. Ultimately, the income approach was used as the primary methodology in valuing the Company’s equity at each of the Valuation Dates, as the Company is an operating entity expected to generate future cash flows for its capital owners and any future sale or transaction is expected to be based on the Company’s future cash flow expectations. For each of the Valuation Dates, a weight of 70% was applied to the results of the income approach (given the most weight due to the fact that the comparable companies identified and used in the market comparable approach were lacking in specific correlation to the Company), 20% to the results of the PCMM and 10% to the results of the similar transaction method.

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March 20, 2013. We determined that the estimated fair value of our common stock at the Initial Valuation Date, upon the closing of the acquisition of Lilien was $1.00 per share (prior to taking into account the anticipated one for two reverse split). Upon applying the income approach, we arrived at an indicated value of invested capital of approximately $40,700,000. Upon applying the PCMM method of the market approach, we arrived at an indicated value for the Company’s invested capital of approximately $30,900,000 and a value of $37,640,000 after applying the similar transactions method. After weighting the valuation methods, as set forth above, we arrived at a concluded value of invested capital of $38,434,000 as of the Initial Valuation Date. After deducting existing interest bearing debt in an amount equal to $6,303,574 and adding anticipated proceeds of $965,163 from the exercise of outstanding options and warrants as of the Initial Valuation Date, the resulting value of equity (on a controlling, marketable basis) as of the Initial Valuation Date was determined to be $33,095,589.  After taking into account a 20% valuation discount equal to $6,619,118 we arrived at the resulting value of $26,476,471 and we concluded that the estimated value per share on a non-controlling, non-marketable basis was $1.00 per share. Management’s determination of the fair value of the Company’s common stock as of the Initial Valuation Date, factored in the Company’s new SPAWAR contract in February 2013 which management anticipated will lead to greater revenue generation as the Company’s largest prime contract award, in addition to the acquisition of Lilien, which expanded our depth of enterprise service offering and provided the Company with premier partnership status with leading vendors in IT infrastructure.

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August 31, 2013. We have determined, on a preliminary basis, that the estimated fair value of our common stock at the Subsequent Valuation Date, the effective date of the acquisition of Shoom was $2.03 per share (prior to taking into account the anticipated one for two reverse split). Upon applying the income approach we arrived at an indicated value of invested capital of approximately $86,800,000 and after applying the PCMM method of the market approach, we arrived at an indicated value for the Company’s invested capital of approximately $83,700,000 and a value of $70,700,000 after applying the similar transactions method. After weighting the valuation methods we arrived at a concluded value of invested capital of $84,570,000 as of the Subsequent Valuation Date. After deducting existing interest bearing debt in an amount equal to $8,532,599 and adding deposits of $919,894 and anticipated proceeds of $1,236,646 from the exercise of outstanding options and warrants as of the Subsequent Valuation Date, the resulting value of equity (on a controlling, marketable basis) as of the Subsequent Valuation Date was determined to be $78,193,941. After taking into account a 20% valuation discount equal to $15,638,788 we arrived at the resulting value of $62,555,153 and we concluded that the estimated value per share on a non-controlling, non-marketable basis was $2.03 per share. The fair value of the Company’s common stock as of the Subsequent Valuation Date was determined by management after considering the acquisition of Shoom which resulted in a further expansion of the Company’s product and service offerings to include cloud-based data analytics and enterprise software products which result in higher gross margins. The Shoom acquisition also fortified the Company’s working capital balance, as Shoom had a $4,000,000 cash balance at the effect date of the acquisition. The determined fair value of our common stock as of the Subsequent Valuation Date is subject to adjustment upon the receipt by management of a valuation analysis with respect to our common stock as of the Subsequent Valuation Date, from a third party valuation firm.

There is inherent uncertainty in our forecasts and projections, and if we had made different assumptions and estimates than those described previously, the determined fair value of our common stock as of each of the Valuation Dates could have been materially different.

The following factors have contributed to the increase in the fair value of the Company’s equity shares from $2.03 (prior to taking into account the anticipated one for two reverse split) at the most recent valuation date, August 31, 2013, and the assumed offering price of $5.50 (after giving effect to an assumed one for two reverse stock split):

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since August 31, 2013, management believes the Company has strengthened its position in its industry as a result of the expansion of its product and service offerings, including big data services, cloud-based data analytics, enterprise solutions and software, and its achievement of premier partnership status with leading vendors in IT infrastructure, resulting from the Company’s recent acquisitions;

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management believes that the integration of Shoom’s high margin yielding secure cloud-based software products into the Company’s overall product mix has enhanced the marketability of the Company’s product and service offerings; and

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management expects increased revenues resulting from cross-selling opportunities created by the each of the Shoom and Lilien acquisitions, and believes that certain overlapping fixed costs may be eliminated, thereby allowing the Company to achieve further operational efficiencies as a result of the acquisitions.

Furthermore, in order to determine the assumed offering price, management has taken into consideration the current market price of the Company’s common stock and value expected to be added to the Company’s common stock upon the acquisition of AirPatrol following the Company’s receipt of the net proceeds of this Offering. Management believes that the acquisition of AirPatrol will increase the value of the Company and estimates that the acquisition will result in the generation of additional revenues and income. In addition, management expects AirPatrol’s technology will serve as a foundation for future product development and services.

Stock-Based Compensation

We account for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

We account for equity instruments issued to employees in accordance with accounting guidance that requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. We recognize compensation costs over the requisite service period of the award, which is generally the vesting term of the equity instrument issued.

The Black-Scholes option valuation model is used to estimate the fair value of the options or their equivalent granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options or warrants. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted.

The principal assumptions used in applying the Black-Scholes model along with the results from the model were as follows:

	December 31, 2013	December 31, 2012
Risk-free interest rate	1.8% to 2.8%	0.7% to 1.8%
Expected life of option grants	10 years	10 years
Expected volatility of underlying stock	39.4% to 39.7%	39.7% to 41.6%

The Company issued the following options and warrants since March 20, 2013:

Date	Pre Split Options/Warrants Granted	Post Split Options/Warrants Granted	Exercise Price	Black Sholes Value of Option	Fair Value of Common Stock per Share
3/20/13	209,500	104,750	$0.40	$133,000	$1.00
3/20/13	166,667	83,334	$0.45	$109,300	$1.00
4/01/13	20,000	10,000	$1.00	$10,400	$1.00
4/08/13	15,000	7,500	$1.00	$7,595	$1.00
8/14/13	81,000	40,500	$1.35	$92,600	$2.03
8/14/13	1,250,000	625,000	$1.35	$1,495,800	$2.03
8/29/13	112,500	56,250	$1.20	$137,100	$2.03
8/31/13	200,000	100,000	$1.30	$238,200	$2.03
11/14/13	5,000	2,500	$1.50	$5,600	$2.03
11/18/13	916,500	458,250	$1.28	$1,102,900	$2.03
1/27/14	20,000	10,000	$2.37	$16,600	$2.03

The Company issued the following shares of common stock as compensation from March 20, 2013 to the date of this filing.

Date	Pre Split Common Shares Issued	Post Split Common Shares Issued	Fair Value of Common Stock per Share		Fair Value of Common Stock Issued
3/20/13	195,000	97,500	$1.00		$195,000
4/8/13	31,746	15,873	$1.00		$31,746
5/2/13	60,000	30,000	$1.00		$60,000
6/30/13	15,000	7,500	$1.00		$15,000
7/8/13	31,746	15,873	$2.03		$64,444
9/30/13	15,000	7,500	$2.03		$30,450
10/1/13	20,000	10,000	$2.03		$40,600
10/8/13	31,746	15,873	$2.03		$64,444
10/11/13	6,875	3,438	$2.03		$13,956
11/6/13	14,286	7,143	$0.70	(A)	$10,000
12/24/13	9,852	4,926	$2.03		$20,000
1/24/14	10,000	5,000	$2.03		$20,300
2/26/14	800,000	400,000	$2.60		$2,080,000

(A)

The 14,286 shares issued on November 6, 2013 were valued at the measurement date of January 25, 2012 and accrued as of the year ended December 31, 2012; they were just not issued until November 6, 2013.

Operating Segments

The Company operates in the following business segments as follows:

•

Information technology solutions services to commercial organizations. These services include enterprise computing and storage, virtualization, business continuity, networking and information technology business consulting services.

•

Information technology and telecommunications solutions and services primarily to government agencies in the United States, (Domestic) and Saudi Arabia (Foreign). The operations include systems integration and consulting, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services.

•

Internet based hosting eServices to its customers located in Europe (Foreign), Canada (Foreign) and the United States (Domestic) by providing Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries.

Prior to the acquisitions of Lilien and Shoom the Company operated in only one segment.

	Information technology solutions services to commercial organizations	Information technology solutions services to U.S. and Foreign Gov'ts	Internet based hosting eServices	Unallocated/ Corporate/Other	Total
Year ended December 31, 2013
Revenues from external customers	$44,559,801	$4,689,083	$1,322,673	$0	$50,571,557
Cost of revenues	$(35,452,041)	$(2,586,327)	$(278,878)	$0	$(38,317,246)
Gross margin	$9,107,760	$2,102,756	$1,043,795	$0	$12,254,311
Depreciation	$83,512	$33,274	$4,284	$814	$121,884
Amortization of Intangibles	$640,479	$0	$181,173	$0	$821,652
Segment profit (loss)	$(541)	$323,346	$268,445	$(5,126,712)	$(4,535,462)

Year ended December 31, 2012
Revenues from external customers	$0	$4,237,789	$0	$0	$4,237,789
Cost of revenues	$0	$(2,344,592)	$0	$0	$(2,344,592)
Gross margin	$0	$1,893,197	$0	$0	$1,893,197
Depreciation	$0	$99,154	$0	$50	$99,204
Amortization of Intangibles	$0	$0	$0	$0	$0
Segment profit (loss)	$0	$510,698	$0	$(1,295,323)	$(784,625)

December 31, 2013
Total property and equipment	$235,515	$16,205	$36,904	$2,041	$290,665
Property and equipment additions	$63,626	$2,746	$11,720	$1,112	$79,204
Intangible assets	$9,283,574	$0	$3,752,337	$0	$13,035,911
Intangible assets additions	$9,283,574	$0	$3,752,337	$0	$13,035,911
Total segment assets	$29,959,069	$3,476,629	$8,822,178	$(3,383,948)	$38,873,928

December 31, 2012
Total property and equipment	$0	$47,495	$0	$1,743	$49,238
Property and equipment additions	$0	$3,521	$0	$0	$3,521
Intangible assets	$0	$0	$0	$0	$-
Intangible assets additions	$0	$0	$0	$0	$-
Total segment assets	$0	$1,613,272	$0	$1,840	$1,615,112

Rounding

All dollar amounts in this section have been rounded to the nearest thousand.

Results Of Operations - For The Year Ended December 31, 2013 Compared To The Year Ended December 31, 2012

Revenues

Revenues for the year ended December 31, 2013 were $50,572,000 compared to $4,238,000 for the comparable period in the prior year. This increase of $46,334,000 was primarily attributable to the Lilien Acquisition effective March 1, 2013 and the inclusion of Lilien’s revenues of $44,560,000 and the Shoom Acquisition effective August 31, 2013 and the inclusion of Shoom’s revenues of $1,323,000 from the effective date of the acquisition. Revenues of $4,689,000 related to the historical Sysorex business were essentially unchanged. Information technology solutions services to commercial organizations revenue was $44,560,000 for the year ended December 31, 2013 and $0 during the comparable period in the prior year as the Company did not do business in this segment prior to the acquisition of Lilien.  Internet based hosting eService revenue was $1,323,000 during the year ended December 31, 2013 and $0 during the comparable period in the prior year as the Company did not do business in this segment prior to the acquisition of Shoom. Information technology solutions services to U.S. and foreign governments revenue was $4,689,000 and $4,238,000 during the comparable period in the prior year which increased slightly due to organic growth.

We expect historical Sysorex business revenues to increase in 2014 as award decisions are made in connection with several outstanding proposals and our U.S. Navy SPAWAR contract has started releasing task orders in Q1 2014, although it is not currently possible to quantify the value of the contract to Sysorex. We also expect an increase in revenue as a result of introductions to the acquired companies’ customers, along with a general increase in the number of proposal opportunities.

Costs of Revenues

Cost of revenues for the year ended December 31, 2013 was $38,317,000 compared to $2,345,000 for the comparable period in the prior year.  This increase of $35,972,000 was primarily attributable to the Lilien Acquisition effective March 1, 2013 and the inclusion of Lilien’s cost of revenues of $35,452,000 and the Shoom Acquisition effective August 31, 2013 and the inclusion of Shoom’s cost of revenues of $279,000 from the effective date of the acquisition. Costs of revenues of $2,586,000 related to the historical Sysorex business were essentially unchanged.  However, we expect historical Sysorex business cost of revenues to increase during 2014 as award decisions are made in connection with several outstanding proposals and our U.S. Navy SPAWAR contract is expected to release a large number of task orders during 2014.

The gross profit margin for the year ended December 31, 2013 was 24.2% compared to 44.7% for the comparable period in the prior year as the year ended December 31, 2013 included Lilien revenues for the months of March through December 2013 which have lower gross profit margins than the Sysorex service revenues. Information technology solutions services to commercial organizations gross margin was 20.4% and Internet based hosting eService gross margin was 78.9% during the year ended December 31, 2013. There are no comparable amounts for the prior year as the Company did not do business in these segments prior to the acquisitions of Lilien and Shoom. The gross margin from information technology solutions services to U.S. and foreign governments (Sysorex’ historical business) was 44.8% for the year ended December 31, 2013 and 44.7% during the comparable period in the prior year.

Operating Expenses

Operating expenses for the year ended December 31, 2013 were $16,170,000 compared to $2,349,000 for the comparable period in the prior year. This increase of $13,821,000 was primarily attributable to the Lilien acquisition effective March 1, 2013 and the inclusion of Lilien’s operating expenses of $9,108,000 and the Shoom acquisition effective August 31, 2013 and the inclusion of Shoom’s operating expenses of $777,000 from the effective date of the acquisition. The remaining operating expenses for the year ended December 31, 2013 were $6,285,000 compared to $2,349,000 for the comparable period in the prior year, which primarily includes $1,772,000 of expenses related to the historical Sysorex business, one-time non-recurring charges of $1,813,000 related to the acquisitions of Lilien, Shoom and AirPatrol for legal, accounting, due diligence, and financing expenses, $543,000 of legal, accounting, professional fees and other costs related to the public offering, and $884,000 of other non-cash stock based compensation that isn’t included as part of the acquisition costs. Operating expenses will increase for reporting and compliance costs once we are a reporting company with the SEC.

Loss From Operations

Loss from operations for the year ended December 31, 2013 was $3,916,000 compared to $455,000 for the comparable period in the prior year. This increase of $3,461,000 was primarily attributable to the historical Sysorex business for the year ended December 31, 2013, which consisted of a loss from operations of $3,936,000 which was attributable to the non-cash and one-time expenses as discussed in the preceding paragraphs.

Other Expense

Other expense consisted primarily of interest expense and derivative liabilities. Such interest expense and derivative liabilities for the year ended December 31, 2013 were $804,000 compared to $332,000 for the comparable period in the prior year. This increase of $472,000 was attributable to $489,000 of non-cash change in the fair value of derivative liability for warrants issued and $86,000 in fees related to the closing of a prior credit facility and the borrowings under the Bridge Bank revolving line of credit in the amount of $4,200,000. The majority of those borrowings were used in connection with the acquisition of Lilien.

Provision for Income Taxes

The was no provision for income taxes for the year ended December 31, 2013 as we were in a net loss position. Deferred tax assets resulting from such losses are fully reserved as of December 31, 2013 and 2012 since, at present we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss Attributable To Non-Controlling Interest

Net loss attributable to non-controlling interest for the year ended December 31, 2013 was $272,000 compared to $91,000 for the comparable period in the prior year. This increase in net loss of $181,000 was attributable to the loss incurred at Sysorex Arabia due to the conclusion of the MODA II contract in January 2013.

Net Loss Attributable To Stockholders of Sysorex Global Holdings Corp.

Net loss attributable to stockholders of Sysorex Global Holdings Corp. for the year ended December 31, 2013 was a loss of $4,263,000 compared to $694,000 for the comparable period in the prior year. This increase of $3,569,000 was attributable to the changes described for the various reporting captions discussed above.

Non-GAAP Financial information

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.  Adjusted EBITDA is used by our Company’s management as the matrix in which it manages the business is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

Adjusted EBITDA for the year ended December 31, 2013 was income of $569,000 compared to income of $83,000 for the comparable period in the prior year. Overall, Adjusted EBITDA compares favorably to the net loss attributable to stockholders of Sysorex Global Holdings Corp. as described in the following paragraph.

The following table presents a reconciliation of net income/loss attributable to stockholders of Sysorex Global Holdings Corp., which is our GAAP operating performance measure, to Adjusted EBITDA for the year ended December 31, 2013 and 2012:

	Year Ended	Year Ended
	December 31, 2013 (unaudited)	December 31, 2012 (unaudited)
Adjusted EBITDA	$569,000	$83,000
Gain on settlement of obligations *	155,000
Other *		3,000
Acquisition expenses of acquisition not consummated - non recurring one time charges		(236,000)
Cost of public offering - non recurring one time charges	(543,000)
Acquisition transaction costs - non-recurring one time charges	(1,495,000)
Stock-based compensation – included in acquisition costs	(318,000)
Stock-based compensation – included in SG&A expense	(883,000)	(113,000)
Stock-based compensation – included in interest expense		(111,000)
Change in the fair value of derivative liability	(489,000)	18,000
Other interest expense	(315,000)	(239,000)
Depreciation and amortization	(944,000)	(99,000)
Net loss attributable to stockholders of Sysorex Global Holdings Corp.	$(4,263,000)	$(694,000)

* - Included on our statement of operations as a component of other income

We rely on Adjusted EBITDA, which is a non-GAAP financial measure:

•

To review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

•

To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

•

As a basis for allocating resources to various projects;

•

As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

•

To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss), and that by including this information we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because:

•

We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, and other non-operating expenses as well as depreciation and amortization which are non-cash expenses;

•

We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

•

We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

•

Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•

Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•

Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

•

Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Lilien LLC and Subsidiary Results Of Operations - for the period from January 1, 2013 to February 28, 2013 compared to the years ended December 31, 2012 and 2011

Revenues

Revenues for the year ended December 31, 2012 were $40,571,000 compared to $35,026,000 for the comparable period in 2011. This increase of $5,545,000 was attributable to Lilien’s organic growth. We expect this growth to continue in 2014. Revenues for the two months ended February 28, 2013 was $5,194,000.

Costs of Revenues

Cost of revenues for the year ended December 31, 2012 was $30,412,000 compared to $25,933,000 for the comparable period in 2011.  This increase of $4,479,000 was primarily attributable to the growth in net sales of hardware, software and services.  As indicated above, we expect revenues and therefore, cost of revenues to increase during 2013 and 2014 due to the expected organic growth. The gross profit margin for the year ended December 31, 2012 was 25% compared to 26% for the comparable period in the prior year. Cost of revenues for the two months ended February 28, 2013 was $3,884,000 with a gross margin of 25%.

Operating Expenses

Operating expenses for twelve months ended December 31, 2012 were $10,718,000 compared to $9,339,000 for the comparable period in 2011. This increase of $1,379,000 was primarily due to the Company's continued expansion sales, increased headcount and related commission and bonus, higher spending in outside professional services, marketing, and increased variable costs associated with the overall growth of the Company's net sales. Operating expenses for the two months ended February 28, 2013 were $2,058,000, which included $99,000 of stock based compensation.

Loss From Operations

Loss from operations for the year ended December 31, 2012 was $559,000 compared to $246,000 for the comparable period in 2011.  This increase of $313,000 was primarily due to increased commission and bonus, increased headcount and higher spending in in professional services connected with IT infrastructure installation and configuration. Loss from operations during the two months ended February 28, 2013 was $748,000. This loss was primarily due to non-recurring one time expenses of the Sysorex acquisition and the first few months of the year are a slower sales period as many companies use their budgets by the end of the year.

Other Income (Expense)

Other income (expense) for twelve months ended December 31, 2012 was an expense of $4,000, as compared to income of $800 for the comparable period in 2011. This increase in expense of $4,800 is immaterial. There was no other income (expense) during the two months ended February 28, 2013.

Provision for Income Taxes

Lilien LLC is organized as a limited liability company and, accordingly, is a “pass through” entity for federal and state income tax purposes whereby the income of Lilien LLC is taxed at the member level. Lilien Systems operates on a break-even basis and there are no current or historical net operating losses or differences between the book and tax basis of assets, or liabilities. Consequently, no provisions for income taxes were recorded for the years ended December 31, 2012 and 2011.

Net Loss

Net Loss for the year ended December 31, 2012 was $563,000 compared to a loss of $245,000 for the comparable period in 2011. This increase of $318,000 was attributable to the changes described for the various reporting captions discussed above. Net loss for the two months ended February 28, 2013 was $748,000 which was attributable to the slower sales period, as described above.

Liquidity And Capital Resources as of December 31, 2013 Compared With December 31, 2012

The Company’s net cash flows used in operating, investing and financing activities for the year ended December 31, 2013 and 2012 and certain balances as of the end of those periods are as follows:

	2013	2012
Net cash used in operating activities	$(2,728,000)	$(472,000)
Net cash provided by (used in) investing activities	1,131,000	(4,000)
Net cash provided by financing activities	3,692,000	259,000
Net increase (Decrease) in cash	$2,095,000	$(217,000)
Cash and cash equivalents at December 31, 2013 and December 31, 2012	2,104,000	8,000
Working capital (deficit) at December 31, 2013 and December 31, 2012	$(7,852,000)	$(5,756,000)

Operating Activities:

Net cash flows related to operating activities during the year ended December 31, 2013 and 2012 were negative $2,728,000 and $472,000, respectively.  The net negative cash flows related to the year ended December 31, 2013 consisted of the following:

$(4,535,000)	Net loss before non-controlling interest
2,939,000	Non-cash expenses
(1,132,000)	Net change in operating assets and liabilities
$(2,728,000)	Net cash used in operating activities

The net loss of $4,535,000 consisted of:

$(2,356,000)	Expenses attributable to transaction costs of $1,813,000 directly related to the Lilien, Shoom and AirPatrol acquisitions and $543,000 related to our ongoing public offering related activities.
0

Lilien operations from March 1, 2013, the effective date of our acquisition of Lilien, through December 31, 2013 were essentially break even. As these operating results included non-cash charges for amortization of intangible assets totaling $640,000, otherwise Lilien’s reported operating results would have been a profit of $640,000.

268,000

Profit attributable to the Shoom operations from August 31, 2013, the effective date of the acquisition, through December 31, 2013. These charges include amortization of intangibles of $181,000 otherwise Shoom’s reported operating results would have been a profit of $449,000.

323,000	Profit attributable to the information technology solutions services to U.S. and Foreign governments.
(2,770,000)

Losses attributable to other Company activities primarily consisting of a non-cash charge of $489,000 for the change in the fair value of the derivative liability associated with warrants issued, and a non-cash charge of $884,000 for stock based compensation expense. All other Company activities represented a net loss of $1,397,000.

$(4,535,000)	Net loss

As previously discussed, Lilien is an information technology company whose operations complement and significantly expand our current base of business and enables us to provide integrated consulting and implementation solutions and services to both government and private organizations in the United States, and potentially in the Middle East and South Asia. In that light, we expect significant increases in Lilien’s revenues, profits, and cash flows during 2014. Cash flows related to operating activities during the year ended December 31, 2012 were, in comparison, minimal and consisted of normal operating activities.

We also expect significant increases in the balance of our business with respect to revenues, profits, and cash flows during 2014 as the U.S. Navy SPAWAR contract has begun releasing task orders during the first quarter of 2014 and we expect to win additional contracts during the balance of the year.

The non-cash expenses of $2,939,000 consisted of:

$944,000	Depreciation and amortization expenses primarily attributable to the Lilien and Shoom operations which were acquired effective March 1, 2013 and August 31, 2013, respectively.
1,202,000	Stock-based compensation expense attributable to warrants and options issued in connection with Lilien, Shoom and other Company operations.
489,000	Change in the fair value of the derivative liability associated with warrants issued as discussed in the years ended December 31, 2013 and 2012 financials Note 20.
304,000	Other
$2,939,000	Total non-cash expenses

The net source (use) of cash in the change in operating assets and liabilities aggregated ($1,132,000) and consisted primarily of changes attributable to the acquisition of Lilien effective March 1, 2013 as follows:

$(4,597,000)	Increase in accounts receivable
(1,241,000)	Increase in prepaid licenses and maintenance contracts
2,376,000	Increase in accounts payable
859,000	Increase in deferred revenue
899,000	Increase in accrued compensation
572,000	Other
$(1,132,000)	Net use of cash in the changes in operating assets and liabilities

Investing Activities:

Net cash flows related to investing activities during the year ended December 31, 2013 and 2012 were approximately $1,131,000 and ($4,000), respectively.  The cash flows related to the year ended December 31, 2013 was comprised of a $3,000,000 investment in Lilien and a $1,000,000 loan to AirPatrol offset by $1,112,000 in cash acquired in connection with the Lilien acquisition, $3,668,000 of cash acquired in connection with the Shoom acquisition and $486,000 from the redemption of marketable securities. Cash flows related to investing activities during the year ended December 31, 2012 were minimal.

Financing Activities:

Net cash flows from financing activities during the year ended December 31, 2013 and 2012 were approximately a positive $3,692,000 and $259,000, respectively. The positive cash flows related to the year ended December 31, 2013 was comprised primarily of $6,448,000 of advances from a credit facility. Those funds were primarily utilized for the $3,000,000 investment in Lilien, $1,000,000 loan to AirPatrol, Lilien, Shoom and AirPatrol acquisition costs of approximately $1,813,000, and $472,000 of repayments of notes, balances due under other credit arrangements and advances from related parties. $1,985,000 was paid to the Shoom shareholders as part of the acquisition purchase price which was included as a note payable on the balance sheet. Cash flows related to financing activities during the year ended December 31, 2012 were, in comparison, minimal and consisted of advances of approximately $568,000 from Duroob Technology, Inc. (“Duroob”). The owners and management of Duroob own slightly less than 50% of our subsidiary operating in Saudi Arabia. Therefore, Duroob made such advances to the Company to support those operations while we pursued the acquisition and expansion strategy described in the preceding paragraphs.

Liquidity And Capital Resources - General:

Our current capital resources and operating results as of and through December 31, 2013, as described in the preceding paragraphs, consist of:

1)

An overall working capital deficit of $7,852,000;

2)

Cash of $2,104,000;

3)

Marketable securities of $125,000;

4)

A revolving line of credit for up to $6,000,000 with a maturity date of March 15, 2015 of which $5,698,000 is utilized;

5)

A term loan for $750,000 with a maturity date of August 27, 2016; and

6)

Net cash used in operating activities year-to-date of $2,728,000.

We believe our total working capital deficit of $7,852,000 does not represent a severe impediment to our operations and growth when its principal components are separately identified and analyzed and the growth of our business is taken into account. The breakdown of our overall working capital deficit is as follows:

Working capital	Assets	Liabilities	Net
Cash	$2,104,000	--	$2,104,000
Marketable securities	125,000	--	125,000
Accounts receivable / accounts payable	9,581,000	8,435,000	1,146,000
Note receivable	1,130,000	--	1,130,000
Prepaid contracts / deferred revenue	6,120,000	7,402,000	(1,282,000)
Accrued compensation and related benefits	--	2,622,000	(2,622,000)
Notes payable	--	723,000	(723,000)
Revolving line of credit and current portion of term loan	--	6,156,000	(6,156,000)
Other	528,000	2,102,000	(1,574,000)
Net	$19,588,000	$27,440,000	$(7,852,000)

Accounts receivable exceeds the related accounts payable by $1,146,000. We do not believe there are material collectability issues with respect to our accounts receivable.  In accordance with industry practice, payments to major vendors included in our accounts payable are normally extended until the time the collection of the related sale is received. Deferred revenue exceeds the related prepaid contracts by $1,282,000 and other liabilities exceed other assets by $1,574,000. These deficits are expected to be funded by our anticipated cash flow from operations, as described below, over the next twelve months. The revolving line of credit and the current portion of the term loan total $6,156,000 as of December 31, 2013, which we believe will not have a material adverse effect on our liquidity in the next twelve months as the principal balance is not due until March 2015, fifteen months from the current balance sheet date of December 31, 2013. Additionally, as described in the preceding paragraphs, the amount of this credit facility was increased to $6,000,000 in August 2013.

Net cash used in operating activities year-to-date of $2,728,000 consists of net cash used in operations of $1,596,000 (net loss of $4,535,000 less non-cash expenses of $2,939,000) and net cash used of $1,132,000 in changes in operating assets and liabilities. We expect net cash from operations during 2014 to be positive as:

1)

Sysorex was awarded a $3 million contract of which $1.4 million in revenue is expected to be recognized in 2014;

2)

Lilien and Shoom complement and significantly expand our current base of business and enables us to provide integrated consulting and implementation solutions and services to both government and private organizations in the United States, and potentially in the Middle East and South Asia.  In that light, we anticipate increases in revenues and cash flows during 2014; and

3)

We concluded the acquisition of Shoom, Inc. (“Shoom”), a company with operations compatible to both Sysorex and Lilien, effective August 31, 2013 through the issuance of shares of Sysorex common stock.  The acquisition provided us with:

a)

Positive working capital of approximately $4,073,000 which consisted almost exclusively of cash; and

b)

A business that benefits from high margins and generates approximately $1,000,000 positive cash flow on an annual basis.

4)

The Company completed a $2 million private equity offering from a strategic investor in February 2014.

Consequently, we expect that our current capital resources as of December 31, 2013 and since then, as described in the preceding paragraphs, will be sufficient to fund planned operations during the next twelve months.  We also expect that as our business expands, cash provided from operations will, over time, eliminate our working capital deficit and provide ongoing improvement in our long-term liquidity.

We have been actively pursuing equity financing to provide us with capital necessary to continue pursuing the acquisition and expansion strategy that we launched with the acquisition of Lilien in March 2013 and, if necessary, to provide working capital to our current operations. Upon the completion of this offering, we expect to have sufficient funds to continue this acquisition and expansion strategy. Such strategy would include the requisite funding to close and integrate the business operations of AirPatrol.

Management believes that AirPatrol will be self-sufficient following the pending acquisition based upon current sales orders and cash flow and due to the expectation that most of AirPatrol’s existing liabilities will be satisfied with the cash consideration received from the acquisition. While the Company does not expect that AirPatrol will require additional capital from the Company following the acquisition other than the consideration received in the acquisition, there can be no assurance that AirPatrol will be successful in its efforts and it may require additional unanticipated funding from the Company which may have an adverse effect on the Company and its operations. If we are unsuccessful in raising additional capital through this offering or obtaining alternative financing during 2014, we may have to postpone or abandon our acquisition and expansion plans, including completing the AirPatrol acquisition. However, if our acquisition and expansion plans are required to be postponed or abandoned, we expect that it will have a limited effect on our liquidity or the ongoing operations of Sysorex, Lilien or Shoom as described above.

Liquidity And Capital Resources - Bridge Bank Financing Agreement

On March 15, 2013 and in connection with and concurrent with our acquisition of Lilien, Sysorex Government Services, Inc. and Lilien Systems, both 100%-owned subsidiaries of Sysorex Global Holdings, Inc., entered into a Business Finance Agreement (the “Agreement”) as co-borrowers (the “Borrowers”) with Bridge Bank, NA (the “Bank”) under which the Borrowers obtained a revolving line of credit for up to $5,000,000 with a maturity date of March 15, 2015. Terms of this Agreement include compliance with certain debt covenants to include an asset coverage ratio of 1.4 to 1.0, a debt service coverage ratio of 1.5 to 1.0 and performance-to-plan covenants. During the year ended December 31, 2013 there were instances where the Company was in an over-advance position on the bank credit line and due to a misunderstanding of the terms some of the compliance documents were not filed timely. The Company took corrective action and paid down the line. Subsequently the bank waived the defaults and the Company was deemed in compliance. The line of credit matures on March 15, 2015 and incurs interest at the greater of 5.25% or the bank’s prime rate, plus 2%. The interest rate as of December 31, 2013 was 5.25%.

The Company and its wholly-owned subsidiary, Sysorex Federal Inc., entered into unconditional guarantees of all indebtedness under the Agreement and granted the Bank a continuing security interest in all assets of the Company and its subsidiary.  The Company and Sysorex Federal pledged to the Bank all of the capital stock of Lilien Systems, Sysorex Federal and Sysorex Government Services, respectively.  Lilien Systems and Sysorex Government Services each entered into an intercreditor subordination agreement subordinating their right of payment to the Bank.

Terms of this Agreement require all cash receipts of Sysorex Government Services, Inc. and Lilien Systems to be remitted to a lockbox for application to the balance due in connection with this Agreement.  Use of this lockbox arrangement has no noteworthy effect upon our liquidity or upon our domestic or international operations. As with any such arrangement, the Bank could limit or suspend drawdowns upon the credit facility in the event of non-compliance with the terms of the Agreement, which would have a serious impact upon our liquidity and ability to operate.  However, we constantly communicate with the Bank and believe we have an excellent working relationship.  This Agreement was modified on August 29, 2013 to increase the line of credit available to us as explained below.

On March 20, 2013, the Borrowers received $4,175,000 under this Agreement.  Of that amount, $3,000,000 was paid as consideration in connection with the Lilien acquisition effective March 1, 2013.  The balance of $1,175,000 was primarily utilized for acquisition program related expenses totaling $594,000 and reduction of debt and accrued expenses totaling $467,000. As of February 28, 2014, the principal amount outstanding under the Agreement was $5,823,809 and an additional $750,000 is outstanding under a term loan.

On August 29, 2013 the Company entered into Amendment 1 (the “Amendment”) to the Agreement dated March 15, 2013 in connection with the Company’s acquisition of Shoom.  Under the Amendment certain sections and terms of the Agreement were amended and existing defaults were waived. The Amendment waived the asset coverage ratio for April 2013 and the performance-to-plan ratio for June 30, 2013.  The Amendment includes an increase to the credit limit to $6,000,000, the asset coverage ratio was amended to be not at any time less than (i) 1.0 to 1.0, tested as at the end of each month, commencing with the month ended July 31, 2013, and (ii) 1.4 to 1.0, tested as at the end of each month, commencing with the month ending September 30, 2013 and the performance-to-plan covenant was amended to state that the combined revenues and net income are not to deviate by more than 20% or $100,000 from the projections of combined revenues and net income approved by Borrowers’ boards of directors with respect to the rolling three month period ended on the date of determination, tested as at June 30, 2013, September 30, 2013, and the end of each month thereafter, commencing with the month ending October 31, 2013.

Additionally and concurrently with the Amendment the Company entered into a term loan for $750,000 which accrues interest at the greater of 5.25% or the Bank’s prime rate plus 2% and matures on August 27, 2016.  The Company is obligated to make payments of $41,667 on the first day of each month commencing on February 1, 2014 until the loan amount is paid in full.

The Bank received (i) warrants to purchase 83,334 (166,667 pre-split) shares of Common Stock exercisable at $0.90 ($0.45 pre-split) per share in connection with the Agreement on March 20, 2013, and (ii) warrants to purchase 56,250 (112,500 pre-split) shares of Common Stock exercisable at $2.40 ($1.20 pre-split) per share in connection with the Amendment on August 29, 2013.

BUSINESS

Overview

The following organizational chart sets forth the four subsidiaries of Sysorex Global Holdings Corp. and the lines of business in which they are engaged, as described below:

Sysorex Global Holdings Corp. (“Sysorex” or the “Company”), provides information technology and telecommunications solutions and services to commercial and government customers primarily in the United States, as well as the Middle East and India. We provide a variety of IT services and/or technologies that enable customers to manage, protect and monetize their enterprise assets whether on-premise, in the Cloud, or via mobile.  Sysorex is a systems integration and consulting company and has a wide range of offerings, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services. Sysorex is currently engaged in an acquisition strategy to add cutting edge technologies and intellectual property that complement its service offerings. The targeted technologies typically include software and/or hardware products providing cyber security, and Big Data/Analytics capabilities on premise, in the Cloud or on a mobile device. Cyber security and Big Data Analytics are expected to be our primary focus going forward.

Effective March 1, 2013, the Company acquired Lilien Systems (“Lilien” and the “Lilien Acquisition”) based in Larkspur, California, an information technology company, which significantly expanded “Lilien’s Systems the Company’s operations in the fields described above. Lilien delivers right-fit information technology solutions that help organizations reach their next level of business advantage. Lilien brings unsurpassed commitment, a highly qualified and educated staff with deep technical expertise, premier technology certifications, key manufacturer partnerships, and business vision to its solutions, enterprise computing and storage, virtualization, business continuity, networking and IT business consulting.  See “Business - The Lilien Acquisition” below.

Effective August 31, 2013, the Company acquired Shoom, Inc. (“Shoom”) based in Encino, California, a leading provider of Cloud based data analytics and enterprise solutions to the media, publishing and entertainment industries. Shoom provides Shoom specializes in providing comprehensive and integrated Internet/intranet based information services and electronic delivery systems to its expanding client base around the world. Shoom liberates publishers and advertisers from cumbersome legacy and hard-copy systems with software-as-a-service (SaaS) products including eTearSheets, eInvoice, Ad Delivery and ePaper electronic publication solutions while generating critical data analytics for its customers. The acquisition represents another milestone for the Company, which validates our strategy of acquiring a portfolio of complementary IP/Technology based companies. Shoom expands Sysorex’s depth of enterprise service offerings with powerful Cloud–based solutions. Shoom's customers can now take advantage of Lilien's Big Data expertise and advanced analytics, while Sysorex and Lilien will leverage Shoom's talent pool of expert Cloud solution engineers. Based on Management’s due diligence investigation of Shoom, the Company expects Shoom to generate approximately $4 million in revenues with a retention rate of approximately 90% (during the last five years), and 25% net income in 2014 and a 10% annual growth rate thereafter exclusive of the benefits of leveraging synergies with Sysorex.

On December 20, 2013, the Company entered into an Agreement of Plan and Merger (the “Merger Agreement”) as amended on February 28, 2014 to acquire 100% of the capital stock of AirPatrol Corporation (“AirPatrol”), a company in the  mobile cyber-security and location-based services (LBS) space with leading-edge solutions and proprietary intellectual property, for a purchase price equal to (a) $10,000,000 in cash, subject to certain adjustments, allocated to and among certain creditors, payees, holders of AirPatrol’s issued and outstanding capital stock and (b) 2,000,000 (4,000,000 pre-split) shares of Company common stock, of which 800,000 shall be held in escrow for one year, as security to satisfy any indemnity claims that may be owed by the AirPatrol shareholders to the Company (the “Merger Consideration”).   The Merger Consideration also includes an earnout, half of the value of which shall be in stock and the other half in cash (unless otherwise agreed or required pursuant to the Merger Agreement) payable to the shareholders of AirPatrol in 2015 in accordance with the following formula:  if for the five quarter period ending March 31, 2015, AirPatrol Net Income meets or exceeds $3,500,000, the Company shall pay to the AirPatrol shareholders an earnout payment equal to (i) AirPatrol Net Income, divided by $5,000,000, times (ii) $10,000,000, provided that the total earnout payment shall not exceed $10,000,000.  The closing of the Merger is conditioned upon the consummation of an initial public offering of the Company’s common stock with gross proceeds of at least $10,000,000 on terms acceptable to the Company and certain other customary conditions. The Company can give no assurance it will be successful in the consummation of the Merger.

Based on the audited financial statements included in this prospectus management’s assessment of potential revenue that could be earned by AirPatrol, as well as management’s assessment of location-based services (LBS) market opportunities, AirPatrol is expected to generate additional revenue and income for Sysorex in 2014 and 2015. The auditor’s report on the financial statements of AirPatrol for the years ended December 31, 2013 and 2012 includes a going concern opinion. This is a result of AirPatrol having recurring net losses and an accumulated deficit of $22,916,380 as of December 31, 2013. Management believes that upon the consummation of the acquisition, the uncertainty regarding AirPatrol’s ability to continue as a going concern will be substantially alleviated due to the expectation that most of AirPatrol’s existing liabilities will be satisfied with the cash consideration received from the acquisition. The satisfaction of existing liabilities coupled with the expectation that AirPatrol will be self-sufficient following the acquisition as a result of revenues received from existing sales orders and projected cash flows lead management to believe that the going concern opinion will have minimal, if any impact on the Company’s ongoing business operations. This is based on AirPatrol’s projections for which our management and AirPatrol believes there is a reasonable basis, however, there is no guarantee that AirPatrol will meet financial targets. AirPatrol’s customer base largely consists of government agencies and could be effected by government delays and shut downs. The Company has allocated approximately $10.5 million of the proceeds of this Offering for this acquisition. See “Use of Proceeds” and “Business - Pending Acquisition – AirPatrol Corporation.”

The Company entered into a Master Service Agreement (the “MSA”) on February 24, 2014, with Geneseo Communications Inc. d/b/a ColoHub.  The MSA is for a five (5) year term, with automatic renewals, which provides the terms and conditions for the Company to purchase certain telecommunications and related infrastructure services from ColoHub, initially for its use and subsequently for resale to the Company’s customers.  The Company has leased 1,000 square feet of space from Geneseo at $17,500 per month commencing April 1, 2014.  The Company initially intends to private label Geneseo services and data center space for Lilien and Sysorex customers.  In addition, it intends to use a portion of the funds invested by Geneseo to build out the business for use by the Company’s customers by hiring sales people, technicians, purchasing equipment and funding sales/marketing programs, all of which is expected to occur within the next 12 months.

Management intends to accelerate introduction of the acquired technology and products of Lilien and Shoom, as well as any future acquisitions, by offering them through its U.S. Federal government contracts by adding their solutions and services to its GSA schedule and other relevant contract vehicles where Sysorex is the prime contractor. Sysorex expects to leverage Lilien’s sales force and customer base with any future acquisition as and when appropriate.

Corporate Strategy

Sysorex management has a mergers and acquisitions strategy to acquire companies and innovative technologies servicing the multi-billion dollar IT services industry.  We have targeted services and technology/IP based companies since they add significant value to the Company and allow us to command a higher sales price should there be a sale or a spinoff. Sysorex plans to facilitate and manage cross-selling opportunities among the companies and provide shared corporate services to create efficiencies and be cost effective. We are seeking opportunities with the following profiles:

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Innovative and commercially proven technologies primarily in cyber-security, business intelligence/analytics, Big Data services, Cloud and mobile/BYOD.

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Commercial and government IT service companies which have an established customer base and are seeking growth capital to expand their capabilities, product offerings and substantially increase their revenues and operating profits.

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Companies with profitable, proven technologies that are complementary to the Company’s overall strategy. We are looking at companies primarily in the United States.  However, we may expand in our existing markets (e.g., Middle East) and into other geographies such as India and Europe, if there are significant strategic and financial reasons to do so.

An important element of our mergers and acquisitions strategy is to acquire companies with complementary capabilities/technologies and an established customer base in each of the above categories.  We believe that the customer base of each potential acquisition will present an opportunity to cross-sell solutions to the customer base of other acquired companies. For example, when we acquire a company that primarily specializes in BYOD cyber security, we will be in position to market this solution to both Sysorex’s public sector government clients and Lilien’s private sector clients.

Another important criteria is an acquisition candidate’s contract backlog. This is one of the most important benefits of having public sector clients. These customers provide very large multi-year contracts that can provide secure revenue visibility typically for three to five years.  Based on Management’s experience, we understand government contracting very well and have built a core competency in bidding on government requests for proposals (RFPs).  We are actively seeking companies that have built a backlog with various government agencies that can complement Sysorex’s existing contracts.

We intend to acquire innovative technologies and established, reputable IT services companies, using restricted common stock, cash and debt financing in combinations appropriate for each potential acquisition.

Industry Overview

Worldwide, companies and organizations are expected to spend a combined $3.8 trillion on hardware, software, IT services and telecommunications in 2013 with approximately 3.9% growth rate over the next five years (Source: Gartner, Inc.  March 28, 2013 press release).  The automatic sequestration that has mandated sudden cuts in United States government spending and budget impasse have offset anticipated gains. Although European economies appear less volatile, intermittent sovereign debt issues (e.g., Cyprus) have also served to reduce the level of IT spending (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $3.8 Trillion,” by Arik Hesseldahl, March 28, 2013).

The U.S. Government spends approximately $80 billion in IT annually and this level of spending is expected to continue at a 3% compound annual growth rate (CAGR), compared with 6% historically in the first decade of the 21st Century (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). Security of all forms, especially cyber-security,  are significant growth areas, and Sysorex intends to increase its role in this sector (based on: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013). The focus is on deployment of technologies that proved their worth in the private sector. The technology segments like business intelligence, cloud computing, eDiscovery, GIS and geospatial, non-relational database management systems, smart grid, SOA, unified communications and virtualization are expected to have double digit growth in the period 2013 – 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). The total annual U.S. Federal IT market is expected to surpass $93 billion by 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018).

The Company’s headquarters offices are located at 3375 Scott Boulevard, Suite 440, Santa Clara, California 95054.  Our telephone number is (408) 702-2167.  The Company’s subsidiaries maintain offices in Herndon, VA, Larkspur CA, Encino, CA and Riyadh, Saudi Arabia.

Corporate Structure

Sysorex has four operating subsidiaries:  Sysorex Federal, Inc. (100% ownership) and its wholly owned subsidiary Sysorex Government Services, Inc. based in Herndon, Virginia, which focuses on the U.S. Federal Government market; Lilien Systems (100% ownership) based in Larkspur, California; Shoom, Inc. (100% ownership) based in Encino, California, and Sysorex Arabia LLC (50.2% ownership) based in Riyadh, Saudi Arabia.

Mr. Nadir Ali is the Chief Executive Officer (“CEO”) of Sysorex and the four Sysorex subsidiaries. Geoffrey Lilien is the CEO of Lilien Systems and William Freschi is the CEO of Shoom.  Future acquisitions may be operated as separate business units or merged into one of the existing subsidiaries depending on its business focus.

Although the subsidiaries operate independently, they work in concert to cross sell and leverage each other’s capabilities, technologies and customer base. Sysorex provides shared corporate services across the entities. We believe that the implementation and execution of our corporate strategy will benefit our shareholders and attract investors.

Corporate History

The Company was formed in Nevada in April 1999, under the name Liquidation Bid, Inc.  It changed its name to Softlead, Inc. on September 9, 2003.

On March 2, 2011 by a majority vote of shareholders a special meeting, the Company elected to change its name to Sysorex Global Holdings, Corp.; effect a 1 for 20 reverse split of its stock; and acquired the Sysorex operational businesses. On June 2, 2011, the Company affected a 1 for 20 reverse split and changed its name to Sysorex Global Holdings Corp.

On July 29, 2011, the Company acquired all of the stock of the U.S. Federal Government business of Sysorex (Sysorex Federal, Inc. and its subsidiary Sysorex Government Services, Inc.) and 50.2% of the stock of the operating unit of Sysorex engaged in Saudi Arabian Government contracts (Sysorex Arabia, LLC). The acquisition was based on a share exchange, with Sysorex shareholders being issued 14,600,000 restricted common shares of the Company in exchange for stock of the three operating entities.

The Company recapitalized itself by amending its Articles of Incorporation on August 3, 2011 and increased its authorized common stock to 30,000,000 common shares, with a par value $0.001 per share. On September 1, 2011, the Board of Directors and the majority shareholders authorized the increase of the authorized shares from 30,000,000 to 40,000,000; however, the filing of the Amendment to the Articles of Incorporation was not filed with the State of Nevada until April, 2012.

Effective March 20, 2013, the Company completed the acquisition of the assets of Lilien LLC and 100% of the stock of Lilien Systems in exchange for $3,000,000 cash and 3,000,000 (6,000,000 pre-split) shares of common stock.

Effective August 23, 2013, the Board of Directors and the majority shareholders authorized the increase of the authorized common shares from 40,000,000 to 50,000,000.

Effective as of August 31, 2013, the Company acquired 100% of the stock of Shoom Inc. in exchange for 1,381,000 (2,762,000 pre-split) shares of common stock and $2,500,000 in cash.

Effective December 6, 2013, our Board of Directors and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio of one-for-two with our Board of Directors retaining the discretion as to whether to implement the reverse split and adjust the ratio immediately following the effectiveness of the registration statement, of which this prospectus is a part, and the pricing of this Offering.

Sysorex Products and Services

Sysorex Government Services focus is largely on services and related solutions; its solutions are primarily software and select high-end hardware products required for our contracts. Sysorex services cover a full range of systems integration, cyber-security, Business Intelligence (BI)/Analytics, mobile/bring your own device (BYOD) and custom application development services as described in the table below. Sysorex also assists customers with:

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assessment of available solutions;

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strategy to apply these solutions to existing processes;

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road-map for streamlining processes to take advantage of new technologies;

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management and implementation resources to deliver a solution; and

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maintenance, training and support of solutions.

Project/Program Management and Independent Validation & Verification

Sysorex provides life-cycle comprehensive project and program management services, reorganization/cost-cutting strategies IV&V services and training. Recent projects include C41SR system implementation to fiber network roll-out.

Custom Application Development and Enterprise Architecture Design

Providing technology consulting (architecture; platform; technology) and outsourced product design; SOA development; enhancement; testing for enterprise, mobile, etc.; On-site, off-site, off-shore or a combination.

Green Data Center Design and Operations & Facilities Management	Providing full service infrastructure management and managed services on-site or remotely; design, build, operate and manage data centers using green methodologies and solutions.
Security (Cyber/Network, Physical, Information), Critical Infrastructure Protection

Designing and implementing solutions that integrate physical (surveillance/access control) to cyber security; information assurance, designing and implementing security policies and re-designing business processes; secure information sharing and collaboration solutions.

Business Intelligence/Analytics	Business intelligence and analytics in real-time using semantic ontologies and other methodologies; predictive analytics; forensics; and decision support systems.

Sysorex Government Services Contracts

Sysorex Government Services, Inc. enters into various types of contracts with our customers, such as Indefinite Delivery Indefinite Quantity (IDIQ), Cost-Plus-Fixed-Fee (CPFF) Level of Effort (LOE), Cost-Plus-Fixed-Fee (CPFF) Completion, Cost-reimbursement (CR), Firm-Fixed-Price (FFP), Fixed-Price Incentive (FPI) and Time-and-materials (T&M).

IDIQ contracts provide for an indefinite quantity of services or stated limits of supplies for a fixed period. They are used when the customer cannot determine, above a specified minimum, the precise quantities of supplies or services that the government will require during the contract period. IDIQs help streamline the contract process and speed service delivery. IDIQ contracts are most often used for service contracts and architect-engineering services. Awards are usually for base years and option years. The customer places delivery orders (for supplies) or task orders (for services) against a basic contract for individual requirements. Minimum and maximum quantity limits are specified in the basic contract as either a number of units (for supplies) or as dollar values (for services).

CPFF LOE contracts will be issued when the scope of work is defined in general terms requiring only that the contractor devote a specified LOE for a stated time period.  A CPFF completion contract will be issued when the scope of work defines a definite goal or target which leads to an end product deliverable (e.g., a final report of research accomplishing the goal or target).

CR contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract. These contracts establish an estimate of total cost for the purpose of obligating funds and establishing a ceiling that the contractor may not exceed (except at its own risk) without the approval of the contracting officer and are suitable for use only when uncertainties involved in contract performance do not permit costs to be estimated with sufficient accuracy to use any type of fixed-price contract.

FFP contract will be issued when acquiring supplies or services on the basis of definite or detailed specifications and fair and reasonable prices can be established at the outset.

FPI target delivery contract will be issued when acquiring supplies or services on the basis of reasonably definite or detailed specifications and cost can be reasonably predicted at the outset wherein the cost risk will be shared. A firm target cost, target profit, and profit adjustment formula will be negotiated to provide a fair and reasonable incentive and a ceiling that provides for the contractor to assume an appropriate share of the risk.

T&M contract provides for acquiring supplies or services on the basis of (1) direct labor hours at specified fixed hourly rates that include wages, overhead, general and administrative expenses, and profit; and (2) actual cost for materials.   A customer may use this contract when it is not possible at the time of placing the contract to estimate accurately the extent or duration of the work or to anticipate costs with any reasonable degree of confidence.

Lilien Systems Products and Services

On March 20, 2013, Sysorex Global Holdings, Corp., acquired substantially all of the assets and liabilities of Lilien, LLC and 100% of the stock of Lilien Systems, a California corporation, with an effective date of March 1, 2013. Founded in 2004, Lilien Systems based in Larkspur, California, had approximately $42 million in revenues in 2012. Lilien Systems currently serves approximately 700 commercial businesses in California, Oregon, Washington and Hawaii with its approximately 50 employees as of December 31, 2012.

Lilien delivers right-fit information technology solutions that help organizations reach their next level of business advantage. Lilien brings technical expertise and business vision to its solutions – enterprise computing and storage, virtualization, business continuity, networking and IT business consulting.

Lilien has received a variety of industry awards.  CRN recently recognized Lilien as one of the 50 fastest-growing VARs in the nation over the last three years.    For 2009, Lilien was named Top Partner for HP Storage Sales in a nationwide field by Avnet, the largest distributor of technology products in the U.S.  The year before, Lilien was honored with Avnet’s Innovation Award and CRN’s Best Partnership Award, for our collaboration with HP on delivering customer value.  Since 2006, Lilien has been included in CRN’s annual VAR500 (top 500 VARs in the U.S.).

Lilien is a full-service solutions integrator, effecting sales of hardware and software for enterprise infrastructure solutions.   Lilien’s core practice areas include:

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Big Data – mining terabytes of data from disparate sources in real time

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Advanced analytics

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Secure wireless networking

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Enterprise IT as a service

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Converged infrastructure

Lilien enjoys a leadership position among solution providers in the Western United States.  Lilien holds premier partner status with many of its Technology Partners as a result of its commitment to solution training, its business orientation and its performance.  In addition, Lilien is regularly recognized by the industry as a top Solution Integrator/VAR and was recently named to CRN’s inaugural Tech Elite 250 which recognizes the top IT organizations in the U.S.

The Lilien Acquisition

The purchase price for Lilien, under the Asset Purchase and Merger Agreement (the “APMA”), effective March 1, 2013 was $9,000,000.  This consisted of the payment of $3,000,000 of cash and the issuance of 3,000,000 shares of restricted common stock of Sysorex deemed to have a fair value of $6,000,000, or $2.00 per share to the members of Lilien, LLC (the “Former Lilien Members”) in exchange for all of the outstanding capital stock of Lilien Systems, Inc.  The cash consideration of $3,000,000 was obtained by the Company under a credit facility entered into for the purpose of completing the acquisition.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All of the Company’s 3,000,000 shares issued in the Lilien Systems Acquisition (collectively, the “Company Shares”) are subject to Lock-up/Leak-out and Guaranty Agreements. All of the Lilien Systems, Inc. stockholders, including Geoffrey Lilien, who continued as CEO of Lilien, Bret Osborn, President of Lilien and Dhruv Gulati, EVP of Lilien (the “Lilien Stockholders”) cannot sell any of their Company Shares for a six-month period beginning on the effective date of this Offering.  In addition, Geoffrey Lilien can sell up to $1,000,000 in shares in this Offering. The Company contingently guaranteed (the “Guaranty”) to the Former Lilien Members the net sales price of $2.00 per share (as adjusted) for a two year period following the closing, provided the Lilien Stockholders are in compliance with the terms and conditions of the lock-up agreement.  At the end of the two-year Guaranty period the Former Lilien Members shall have an option to put all, but not less than all, of their unsold Sysorex shares to Sysorex, for the price of $2.00 per unsold share.  Notwithstanding the foregoing, in the event the gross profit for calendar 2013 and 2014, attributable to the Lilien business is more than 20% below what was forecasted to the Company the Guaranty will be proportionately reduced.

Under the APMA, the Former Lilien Members were entitled to any excess cash above $1,000,000, provided both Lilien’s net worth immediately preceding the closing was greater than $1,000,000 and its net worth less excess cash of at least $1,000,000 was greater than $1,000,000.  As a result of a post-closing adjustment, Lilien’s net worth was less than $1,000,000 and the former Lilien Members refunded $153,000 to the Company, subject to further adjustment.

Upon the completion of the Lilien Acquisition, Geoffrey Lilien, Bret Osborn and Dhruv Gulatui were elected to the Company’s then existing Board of Directors of three persons.  Sysorex and Lilien agreed to mutually elect an independent seventh director, who has not yet been elected.  Sysorex also agreed to nominate Lilien’s three representatives for re-election for two successive annual shareholder meetings except in the event the Company’s securities are listed on a national securities exchange. See “Management - Board of Directors.”

Shoom Products and Services

On September 6, 2013, Sysorex Global Holdings Corp. completed the acquisition, effective August 31, 2013, of substantially all of the assets and liabilities of Shoom, Inc.  Shoom was founded in 1998 and is based in Encino, California. Management believes based on its knowledge of the industry that Shoom is a leading provider of cloud based data analytics and enterprise solutions to the media, publishing and entertainment industries with over 700 active publications in North America. Shoom specializes in providing comprehensive and integrated Internet/intranet based information services and electronic delivery systems to its expanding client base around the world.  Shoom liberates publishers and advertisers from cumbersome legacy and hard-copy systems with software-as-a-service (SaaS) products including eTearSheets, eInvoice, Ad Delivery and ePaper electronic publication solutions while generating critical data analytics for its customers. Shoom’s software-as-a-service contracts are typically performed for periods of one or more years and Shoom has a high customer retention rate. Shoom offers eSolutions including eTearsheets, invoicing, CRM, and other products and services to 750 newspapers in the cloud. Cloud or SaaS based analytics is a growing market that Sysorex intends to pursue beyond the media vertical that Shoom is in today. According to industry sources, cloud based business analytics and business intelligence is expected to grow from $5.2 billion in 2013 to $16.52 billion in 2018 a 25.8% CAGR (source: PRWeb Article - Cloud Analytics Market is Growing at an Estimated CAGR of 25.8% & to Reach $16.52 Billion by 2018 - New Report by MarketsandMarkets April 2, 2013.)  Shoom has been in business for over 10 years and providing its cloud solutions for over 4 years. The acquisition validates Sysorex’s strategy of acquiring (see prior comments) a portfolio of complementary IP/Technology based companies. Shoom expands Sysorex’s depth of enterprise service offerings with powerful Cloud–based solutions.  Shoom's customers can now take advantage of Lilien's Big Data expertise and advanced analytics; Sysorex and Lilien plan to leverage Shoom's talent pool of expert Cloud solution engineers. Based on Management’s due diligence investigation of Shoom, the Company expects Shoom to generate approximately $4 million in revenues with a retention rate of approximately 90% (during the last five years) and 25% net income in 2014 and a 10% annual growth rate thereafter exclusive of the benefits of leveraging synergies with Sysorex.  As of October 1, 2013, Shoom has 20 employees and is located at 6345 Balboa Blvd., Suite 247, Encino, CA 91316.

The Shoom Acquisition

Pursuant to an Agreement and Plan of Merger dated as of August 31, 2013, a wholly owned subsidiary of Sysorex was merged with and into Shoom which continued its existence as a California wholly-owned subsidiary of Sysorex.  Sysorex issued approximately 1,381,000 shares of its common stock to the former shareholders of Shoom, plus their pro rata share of $2,500,000 cash consideration, subject to adjustment based on the Net Worth (as defined in the Agreement of Plan and Merger) of Shoom as of August 31, 2013 compared with $6,038,020, the net worth of Shoom on July 31, 2013.  Of this amount, approximately 250,000 shares of Sysorex common stock, plus approximately $500,000 of the cash consideration is being held in escrow for the benefit of the former Shoom stockholders, pro rata, for one year based on any claim for indemnification, other than tax matters for which there is a seven-year escrow.  All of the Company’s 1,381,000 shares issued in the Shoom Acquisition are restricted and subject to lock-up agreements during which they cannot sell any shares for a six-month period beginning on the effective date of this Offering.  In addition, the Company issued stock options to Shoom employees to purchase an aggregate of 100,000 shares of Sysorex common stock.  William Freschi (CEO/CFO), Dan Cole (President/COO), Michael Lynch (Executive VP/GM) and Sharon Ryoji (Senior VP Customer Services) each entered into employment agreements with Shoom upon the completion of the acquisition.

Pending Acquisition - AirPatrol Corporation

On December 20, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended on February 28, 2014, to acquire 100% of the capital stock of AirPatrol, a company in the  mobile cyber-security and location-based services (LBS) space with leading-edge solutions and proprietary intellectual property, for a purchase price equal to (a) $10,000,000 in cash, subject to certain adjustments, allocated to and among certain creditors, payees, holders of AirPatrol’s issued and outstanding capital stock and (b) 2,000,000 shares of Company common stock, of which 800,000 shall be held in escrow for one year, as security to satisfy any indemnity claims that may be owed by the AirPatrol shareholders to the Company (the “Merger Consideration”). The Merger Consideration also includes an earnout, half of the value of which shall be in stock and the other half in cash (unless otherwise agreed or required pursuant to the Merger Agreement) payable to the shareholders of AirPatrol in 2015 in accordance with the following formula: if for the five quarter period ending March 31, 2015, AirPatrol Net Income (as defined in the Merger Agreement) meets or exceeds $3,500,000, the Company shall pay to the AirPatrol shareholders an earnout payment equal to (i) AirPatrol Net Income, divided by $5,000,000, times (ii) $10,000,000, provided that the total earnout payment shall not exceed $10,000,000. The closing of the Merger is conditioned upon the closing of this Offering and certain other customary conditions. The Company can give no assurance that the terms and conditions will be met and the transaction will close.

AirPatrol develops indoor device locationing, monitoring and management technologies for mobile devices operating on WiFi, cellular and wideband RF networks. AirPatrol has two product lines. The first is a mobile security platform that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and then can trigger policy modification of device apps and/or features — either directly or via leading third party mobile device, application and network management tools. AirPatrol’s other product is a commercial platform for enabling location and/or context-based services and information delivery to mobile devices based on zones as small as 10 feet or as large as a square mile. The monitored areas may include a building, a campus, a mall, and outdoor regions like a downtown.  Unlike other mobile locationing technologies, AirPatrol technologies use passive sensors that work over both cellular and WiFi networks and offer device locationing and zone-based app and information delivery accurate to within 10 feet -- three to five times more precise than the industry standard. Additionally, unlike geo-fencing systems, AirPatrol technologies are capable of simultaneously enabling different policies and delivering different apps or information to multiple devices within the same zone based on contexts such as the type of device, the device user and time of day.

AirPatrol’s products and technologies deliver solutions to address an exploding global location-based mobile security and services (LBS) market currently estimated to be more than $12 billion in 2014, growing at a fast rate (Jupiter Research, 2013). AirPatrol has 15 patents currently pending in the areas of context-aware policy management, RF detection, cellular monitoring, end node network applications for mobile devices and related technologies. Customers for the security platforms are big box retailers, healthcare facilities, property managers (malls, shopping centers, etc.), hotels and resorts, gaming operators and government agencies. This platform requires no app installation for anonymous collection of behavioral data such as traffic flow, entry and exit patterns, length of stay and other business intelligence and analytics functions. It also serves as location-based services, sales and marketing system. In these cases, the security platform connects to third party apps on a user’s mobile device that provide functions such as location-based offers, discounts and suggestive selling, VIP service functions (for hotels, resorts, casinos, etc.), and location-based information delivery such as mobile-based guided tours of historic sites, points of interest and museums, shopping center maps, building floor plans and so on.

Based on the audited financial statements included in this prospectus, management’s assessment of potential revenue that could be earned by AirPatrol, as well as management’s assessment of LBS market opportunities, AirPatrol is expected to generate additional revenue and income for Sysorex in 2014 and 2015. The auditor’s report on the financial statements of AirPatrol for the years ended December 31, 2013 and 2012 includes a going concern opinion. This is a result of AirPatrol having recurring net losses and an accumulated deficit of $22,916,380 as of December 31, 2013. Management believes that upon the consummation of the acquisition, the uncertainty regarding AirPatrol’s ability to continue as a going concern will be substantially alleviated due to the expectation that most of AirPatrol’s existing liabilities will be satisfied with the cash consideration received from the acquisition. The satisfaction of existing liabilities coupled with the expectation that AirPatrol will be self-sufficient following the acquisition as a result of revenues received from existing sales orders and projected cash flows lead management to believe that the going concern opinion will have minimal, if any impact on the Company’s ongoing business operations. This is based upon AirPatrol’s projections for which our management and AirPatrol believes there is a reasonable basis, however, there is no guarantee that AirPatrol will meet financial targets. AirPatrol’s customer base largely consists of government agencies and could be affected by government delays and shut downs. The Company has included audited financial statements of AirPatrol in the final prospectus. See “Use of Proceeds.”

In addition, pursuant to a Loan Agreement dated as of August 30, 2013, the Company loaned AirPatrol $1 million evidenced by a secured promissory note due April 29, 2014, as amended on February 28, 2014. The Note bears interest at 8% per annum secured by all assets of AirPatrol. The Note shall accelerate and be due and payable if the proposed acquisition is terminated for any reason before April 29, 2014.

Market Size

Worldwide, companies and organizations are expected to spend a combined $3.8 trillion on hardware, software, IT services and telecommunications in 2013 (Source: Gartner, Inc. March 2013 Forecast.) That is $100 billion higher than the last forecast it made in October 2012.

The current budget impasse and automatic sequestration that has mandated severe cuts in government spending has cast a pall over everything related to the global economy, including IT spending.  Although European economies appear less volatile, intermittent sovereign debt issues (e.g., Cyprus) have also served to reduce the level of IT spending. (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 trillion,” by Arik Hesseldahl, March 28, 2013).

Spending on devices — smartphones, tablets and printers — has grown rapidly, and is expected to continue to grow according to Gartner Inc.  Last year, spending on devices was $665 billion globally, and is expected to reach $718 billion this year, or 8 percent more (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

Spending on enterprise software is running a close second, and is expected to grow this year by more than 6 percent to $297 billion. In this sector, a slowdown in IT operations management software is being offset by growth in spending on database management systems (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

IT services and data center systems are also expected to grow this year, but a bit more slowly than in the previous forecast. Spending is coming down in the near-term on external storage and in Europe. IT services are subject to intense price competition and redirection of budgets away from new consulting projects (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

The slowest-growing segment according to Gartner, Inc. is expected to be telecom services, which declined last year. Gartner, Inc. has stated that one television sector will generate approximately $1.7 trillion in revenue, up about 2 percent from last year. Declines in spending on voice are being offset by mobile data (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

Government IT Services and Solutions Market

The U.S. government spends approximately $80 billion on IT annually.  This spending is expected to continue at a 3% growth rate vs. 6% historically because of the sequester.  (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018.) Security of all forms, especially cyber-security, are significant growth areas (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018 and Sysorex intends to increase its role in this sector.  Sysorex Government Services, Inc. (“SGS”) is servicing U.S. Government customers in both civilian and defense agencies. SGS provides a variety of IT Solutions and services through its various government contract vehicles including our GSA Schedule, SPAWAR, TEIS-III, SITE, and others. SGS serves as a prime and subcontractor depending on the contract. SGS is also well positioned to win Foreign Military Sales (FMS) contracts leveraging the Sysorex Group presence overseas.

With a cumulative market valued at $518 billion (2013–2018), the U.S. Federal IT market is expected to grow steadily – at about 3% CAGR over the period 2013–2018. The projected growth rate of 3% is less than the historical average 6% in the first decade of 21st century, reflecting not only the struggling economy and budget pressures, but also confidence in better performing government IT machine at lower costs. (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018).

Our focus is on deployment of technologies with proven worth in the private sector. Technology segments like business intelligence, cloud computing, eDiscovery, GIS and geospatial, non-relational database management systems, Smart Grid, SOA, unified communications and virtualization are expected to experience double digit growth in the period from 2013 to 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018.). Total annual U.S. Federal IT market is expected to surpass $93 billion by 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018.)

Despite sequestration, the U.S. government is still expanding its cyber security force.  (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018.).  In our opinion, the Government IT market is expected to continue to grow under the Obama Administration as funds shift from Defense to Civilian Agencies and the Government tries to create jobs and opportunities for businesses like Sysorex.  Many Government agencies continue to struggle with:

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Standalone applications/technology silos

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Interoperability issues

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Information sharing challenges

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Cyber-security challenges

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A critical lack of internal IT skills and resources

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Fast evolving technology is making it difficult for government employees to stay current

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Government is outsourcing civilian positions under the A-76 Rule

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Government cannot successfully attract and maintain required technical staff for critical systems development

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The on-going war on terrorism, Iraq and Afghanistan and homeland security requirements has forced the Government to expedite critical system deployments. This is expected to continue despite the focused shift to civilian agencies

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The larger established integrators often move too slowly, miss many smaller critical pilot opportunities and have rigid structures that inhibit innovation.

Sysorex expects to provide a variety of systems integration services to many Government agencies. Many of our target clients have specialized systems that need to be modernized, integrated or connected to the Cloud, all with proper security infrastructure and resulting in efficiencies. Government customers are also looking to create more efficient systems to deploy green IT pursuant to Government guidelines. This could be LEED certification by “greening” federal buildings or simply improving energy utilization from large complex systems by using cutting edge IT and alternative energy technologies.

Cyber Security:

“Federal agencies have spent more on cyber security than the entire GDP of North Korea, who some have speculated is to be involved with some of this cyber-attacks,” said Senator Thomas. L. Carper. “The issue of Cyber Warfare is not science fiction anymore. It’s reality” (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018.)

The short- to long-term federal cyber security investments is expected to be driven by:

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an ever-increasing number and severity of cyber-attacks,

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dramatic expansion in computer interconnectivity and the exponential increase in the data flows and computing power of the government networks;

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perception of the U.S. adversaries that the United States is dependent on information technology and that this dependency constitutes an exploitable weakness; and

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developments in the existing cyber security approaches and technologies and emergence of new technologies and approaches.

With a cumulative market valued at $65.5 billion (2013–2018), the U.S. Federal Cyber security market is expected to grow steadily–at about 6.2% CAGR over the next six years (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018).

Cloud Services:

Spending on public Cloud services is expected to increase 20 percent, to $109 billion, from $91 billion in 2011. By 2016, Gartner said, this expenditure could nearly double, to $207 billion (Source: Gartner, Inc. March 2013 Forecast Press Release dated July 9, 2012 “Gartner Says Worldwide IT Spending on Pace to Surpass $3.6 Trillion in 2012”).

Big Data/Analytics:

The volume, velocity and variety of big data can be overwhelming to IT organizations and their leaders. Gartner predicts that by 2015, Big Data demand will reach 4.4 million jobs. While this provides many opportunities to collect, manage and deploy data, we believe that a well thought out strategy is needed.  According to a recent Gartner Survey (“Predicts 2013: Information Innovation” and published in “Invest in Information and Analytics to Benefit from Big Data” document dated March 8, 2013), 42% of respondents stated they had invested in Big Data technology or were planning to do so within a year.

Gartner predicts that by 2015, 20% of Global 1000 organizations will have established a strategic focus on information infrastructure equal to that of application management. This is one of five Gartner predictions about Big Data and information infrastructure discussed in “Predicts 2013: Big Data and Information Infrastructure;” a November 30, 2012 report that describes in detail how the big data phenomenon will affect organizations, resources and information infrastructure.

“Big Data Adoption in the Logical Data Warehouse” by Gartner dated February 7, 2013, reports on the results of a Gartner study about Big Data. For example, over 40% of all organizations plan on using the data warehouse and data integration practices.

Mobile/BYOD:

The mobile software and services capabilities are a market that is predicted by McKinsey & Co. to reach $130 billion in revenue by 2015 (Source: Article from FierceMobileIT dated, November 9, 2012 http://news.enterprisemobilitytoday.com/articles/share/54230/.) According to Forrester Research statistics provided by IBM, mobile spending is predicted to reach $1.3 trillion by 2016. In addition, there are expected to be 200 million employees bringing their mobile devices to work by 2016. (Source: Article from FierceMobileIT dated, November 9, 2012 - http://news.enterprisemobilitytoday.com/articles/share/54230/).

Sales and Marketing

Sysorex has built a core competency in bidding on government RFPs. It utilizes its internal bid and proposal team as well as consultants to prepare the proposal responses for Government clients. Sysorex also uses business development, sales and account management employees or consultants and expects to increase these departments as the Company grows.

Lilien Systems utilizes direct marketing through approximately 20 outside and inside sales representatives, who are compensated with a base salary and commission, and relationships with customers and channel partners to generate new projects.  Lilien Systems also maintains the following web site: www.lilien.com.

Shoom has a sales force of two outside sales representatives and a VP of Sales and VP of Customer Service, who are compensated with a base salary and commission.  Shoom maintains the following Web site:  www.shoom.com.

Customers

Sysorex

In the United States, Sysorex has already re-established itself with a variety of Government contracts and subcontracts serving the U. S. Army, FAA, DHS, Army Corps of Engineers, U.S. Navy, Department of Defense, Department of Health and Human Services and others. Sysorex is currently providing services, solutions or training to the following customers and holds a variety of contracts (either as a prime or subprime contractor):

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U.S. GSA Schedule 70 (prime contractor)

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U.S. Navy SPAWAR BFS Pillar (prime contractor)

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GSA Alliant (subcontractor to CSC)

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DIA - SITE– (subcontractor to Lockheed Martin)

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Department of Treasury – TIPPS 4 (subcontractor to VIP)

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U.S. Army Rock Island Arsenal (prime contractor)

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FAA e-FAST (subcontractor to HiTec Systems)

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U.S. Army – ITES-2 (subcontractor to NCI & ManTech)

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DoD– Encore II  (subcontractor to Lockheed Martin & ManTech)

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BOSS-U – (subcontractor to Northrop Grumman)

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Saudi War College (Foreign Military Sales Project, subcontractor to SAIC)

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DoD - PORTICO Program – (subcontractor to Lockheed Martin)

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TEIS III – (subcontractor to General Dynamics)

Our relationships with our prime contractors (when we act as a subcontractor) and our subcontractors (when we act as a prime contractor) are based on Non-Disclosure Agreements, Teaming Agreements and Subcontracts, Delivery, Task and Purchase Orders which include the agreed upon general terms and conditions between the prime contractor and subcontractor.  In addition, these agreements are governed by the Government issued prime contract, which prescribes the rights and responsibilities of the prime contractor and subcontractor(s).  The rights and responsibilities at the solicitation and contract level are further described by the Federal Acquisition Regulations (FAR) and Defense Federal Acquisition Regulations Supplement (DFARS); these clauses are incorporated in the prime contract and passed along in the subcontract(s) as Government Flow-Down clauses. The FAR is the principal set of rules in the Federal Acquisition Regulation System. This system consists of sets of regulations issued by agencies of the federal government of the United States to govern what is called the “acquisition process”; this is the process through which the government purchases (“acquires”) goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration.   The DFARS are a supplement to the FAR that provides Department of Defense (DoD) specific acquisition regulations.  The Office of the Under Secretary of Defense for Acquisition Technology and Logistics maintains the Defense Procurement and Acquisition Policy.

Lilien Systems

Lilien Systems’ key customers in 2013 were BioRad, Healthnet, Gilead Sciences, E&J Gallo, Boswell, Hawaiian Electric Company and several other commercial customers.

Shoom

Shoom’s key customers in the Media, Publishing and Entertainment industries include Gannett, Hearst Corporation, Media General, USA Today, MediaOne, Dow Jones Local Media Group, Gate House Media and others.

Competition

Sysorex

The market-space for those providing IT solutions and services is competitive throughout the world. However, the Government sector is less competitive as fewer companies understand how to successfully penetrate the Government tendering process.  The management of Sysorex has 30 plus years of experience in this area and knows how to compete against the smallest to the largest players. In the past, our predecessor Sysorex went head to head with companies such as EDS, Micron, IBM, and Accenture on large government projects and was able to compete effectively. We are seeking to do the same going forward.

Competition comes in a variety of forms in today’s global economy. There are large systems integrators and defense contractors as well as small businesses, 8a, Women-owned, Veteran Disabled, Alaskan Native, etc. Some of these players include global defense & IT service companies including IBM Global Services, LogicaCMG, CSC, ATOS Origins, Northrop Grumman, Raytheon IT Services and SAIC.  Sysorex expects to also face new competitors as it makes acquisitions in its target areas of cyber-security, Big Data, Cloud services and mobile/BYOD; etc. We believe these will range from services companies to companies with products and technologies.

Traditional consulting firm potential competitors include: KPMG, Accenture, Ernst & Young

Medium/small business potential competitors include: Starry Associates, Eyak Technologies, Hi-Tec Systems, Inc., CACI, Apptis and Cylab.

Indian IT service firm potential competitors include: Wipro, TCS, Infosys, HC and Polaris

Middle East IT service firms potential competitors include: Jeraisy Group, Ebttikaar, Ejada, ACS and NATCOM

This complex landscape of domestic and multi-national services companies creates a challenging environment, however, Sysorex has a successful history and brand that it believes it can leverage. Our strategy is to be a global services provider with presence in two high growth markets (India and Middle-East).  Our focus is on public, as well as private sectors, which we believe gives us a balanced and strong base for success.

Lilien Systems

The enterprise infrastructure and IT VAR industry is highly competitive. Lilien competes with various types and sizes of companies ranging from local and national service providers such as Fusion Storm Global Inc., Bear Data, LLC, enPointe Technologies and sometimes manufacturers of the products themselves. Lilien believes that it can differentiate itself from its competitors because it brings commitment, technical expertise and business vision to its solutions – enterprise computing and storage, virtualization, business continuity, networking and IT business consulting.

Shoom

Shoom competes primarily with in-house solutions that media and publishing companies may have. In addition, companies like MerlinOne and PressTeligence have part of Shoom’s solutions but usually only provide information for the specific customer and not for their competiors or for the industry.

Intellectual Property

The Company currently does not have any legally filed trademarks for the names Sysorex or Lilien although it has assigned value to the Lilien trade name as part of the acquisition accounting. Sysorex is investigating a trademark and is also looking at future acquisitions, which have intellectual property with patents, trademarks, etc. Sysorex believes that it does not infringe upon any intellectual property rights held by other parties.

Employees

As of February 28, 2014, Sysorex Government Services had 22 employees, including its parent’s two executive officers and one administrative person. Lilien Systems had 47 full-time, non-union employees, including its executive officers and no part-time employees. Shoom had 20 employees in total, including 19 full-time employees and 1 part-time employee. This includes 4 officers, 2 administrative people and 14 technical/engineering persons.

Properties

The Company’s executive offices are located at 3375 Scott Blvd. Suite 440 Santa Clara, CA 95054; Tel (408) 702-2167. The Company entered into a 12-month lease for the facility commencing in August 2012 at a monthly rental of $1,785 for approximately 1,275 square feet of office space. Sysorex Government Services/Sysorex Federal offices are located at 13800 Coppermine Road, Suite 300, Herndon, VA 20171 under a shared office lease which ends on January 31, 2015. Monthly rental is $175.

Lilien’s executive offices are located at 17 E. Sir Francis Drake Blvd. Suite 110 Larkspur, CA 94939. The monthly rental is $17,885 for approximately 6,062 square feet of office space under a lease, which expires on July 31, 2014. Sysorex’ fixed assets include computers, servers, desks, chairs, conference table and other miscellaneous office equipment.

Shoom’s executive offices are located at 6345 Balboa Boulevard, Suite 247, Encino, California 91316.  The monthly rental is currently $11,433 under a lease, which expires on July 31, 2017 with a five-year option to extend. Shoom is responsible for taxes, utilities and operating expenses under the lease.

Sysorex Arabia LLC maintains an office at Akaria Center, Building 1, Suite 302-2, Riyadh, Saudi Arabia.  The lease was renewed for a one year until February 6, 2015, at an annual rental of approximately $16,500.

We believe that each of our properties is suitable and adequate for the operations conducted therein.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.

During the year ended December 31, 2011, a judgment in the amount of $936,330 was levied against Sysorex Arabia LLC in favor of Creative Edge, Inc. in connection with amounts advanced for operations.  Of that amount, $214,187 has been repaid, $514,836 will be paid through a surety bond, and the remaining $207,320 has been accrued by Sysorex Arabia as of June 30, 2013 in its consolidated financial statements.

There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position
Abdus Salam Qureishi	77	Chairman of the Board of Directors
Nadir Ali	45	CEO & Director
Wendy Loundermon	43	Chief Financial Officer, Secretary, President Sysorex Government Services, Inc.
Geoffrey Lilien	50	CEO Lilien Systems, Director
Bret Osborn	49	President Lilien Systems, Director
Dhruv Gulati	51	EVP Lilien Systems, Director
Leonard Oppenheim	66	Director

Management Team

The CEO of Sysorex Global is Nadir Ali. He has been responsible for Sysorex growth since prior to its sale to Vanstar Corporation in 1997 where he managed $165 million annual federal government business. The Sysorex management team in the United States, consisting of Nadir Ali and Wendy Loundermon, Chief Financial Officer, has recently won contracts with the U.S. Navy, U.S. Army, Homeland Security, U.S. Treasury, Department of Defense, FAA and others. Mr. Ali has an employment contract with the Company.

Geoffrey Lilien serves as the CEO of Lilien Systems with Bret Osborn as the President and Dhruv Gulati as the EVP of Lilien Systems.  All three Lilien executives have two-year employment contracts. This team is responsible for the operations of Lilien Systems.

William Freschi serves as CEO of Shoom with Dan Cole as President and COO.  They serve under two-year employment contracts and are responsible for the daily operations of Shoom.

Mr. Abdul-Aziz Salloum as General Manager heads Sysorex Arabia operations. He is responsible for the day-to-day operations of Sysorex Arabia. Nabil Abdul-Baqi is the VP of local business development activities and business partnerships. Mr. Abdul-Baqi has an employment contract.

Abdus Salam Qureishi, Chairman

Abdus Salam Qureishi is the Founder and Chairman of the Board of Directors of the Company, and was the CEO of the predecessor of Sysorex.  Until September 2011, he was also Chief Executive Officer. He launched Sysorex Information Systems (SIS) in 1972 establishing the company as a major force in the international computer industry. In less than four years he brought the company to prominence with offices in key cities and clients worldwide.  SIS became one of the leading providers of information technology solutions to U.S. Federal government customers worldwide. Headquartered in the Washington, D.C. metropolitan area, SIS was awarded and successfully managed multi-year multi-million dollar contracts, before being sold to the Vanstar Corporation in 1997.

Mr. Qureishi is a veteran of the IT industry and has been as an investor in cutting edge technologies in Silicon Valley since the 1970’s.  He invented, developed, and marketed a highly successful player selection/organization system used by three major NFL championship-winning athletic teams. He conceived, designed, and installed a personnel-testing system for a 300,000-person organization. The system effectively evaluated numerous behavioral, professional, and performance facets of key employees in the organization.  Mr. Qureishi has also managed the development, marketing, and implementation of a broad series of successful computer application programs in business, education, and government.  He has vast technical and business experience that he brings to the Sysorex Board along with extensive contacts and relationships.  He is the father-in-law of Nadir Ali, the Company’s CEO.

Nadir Ali, CEO

Nadir Ali was elected CEO and a Director of the Company in September 2011.  Prior thereto, from 2001, he served as President of Sysorex Consulting and its subsidiaries. As CEO of the Company, Nadir is responsible for establishing the vision, strategic intent, and the operational aspects of Sysorex.  Nadir works with the Sysorex executive team to deliver both operational and strategic leadership and has over 15 years of experience in the consulting and high tech industries.

Prior to joining Sysorex, from 1998-2001, Nadir was the co-founder and Managing Director of Tira Capital, an early stage technology fund.  Immediately prior thereto, Nadir served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up. Nadir led the company’s capital raising efforts and its eventual sale to VerticalNet. From 1995 through 1998, Nadir was Vice President of Strategic Programs at Sysorex Information Systems (acquired by Vanstar Government Systems in 1997) a leading computer systems integrator. Nadir played a key operations role and was responsible for implementing and managing the company’s $1 billion plus in multi-year contracts.  He worked closely with the investment bankers on the sale of Sysorex Information Systems to Vanstar in 1997. This started Mr. Ali’s mergers and acquisitions experience which was enhanced with additional M&A activity totaling $150 million which experience is critical and relevant to Sysorex’s strategy today.  Mr. Ali’s extensive experience in Sysorex’ core Government business, as well as extensive contacts and relationships in Silicon Valley and Washington, D.C. were further considered by the Company in appointing Nadir to the Board of Directors.

From 1989 to 1994 he was a management consultant, first with Deloitte & Touche LLC in San Francisco and then independently. Nadir received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989.  Mr. Ali is the son-in-law of Abdus Salam Qureishi, the Company’s Chairman of the Board.

Wendy Loundermon, Chief Financial Officer

Ms. Loundermon has overseen all of Sysorex’s finance, accounting and HR activities as Chief Financial Officer since 2002.  She is responsible for the preparation and filing of financial statements and reports for all companies, tax return filings, negotiating vendor credit terms, banking relationships, and managing the accounting staff. Ms. Loundermon also assists in 401(k) activities and prepares financial projection and budgeting models. Ms. Loundermon and her team manage all of the HR activities for the Company including payroll, employment contracts, compensation packages, health plans, etc.  Ms. Loundermon received a Bachelor of Science degree in Accounting and a Masters of Science degree in Taxation from George Mason University.

Geoffrey Lilien, CEO, Lilien Systems

Geoffrey Lilien was elected CEO of Lilien Systems and a member of the Company’s Board of Directors upon the Company’s acquisition of Lilien on March 20, 2013.  Prior thereto, he held the position of Chairman and CEO with Lilien since 1984, when he founded the Company.  He has overseen Lilien’s growth from his being the only employee to having five offices in four states with over 50 employees.  Geoffrey has authority over the operations of Lilien including sales/marketing, business development, program management, partnerships, etc.  Geoffrey’s leadership in the reseller community includes his participation on HP Enterprise Council and Avnet Executive Partner Council, and is regularly quoted in CRN and other trade press. In 2009, he received the VAR 500 Best Partnership Award recognizing nearly two decades of successful partnering with Hewlett-Packard.  Geoffrey has a B.S. in Applied Science and Business from the University of San Francisco.   Much of Lilien Systems’ longevity and success can be attributed to that company’s culture that has evolved under Geoffrey’s leadership.  Geoffrey started out as a technologist and instituted the practice of having the most capable and communicative technical staff in the industry.  He was responsible for the company’s finances until its acquisition by Sysorex, and continues to be responsible for strategic business planning and expansion, which will help guide the Board of Directors going forward.

Bret Osborn, President, Lilien Systems

Bret Osborn was elected President of Lilien Systems, and a member of the Company’s Board of Directors upon the Company’s acquisition of Lilien on March 20, 2013.  Prior thereto, he held the position of President with Lilien since 2005.  Bret is responsible for the general operations of Lilien and sets Lilien’s strategic direction, oversees Lilien’s sales, marketing and services organizations, and manages partner relationships. Since Bret jointed Lilien in 2005 as Vice President of Sales, Lilien has doubled in employees, quadrupled in revenue, and made VAR Business’s list of Top 50 fastest growing VARs.

Prior to joining Lilien, from 2003-2004, Bret was Regional Vice President for BlueArc. Corp., where his key responsibilities included strategy formulation, team acquisition, solution development, sales, and account penetration strategies. From 1997-2002, Bret was Area Vice President for EMC Corporation, where he helped grow the business from $10 million to $110 million per year.  Bret has a B.A. in Speech Communications and Minor in Business Administration from Humboldt State University.  Mr. Osborn’s extensive sales and operations experience brings valuable capabilities as Sysorex grows its business.  He will help guide the Board of Directors as the Company builds its sales organization.

Dhruv Gulati, EVP Lilien Systems

Dhruv Gulati was elected EVP of Lilien Systems and a director of the Company upon the Company’s acquisition of Lilien on March 20, 2013.  Prior thereto, he held the same position with Lilien since 1992.  Dhruv is responsible for the business development of Lilien, where he is responsible for partner relationships for the purpose of building synergies that drive revenue growth for the Company.  Individually, Dhruv has been one of the top revenue producers for Lilien over the past 20 years.  Mr. Gulati’s business development and sales marketing experience across the Company’s operations were factors that the Company considered in appointing Mr. Gulati to the Board of Directors.

As Managing Director at GG Ventures SA, Dhruv has also founded and built a property development business in Nicaragua called El Encanto del Sur, where Dhruv manages finance, marketing and investor relations for the ongoing business.  Dhruv has a B.S. in Manufacturing Design and Process from San Francisco State University, with a Minor in Business Administration from San Francisco State University.

Board of Directors

The Sysorex Board of Directors includes:

Mr. A. Salam Qureishi, Chairman -- see “Management Team” above

Mr. Nadir Ali, CEO -- see “Management Team” above

Mr. Geoffrey Lilien, CEO Lilien Systems -- see “Management Team” above

Mr. Bret Osborn, President Lilien Systems -- see “Management Team” above

Mr. Dhruv Gulati, EVP Lilien Systems -- see “Management Team” above

Mr. Leonard A. Oppenheim – Director – Mr. Oppenheim has served as a director of the Company since July 29, 2011.  Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, he was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim is a graduate of New York University Law School.  Mr. Oppenheim serves on the Board of Apricus Biosciences, Inc. (Nasdaq:APRI), a publicly held bioscience company.  Mr. Oppenheim’s public company board experience is essential to Sysorex.  Mr. Oppenheim also meets the Audit Committee Member requirements as an audit expert.

It is a condition of this Offering that the Company’s securities be listed on a national securities exchange.  Therefore, the Company will be required to have a Board consisting of a majority of independent directors as such term is defined under the listing standards of the Nasdaq Stock Market and SEC rules.  In that event, Bret Osborn and Dhruv Gulati, two of the three former Lilien shareholders who currently serve on the Board, have agreed to resign upon the Company’s securities being listed on Nasdaq.

There are no family relationships among any of our directors and executive officers other than Mr. Qureishi is the father-in-law of Mr. Ali.

Board of Advisors

Sysorex has established a Board of Advisors to review transactions, including, but not limited to, mergers and acquisitions in which Sysorex is involved, as well to consult and advise Sysorex on any proposed or potential transactions and to recommend any significant contracts or transactions that Sysorex should pursue.  Members of the Board of Advisors, acting as independent contractors shall provide consulting services from time to time as requested by the Company.  The Company plans to enter into individual consulting agreements with each member of the Board of Advisors to be negotiated on a case-by-case basis.

Robert Guerra

Mr. Guerra joined the Sysorex Board of Advisors in 2011. He has since 2002, been the Executive Vice President of Guerra Kiviat, Inc., a strategic sales consulting firm specializing in Federal Government solution selling, sales strategy and tactics, and market analysis and positioning. Immediately before that he was a founding Partner of Guerra, Kiviat, Flyzik & Associates, Inc. Prior thereto, he was the President of Robert J. Guerra & Associates for eight years.

Mr. Guerra is a highly respected veteran in the Federal Information Technology (IT) community.  On five occasions (1993, 1994, 1998, 2001, and 2003) Mr. Guerra was selected as one of Federal Computer Week’s Federal 100 award recipients.  The Federal 100 is an annual selection of leading Federal Government and industry executives, nominated by readers and selected by a panel of Federal IT executives.  He is one of only two private sector executives to be so honored this many times in the history of the award.  He has also been selected as the Federation of Government Information Processing Councils (FGIPC) “Industry Executive of the Year.”

Mr. Guerra was Executive Vice President of Sysorex Information Systems Inc. from 1995 to 1997, where he oversaw the identification, account development, contract capture, and contract implementation aspects of the Company’s Federal IT business.  He also served as Vice President of Strategic Programs at Falcon Micro Systems, a major provider of information technology solutions to Federal agencies.   Prior to that Mr. Guerra served as President of Everex Federal Systems Inc. where he led the growth of annual Federal sales from $22 million in excess of $160 million in 18 months. His background includes a 14-year career at the Xerox Corporation and a career at Federal Data Corporation (FDC) where he engineered the sale of FDC’s client/server subsidiary to Everex Systems Inc.  He was active in the Math Box Inc. (later MBI Business Centers) three public stock offerings in 1983 and 1984.

Mr. Guerra served as the founding President of the Bethesda/National Institutes of Health (NIH) chapter of the Armed Forces Communications & Electronics Association (AFCEA), and now serves on its Advisory Committee.  He has served on the NIH AFCEA sponsored gala for 13 years assisting in raising over $3.2 million in contributions.  Mr. Guerra holds a Bachelor of Business Administration degree concentrating in Finance, from St. John Fisher College in Rochester, New York. He currently resides with his family in Ashburn, Virginia.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and our articles of incorporation and bylaws.

Independent Directors

We believe Len Oppenheim is an “independent director,” and an audit committee financial expert as those terms are defined by listing standards of the national securities exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 under the Securities Exchange Act of 1934.  We intend to add additional independent directors in order to meet listing requirements of a national securities exchange, in accordance with the phase-in provisions of NASDAQ Rule 5615(b).

Committees of the Board of Directors

Currently, our Board of Directors acts as audit, nominating, corporate governance and compensation committees. The Board of Directors has adopted charters relative to its audit committee, compensation committee and nominating committee. Until such time as we add more members to the Board, the entire Board will determine all matters. We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, in accordance with the phase-in provisions of NASDAQ Rule 5615(b). We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” prior to a listing on a national securities exchange.

Audit Committee

The audit committee’s duties under the terms of its charter are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to include the terms of its charter review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The audit committee members possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The compensation committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of our executive officers, administering our stock option plans, and recommending and approving grants of stock options under those plans.

Nominating Committee

Under the charter of our nominating and corporate governance committee, the nominating and corporate governance committee considers and makes recommendations on matters related to the practices, policies and procedures of the board of directors and takes a leadership role in shaping our corporate governance. As part of its duties, the nominating and corporate governance committee assesses the size, structure and composition of the board of directors and its committees, coordinates evaluation of board performance and reviews board compensation. The nominating and corporate governance committee also acts as a screening and nominating committee for candidates considered for election to the board of directors.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer, and (ii) our most highly compensated executive officers, other than those listed in clause (i) above, who were serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Nadir Ali,	2013	$240,000	$86,000	$1,495,800	(1)	$175,846(2)	$1,997,646
Chief Executive Officer	2012	$240,000	-0-	$29,800		-0-	$269,000

Wendy Loundermon,	2013	$173,333	-0-	$300,800	(1)	-0-	$474,133
Chief Financial Officer	2012	$117,083	$2,917	$21,300		-0-	$114,300

(1)	See “Management’s Discussion and Analysis - Stock Based Compensation” for a discussion of the assumptions made in the valuation of these options.
(2)	Accrued vacation paid as compensation and housing allowance.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2013.

			Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Warrants Exercisable	Number of Securities Underlying Unexercised Warrants Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants	Warrant Exercise Price ($)	Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nadir Ali	125,000	-0-	-0-	0.312	12/21/2022	-0-	-0-	-0-	-0-
	-0-	625,000	-0-	2.70	8/12/2023	-0-	-0-	-0-	-0-

Wendy	82,500	-0-	-0-	1.40	12/05/2021	-0-	-0-	-0-	-0-
Loundermon	75,000	-0-	-0-	0.312	12/21/2022	-0-	-0-	-0-	-0-
	21,750	-0-	-0-	0.312	12/21/2017	-0-	-0-	-0-	-0-
	31,250	93,750	-0-	2.56	11/16/2023	-0-	-0-	-0-	-0-

(1)

The closing price of the Company’s Common Stock on December 31, 2012 was $0.40 per share.

Employment Agreements

On July 1, 2010, Nadir Ali entered into an “at will” Employment and Non-Compete Agreement, as subsequently amended, with the Sysorex Group, consisting of Sysorex Federal, Inc., Sysorex Government Services and Sysorex Consulting prior to their acquisition by the Company.  Under the terms of the Employment Agreement Mr. Ali serves as President.  The Employment Agreement was assumed by the Company and Mr. Ali became CEO in September 2011.  Mr. Ali’s salary under the Agreement is $240,000 per annum plus other benefits including a bonus plan, a housing allowance, health insurance, life insurance and other standard Sysorex employee benefits. If Mr. Ali’s employment is terminated without Cause (as defined), he will receive his base salary for 12 months from the date of termination.  Mr. Ali’s employment agreement provides that he will not compete with the Company for a period ending 12 months from termination and will be subject to non-solicitation provisions relating to employees, consultants and customers, distributors, partners, joint ventures or suppliers of the Company.

On March 20, 2013, upon the Company’s acquisition of Lilien Systems, Lilien Systems entered into a two-year employment agreement with Geoffrey Lilien, as CEO of Lilien Systems.  The parties agreed to negotiate in good faith either a new contract or an extension no later than six months prior to the expiration of the term.  Mr. Lilien’s compensation is $238,704 per annum.  He is entitled to a bonus based on a compensation plan to be agreed to between him and Lilien.  If the contract is terminated by Lilien for Cause (as defined), or if Mr. Lilien resigns without Good Reason (as defined), Mr. Lilien shall only receive his compensation earned through the termination date.  If the contract is terminated by Lilien without Cause or if Mr. Lilien terminates his employment for Good Reason, or upon a Change in Control (as defined), Mr. Lilien shall also be entitled to one year’s severance pay; all non-vested equity in the Company shall accelerate and vest on the date of termination and all healthcare and life insurance coverage through the end of the term shall be paid by the Company.  For purposes of this Agreement, Cause shall include, among other things:  the gross profits for calendar years ending December 31, 2013 and 2014 attributable to Lilien are more than 25% below the Gross Profit Projections for Lilien provided by Mr. Lilien.

On March 20, 2013, Lilien System entered into an employment agreement with Bret Osborn to serve as President of Lilien Systems.  Mr. Osborn’s salary is $180,000 per year and he is eligible to receive compensation under a bonus plan.  Otherwise, Mr. Osborn’s contract is the same as that of Mr. Lilien.

On March 20, 2013, Lilien System entered into an employment agreement with Dhruv Gulati to serve as Executive Vice President of Business Development for Lilien Systems.  Mr. Gulati’s salary is $60,000 per year, plus commissions on sales and is eligible to receive compensation under a bonus plan.  Otherwise, Mr. Gulati’s contract is the same as that of Mr. Lilien.

Equity Compensation Plan Information

On September 1, 2011 our Board of Directors and stockholders adopted the 2011 Employee Stock Incentive Plan (the “Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the Plan, as amended, we are authorized to issue up to 2,500,000 shares of Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. In December 2012, the Company obtained shareholder approval to increase the number of shares available under the Plan to 2,500,000 with yearly increases equal to 10% of the number of shares issued during the prior calendar year. Thus, effective as of January 1, 2014, an aggregate of 2,634,500 shares were authorized for grant under the Plan. The 2011 Equity Incentive Plan will be administered by our board of directors until authority has been delegated to a committee of the board of directors.

As of June 30, 2013, an aggregate of 994,000 options had been granted under the Plan. The options are exercisable at prices ranging from $0.312 to $1.40 per share.  Included are options to the following officers of the Company: A. Salam Qureishi, Chairman of the Board (250,000 options); Nadir Ali, CEO (125,000 options); and Wendy Loundermon, CFO (157,500 options).  Included, effective March 1, 2013, upon the Lilien Acquisition, are 38 employees of Lilien Systems who granted an aggregate of 104,750 incentive stock options with four-year vesting schedules exercisable for ten (10) years at $0.80 per share plus an additional 40,500 options granted to Lilien employees on August 14,2013.  As of the September 6, 2013 closing date of the Shoom Acquisition, 22 employees were granted an aggregate of 100,000 incentive stock options with three-year vesting schedules exercisable for 10 years at $2.60 per share.    On November 18, 2013, existing employees were granted an aggregate of 458,250 options with a three-year vesting schedule exercisable for 10 years at $ 2.56 per share. As of February 28, 2014 there were 1,442,210 options currently issued and outstanding under the Plan and 1,192,290 options and shares available for future issuance with the Plan.

In addition, on August 14, 2013 the Board of Directors granted to Nadir Ali non-qualified stock options outside of the Plan to purchase 625,000 shares of Common Stock at $2.70 per share, the current fair market value.  The options vest in four equal installments from the second through the fifth anniversary dates of grant.  However, in the event of a Change of Control (as defined) where Mr. Ali is no longer employed by the Company as an executive officer, the Option will accelerate and be fully vested (and non-forfeitable) and immediately exercisable.

Director Compensation

Except as set forth in the table below, none of our directors received compensation during the fiscal years ended December 31, 2013 and 2012 for services provided as a director except reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director.

Name	Year	Fees Earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
A Salam Qureishi	2013						$240,000(1)	$240,000
	2012						$86,000(1)	$86,000

Len Oppenheim	2013		$20,000(2)					$20,000
	2012		$20,000(2)					$20,000

Gabriel Del Virginia	2012		$10,000(3)					$10,000

(1)

Mr Qureishi received 250,000 options and 154,928 warrants during 2012 with an aggregate value of $86,000 in consideration of advances made by him to the Company. Mr. Qureishi received $240,000 in 2013 for services rendered pursuant to a Consulting Services Agreement dated April 1, 2013. Services rendered by Mr. Qureishi during 2013 included his arranging the Shoom acquisition and consulting on operations of the Company. Mr. Qureishi provides services to the Company under his consulting agreement at the rate of$375 per hour. The agreement provides for consulting services through March 31, 2014, unless extended by mutual agreement of the parties. See “Certain Relationships and Related Party Transactions and Director Independence.”

(2)

The Company has accrued a liability of $20,000 for each of 2012 and 2013 in connection with restricted shares of common stock accrued but not issued to Mr. Oppenheim in connection with his services as a director and approved by the Board.

(3)

The Company accrued $10,000 in connection with restricted shares of common stock for Mr. Del Virginia.  Those shares were issued in November 2013.  Mr. Del Virigina was a Director from July 2011 to July 2012.

PRINCIPAL AND SELLING STOCKHOLDER

The following table sets forth certain information as of February 28, 2014, and as adjusted to give retroactive effect to a one-for-two reverse stock split to be effected in connection with pricing of this Offering at an assumed initial public offering price of $6.00 per share and to reflect the sale of Common Stock in this Offering, assuming no exercise by the Underwriters of their over-allotment option regarding the beneficial ownership of our common stock by the following persons:

•

each person or entity who, to our knowledge, owns more than 5% of our common stock;

•

our executive officers named in the Summary Compensation Table above;

•

each director;

•

all of our executive officers and directors as a group; and

•

the Selling Stockholder.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Sysorex Global Holdings Corp., 3375 Scott Boulevard, Suite 440, Santa Clara, California 95054. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner	Number (1)		Percentage	Number (2)		Percentage
Abdus Salam Qureishi	2,236,623	(3)	15.4%	2,236,623	(3)	12.4%
Nadir Ali	1,047,017	(4)	7.2%	1,047,017	(4)	5.9%
Wendy Loundermon	322,547	(5)	2.2%	322,547	(5)	1.8%
Geoffrey I. Lilien (6)	1,705,900		11.8%	1,539,233		8.7%
Bret Osborn	611,006		4.2%	611,006		3.3%
Dhruv Gulati	442,883		3.1%	442,883		2.5%
Len Oppenheim	23,968		*	23,968		*
All Directors and Executive Officers as a Group (7 persons)	6,389,944		40.2%	6,223,277		33.6%

5% Beneficial Owners
Dr. Shaheen Ahmad 909 Third Avenue, New York, NY 10150.7584	1,331,544		9.2%	1,331,544		7.5%

Sy Holdings Corporation (7)	2,168,168		15.0%	2,168,168		12.3%

Qureishi 1998 Family Trust (8)	907,288		6.3%	907,288		5.1%

*	less than 1% of the issued and outstanding Shares.

(1)

Based on 14,499,532 shares issued and outstanding as of February 28, 2014, including shares reserved for issuance to former stockholders of Shoom who have not yet exchanged their shares. Does not include shares of Common Stock issuable upon exercise of 411,262 warrants; 625,000 outstanding options granted outside of our Plan; 1,442,210 outstanding options, as well as an additional 1,192,290 shares reserved for issuance under the Company’s 2011 Employee Stock Incentive Plan, as amended.

(2)

Based on 17,666,198 shares to be outstanding upon completion of this Offering giving effect to an assumed one for two reverse stock split, without giving effect to the exercise of the Underwriter’s over-allotment option.

(3)

Includes 250,000 options and 154,928 warrants, all currently exercisable, as well as 1,688,941 shares held by various trusts and corporations related to family interests of Mr. Qureishi, including the Qureishi 1998 Family Trust, for which Mr. Qureishi holds the power to vote and dispose of the shares.  Does not include Sy Holdings Corporation of which Mr. Qureishi is a director

(4)	Includes 125,000 options and 43,750 warrants held directly or indirectly by Mr. Ali, but excludes 625,000 options not currently exercisable.

(5)	Includes 282,500 options and 21,750 warrants held directly by Mrs. Loundermon.

(6)

Mr. Lilien is CEO of Lilien Systems, a wholly owned subsidiary of the Company and a director of the Company.  He may be deemed an underwriter within the meaning of the Securities Act.  The Company will pay all of the direct expenses of this Offering, except the Selling Stockholder will bear his pro rata share of the Underwriter’s fee and any legal fees and transfer and other taxes incurred in connection with the sale of his Shares in this Offering.

Mr. Lilien acquired his shares of common stock in the Company’s March 20, 2013 Lilien Acquisition.  These Shares were part of the 3,000,000 shares of common stock issued to the former members of Lilien pursuant to an Asset Purchase and Merger Agreement, a copy of which has been filed as an exhibit to this registration statement.

The Selling Stockholder is a party to a Lock-Up/Leak-Out and Registration Rights Agreement.  Mr. Lilien’s Shares were restricted for the six-month period ended September 20, 2013. He is permitted to sell pursuant to Rule 144 until the effective date of this prospectus. However, except for the shares offered hereby by Mr. Lilien, all Former Lilien Members will be restricted from selling for a six-month period commencing with the effective of this prospectus.  The Company agreed to register the remainder of Mr. Lilien’s Shares, as well as the balance of the 3 million shares held by other Former Lilien Members concurrent with this registration statement, and keep such registration effective until all Shares can be sold without registration pursuant to Rule 144 under the Securities Act.

(7)	The power to vote and dispose of these shares is held by Mr. Tanveer Khader, 1735 Technology Drive, #430, San Jose, CA 95110.

(8)	The power to vote and dispose of these shares is held by Abdus Salam Qureishi.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Employment Agreements

The Company entered into an employment agreement with Nadir Ali, as the CEO, on July 1, 2010, as amended.  Lilien Systems has entered into substantively similar employment agreements effective March 20, 2013, with Geoffrey Lilien, as Chief Executive Officer, Bret Osborn as President and Dhruv Gulati, as Executive Vice President of Business Development.  See “Executive Compensation - Employment Agreements.”

Acquisition of Lilien

As discussed under the heading “The Lilien Acquisition” in the “Business” section above, on March 1, 2013, the Company completed the acquisition of Lilien LLC (“Lilien LLC”), for consideration consisting of $3,000,000 cash and the issuance of 3,000,000 shares of restricted common stock of the Company with a deemed fair market value of $6,000,000, or $2.00 per share, to the former members of Lilien LLC (the “Former Lilien Members”), pursuant to the Asset Purchase and Merger Agreement (the “APMA”).  Pursuant to the APMA, the Company purchased the assets of Lilien LLC which included all of the capital stock of Lilien Systems (“Lilien”), now a subsidiary of the Company.

Upon the completion of the Lilien Acquisition, Geoffrey Lilien, Bret Osborn and Dhruv Gulatui were elected to the Company’s then existing Board of Directors of three persons.  Sysorex and Lilien LLC agreed to mutually elect an independent seventh director, who has not yet been elected. Bret Osborn and Dhruv Gulati have each agreed to resign from the Board of Directors, if required, in order for the Company to have a Board consisting of a majority of independent directors upon the Company’s listing on Nasdaq. Sysorex also agreed to nominate Lilien’s three representatives for re-election for two successive shareholder meetings.  In addition to serving as directors of the Company, Geoffrey Lilien is the Chief Executive Officer of Lilien, Bret Osborn serves as the President of Lilien, and Dhruv Gulati serves as the Executive Vice President.

In the Lilien Acquisition, Geoffrey Lilien received 1,705,908 shares of Common Stock of the Company and $1,705,908, Bret Osborn received 611,006 shares of Common Stock and $611,006 and Dhruv Gulati received 442,883 shares of Common Stock and 442,883 with the cash components subject to adjustment.

All of the shares of common stock of the Company that were issued in the Lilien Acquisition are subject to Lock-up/Leak-out and Guaranty Agreements, prohibiting the holders from selling such shares for six months from the effective date of this registration statement.  Notwithstanding that fact, Geoffrey Lilien can sell up to $1,000,000 in shares in this Offering. The Company contingently guaranteed (the “Guaranty”) to the Former Lilien Members the net sales price of $2.00, as adjusted, per share for a two year period following the closing, provided the stockholders are in compliance with the terms and conditions of the lock-up agreement.  At the end of the two year Guaranty period the Former Lilien Members shall have an option to put all, but not less than all, of their unsold Sysorex shares to Sysorex, for the price of $2.00 per unsold share.  Notwithstanding the foregoing, in the event the gross profit for calendar 2013 and 2014, attributable to the Lilien assets is more than 20% below what was forecasted to the Company the Guaranty will be proportionately reduced.

Under the APMA, the Former Lilien Members were entitled to any excess cash above $1,000,000, provided both Lilien’s net worth immediately preceding the closing was greater than $1,000,000 and its net worth less excess cash of at least $1,000,000 was greater than $1,000,000. Since net worth was less than $1,000,000 there was an $153,000 working capital settlement adjustment, however, this amount is subject to continuing negotiation.

Note Payable to Related Party

The Company has borrowed funds from the Qureishi 1998 Family Trust, pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2012, the Company owed $136,977 to the Qureishi 1998 Family Trust, which was repaid in full March 2013. The largest aggregate amount of principal indebtedness outstanding during the year ended December 31, 2012 was $145,608, with $74,854 of principal and no interest paid during that year.  The largest aggregate amount of principal outstanding during the year ended December 31, 2013 was $136,977, all of which was paid without interest during that period. The Qureishi 1998 Family Trust owns 907,288 shares of common stock of the Company, representing approximately 5.4% of the issued and outstanding common stock of the Company as of February 28, 2014. The power to vote and dispose of the shares held by the Qureishi 1998 Family Trust is held by Abdus Salam Qureishi, the chairman of the board of directors of the Company.  Nadir Ali and his wife are beneficiaries of the Trust.

The Company has borrowed funds from Sysorex Consulting, Inc., pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2012, the Company owed $11,717 to Sysorex Consulting, Inc., which has since been repaid in full. The largest aggregate amount of principal outstanding during the year ended December 31, 2012 was $108,520 with $98,983 of additional borrowings, of which $195,787 of principal and no interest was paid during the year.  The largest aggregate amount of principal outstanding during the year ended December 31, 2013 was $11,717 with $10,858 of additional borrowings, of which $22,575 of principal and no interest was paid during the period. Sysorex Consulting, Inc. owns 210,783 shares of common stock of the Company, representing approximately 1.24% of the issued and outstanding common stock of the Company as of February 28, 2014. The power to vote and dispose of the shares held by Sysorex Consulting, Inc. is held by Abdus Salam Qureishi, the chairman of the board of directors of the Company.

Non-interest bearing amounts due on demand from Sysorex Consulting to Sysorex Saudi Arabia, Inc. were $665,554 as of December 31, 2013 and December 31, 2012. These advances were made to fund operations of Sysorex Consulting and recorded as intercompany accounts without any written agreement.  The largest aggregate amount of principal outstanding during the years ended December 31, 2013 and 2012 was $665,554 with no principal or interest paid during those periods. As Sysorex Consulting is a direct shareholder and invested in the Company, the amounts due to the Company as of December 31, 2013 and 2012 have been included in Stockholders’ Equity.

Agreements with Duroob Technology, Inc.

On March 31, 2013, the Company issued 443,717 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc., a Saudi Arabian limited liability company (“Duroob”), a related party, as Duroob’s CEO owns a minority interest in Sysorex Arabia LLC.  The money owed by Sysorex Arabia to Duroob was for working capital loans for payroll, rent and past-due liabilities. The fair market value of the shares was $887,433 and since Duroob is a related party the resulting gain of $887,443 has been credited to additional paid-in capital. As of December 31, 2013, Duroob was owed $160,331. The largest aggregate amount of principal outstanding during the year ended December 31, 2012 was $1,813,957 with $403,534 of principal payments and no interest paid during the year. The largest aggregate amount of principal outstanding during the year ended December 31, 2013 was $1,774,865. The Company issued stock to repay the entire $1,774,865 balance as described above and subsequently borrowed $566,749 with repayments of $312,000 during the period.  There were no interest payments paid during the year ended December 31, 3013. Sysorex Arabia LLC is 50.2% owned by the Company and 49.8% owned by Abdul Aziz Salloum (“Salloum”), its general manager. Salloum is also the CEO and principal shareholder of Duroob.

The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC. However, by agreement with Salloum, the ownership percentages of Sysorex Arabia LLC remained unchanged. The Company’s 50.2% interest in Sysorex Arabia LLC was acquired from Sysorex Consulting, Inc. and the Qureishi Family Trust pursuant to a July 29, 2011 Acquisition and Share Exchange Agreement. The power to vote and dispose of the shares held by Sysorex Consulting, Inc. and the Qureishi Family Trust are held by Abdus Salam Qureishi, the chairman of the board of directors of the Company.

Consulting Agreement

Effective April 1, 2013, the Company entered into a Consulting Services Ordering Agreement with its Chairman of the Board, Abdus Salam Qureishi. Mr. Qureishi, as the former CEO of the Company, consults on various operations of the Company. The term is for one year, expiring March 31, 2014, unless extended by mutual agreement of the parties. Mr. Qureishi provides services at the rate of $375 per hour. He received $240,000 during 2013 for arranging the Shoom acquisition and consulting on various operations of the Company.

Family Relationships

Abdus Salam Qureishi, the Chairman of the Board of Directors of the Company, is the father-in-law of Nadir Ali, the CEO and a director of the Company.

DESCRIPTION OF SECURITIES

Reverse Stock Split

The following description of our capital stock and provisions of our articles of incorporation and by-laws are summaries and are qualified by reference to our articles of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our Board of Directors and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock in connection with the pricing of this Offering immediately following the effectiveness of the registration statement, of which this prospectus is a part, at an exchange ratio of one-for-two with our Board of Directors retaining the discretion as to whether to implement the reverse split and the exact exchange ratio to implement.  The anticipated reverse split of our common stock will not affect the number of shares of authorized common stock or the par value of our shares of common stock.  Unless otherwise stated below, all information regarding share amounts of common stock and prices per share of common stock described below assume the consummation of the one-for-two reverse stock split.

Authorized and Outstanding Capital Stock - Reverse Stock Split

We have authorized 55,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock.

As of February 28, 2014, giving effect to an assumed one for two reverse stock split, we had 14,499,532 shares of common stock held of record (including up to 1,381,000 shares reserved for issuance to former Shoom shareholders) by 629 shareholders of record  There are no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock.  However, the effects might include, among other things:

•

Impairing dividend rights of our common stock;

•

Diluting the voting power of our common stock;

•

Impairing the liquidation rights of our common stock; and

•

Delaying or preventing a change of control without further action by our stockholders.

Underwriters’ Warrants

We have agreed to issue to the Underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 3% of the shares of our common stock sold in this Offering (including any shares issued pursuant to the Underwriters’ over-allotment option).  The warrant will have an exercise price equal to 125% of the Offering price of the shares sold in this Offering.  The warrant is exercisable commencing one year after the effective date of the registration statement related to this Offering, and will be exercisable for four years thereafter, including exercise on a cashless basis.  The warrant is not redeemable by us.  The

Underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrantor the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the effective date of this prospectus.  Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of this prospectus. Except to any underwriter and selected dealers participating in the Offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Transfer Agent

Our transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

National Securities Exchange Listing

We have applied for listing of our common stock on the Nasdaq Capital Market which listing is a condition to this Offering.

Indemnification of Directors and Officers

Section 718.7502 of the Nevada Revised Statutes (“NRS”) provides, in general, that a corporation incorporated under the laws of the State of Nevada, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Nevada corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to maintain insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Anti-Takeover Effect of Nevada Law, Certain By-Law Provisions

Certain provisions of our Bylaws are intended to strengthen the board of directors’ position in the event of a hostile takeover attempt. These provisions have the following effects:

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to the commencement of this Offering, there was a limited public market for our common stock and a limited number of shares in the public float.  Sales of substantial amounts of our common stock in the public market commencing six months after the effective date of this prospectus when lock-up agreements expire could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have 14,499,532 shares of common stock issued and outstanding. Upon the completion of this Offering, we will have outstanding an aggregate of 17,666,198 shares of common stock, assuming the issuance of 3,166,666 shares of common stock in this Offering and assuming that the Underwriter does not exercise its option to purchase up to an additional 500,000 shares and assuming that none of our other outstanding warrants or options granted under our 2011 Employee Stock Incentive Plan or otherwise are exercised.  Of these outstanding shares, all 3,166,666 shares sold by us in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Of the 14,499,532 shares of our common stock outstanding prior to the completion of this Offering and held by existing stockholders, approximately 2,266,453 shares are currently free trading and the remaining are “restricted securities” as that term is defined in Rule 144 under the Securities Act all but approximately 400,000 of which have been held for more than six months.  Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Lock-Up Agreements

We have obtained lock-up agreements from each of our officers and directors and stockholders owning 2% or more of our common stock who, immediately prior to the commencement of this Offering, collectively held approximately 67% of our shares.  Pursuant to the lock-up agreements, each such stockholder has agreed that such stockholder will not, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days following the date of this prospectus, without the prior written consent of the Underwriter, subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17 days of the lock-up period.  The lock-up agreements permit transfers of shares of our common stock in limited circumstances, provided that the transferee agrees to be bound in writing by the provisions of the lock-up agreement.

As a result of these lock-up agreements and rules of the Securities act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, and subject to release as mentioned above, as follows:

Date	Number of Shares
On the date of this prospectus	9,578,948
For 180 days following the date of this prospectus*	4,520,584
After the six-month anniversary of the date of this prospectus	400,000

*  Subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17days of the lock-up period.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

One percent of the number of shares of common stock then outstanding, which will equal approximately 176,662 shares immediately after this Offering, assuming that the Underwriter does not exercise its option to purchase additional shares; or

•

The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

•

In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

•

are preceded by a notice filing on Form 144;

•

are limited to broker’s transactions, as such term is defined under Section 4(a)(4) of the Securities Act; and

•

only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act.

Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.    If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144.  Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC.  Penny stocks generally are equity securities with a price of less than US $5.00.  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Wellington Shields & Co. LLC and Dougherty & Company LLC (the “Underwriters”) have agreed to purchase from us in a firm commitment offering 3,166,666 shares of common stock in this offering and from the Selling Stockholder 166,667 shares of common stock at a public offering price, less the Underwriter’s fee, set forth on the cover page of this prospectus.

The underwriting agreement provides that the obligations of the Underwriter to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the Underwriter will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have been advised by the Underwriter that the Underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[—] per share under the public offering price.  The Underwriter may allow, and these dealers may re-allow, a concession of not more than $[—] per share to other dealers.  After the initial public offering, the Underwriter may change the Offering price and other selling terms.

We have granted to the Underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 500,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the Underwriter’s fee.  The Underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus.  We will be obligated, pursuant to the option, to sell these additional shares of common stock to the Underwriter to the extent the option is exercised.  If any additional shares of common stock are purchased, the Underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

Under our underwriting agreement with the Underwriters, we are to pay (or, in some incidences have paid) to the underwriters (a) an underwriting fee equal to 7% of the gross proceeds of the Offering to us but not to the Selling Stockholder who will pay his proportionate share, (b) an engagement fee of $50,000 which will be applied against the accountable expenses that will be paid by us to the Underwriters in connection with this Offering that in the event the Offering is terminated will be returned to us to the extent that offering expenses are not actually incurred by the Underwriters, and (c) a non-accountable expense allowance equal to 2% of the gross proceeds of the Offering that will not be paid on the proceeds from the over-allotment shares.

We have also agreed to pay the Underwriters’ expenses relating to the Offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors not to exceed $5,000; (b) all filing fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration or qualification of securities under the “blue sky” securities laws of such states and other jurisdictions as the Underwriters may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel); (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Underwriters; and (e) the fees and expenses of the Underwriters’ counsel, not to exceed $85,000.

The following table shows the per share and total underwriting discounts, fees and commissions to be paid to the underwriters by us, as well as the number of warrants issuable to the underwriter.  Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 500,000 additional shares.

	Underwriters’ Fee Payable in Cash		Number of Underwriter Warrants Issuable
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$0.42	$0.42	--	--
Sysorex	$1,710,000	$1,980,000	95,000	110,000
Selling Stockholder	$90,000	$90,000	5,000	5,000
Total:	$1,800,000	$2,070,000	100,000	115,000

We estimate that our total expenses of this offering, excluding the Underwriter’s fees, will be approximately $200,000 which includes our legal and accounting costs and various other fees associated with registering and listing the shares offered hereby.

We also agreed to issue to the Underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 3% of the shares of our common stock sold in this Offering (including any shares issued pursuant to the Underwriters’ over-allotment option). The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this Offering. The warrant is exercisable commencing one year after the effective date of the registration statement related to this Offering, and will be exercisable for four years thereafter. The warrant is not redeemable by us. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.  The Underwriters (or permitted assignees under the Rule 5110(g)(1)) may not sell, transfer, assign, pledge, or hypothecate the warrant or the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the date of this prospectus.  Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners.  The warrant will provided for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

We have granted Wellington Shields & Co. a right of first refusal (“ROFR”) if we complete a private placement, public offering or other transaction within two months of the effective date of this registration statement. For the 18 month period commencing upon the closing of such transaction, the Underwriter shall have a ROFR to provide any financing arrangements to the Company, with the role of the Underwriter, if any, to be determined at that time - pursuant to FINRA Rule 5110(f)(2)(F)(i).  The Underwriters will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee pursuant to FINRA Rule 5110(f)(2)(F)(ii).  In addition, for the one year period commencing two months after the effective date of this registration statement, the Underwriter shall have a preferential right to participate as co-manager with no less than a 25% economic interest (fees) in providing any financial arrangements for the Company or be paid a breakup fee of $200,000.

We have agreed to indemnify the Underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of any of these liabilities.

We and each of our officers, directors and stockholders owning 2% or more of our common stock and their respective affiliates have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 180 days following the effective date of the registration statement of which this prospectus is a part.  Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement.  There are no agreements between the underwriter and any of our officers, directors, stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the one-year period.

The Underwriters have advised us that they do not intend to confirm sales to any account over which it exercises discretionary authority.

In connection with the Offering, the Underwriters may purchase and sell shares of our common stock in the open market.  These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by Underwriters of a greater number of shares than it is required to purchase in the Offering.  Covered short sales are sales made in an amount not greater than an Underwriter’s option to purchase additional shares of common stock from us in the Offering. Underwriters may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market.  In determining the source of shares to close out the covered short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option.  An Underwriter must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if an Underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the Offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by an Underwriter in the open market prior to the completion of the Offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock.  In addition, these purchases may stabilize, maintain or otherwise affect the market price of our common stock.  As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on a national securities exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by the Underwriters of this Offering. Other than the prospectus in electronic format, the information on the Underwriters’ web site and any information contained in any other web site maintained by such Underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other Relationships

Wellington Shields & Co. LLC may provide investment banking services to us in the future.

LEGAL MATTERS

Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, New York 10158, will pass upon the validity of the shares of our common stock to be sold in this Offering.

EXPERTS

The financial statements of the Company as of and for the years ended December 31, 2012 and 2013, included in this prospectus have been audited by Marcum LLP an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Lilien LLC and Subsidiary as of and for the two months ended February 28, 2013 and years ended December 31, 2012 and 2011 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Shoom, Inc. as of and for the eight months ended August 31, 2013 and year ended December 31, 2012 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of AirPatrol Corporation and its Subsidiary as of and for the years ended December 31, 2013 and 2012, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SYSOREX GLOBAL HOLDINGS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sysorex Global Holdings Corp.

We have audited the accompanying consolidated balance sheets of Sysorex Global Holdings Corp. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sysorex Global Holdings Corp. and Subsidiary as of December 31, 2013 and 2012, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY

March 12, 2014

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

Assets	December 31,	December 31,
	2013	2012

Current Assets
Cash and cash equivalents	$2,103,955	$8,301
Marketable securities	124,753	--
Accounts receivable, net	9,581,041	386,720
Note receivable	1,130,000	--
Inventory	74,929	--
Prepaid expenses	381,583	31,762
Prepaid licenses and maintenance contracts	6,120,261	--
Restricted cash	71,429	--

Total Current Assets	19,587,951	426,783

Property and equipment - net	290,665	49,238
Software development costs	56,840	--
Deposits	749,227	749,227
Restricted cash - net of current portion	428,571	--
Contract receivable, long term - net	--	369,804
Prepaid licenses and maintenance contracts, non-current	4,268,010	--
Other assets	456,752	20,060
Trade name/trademarks, net	2,977,378	--
Customer relationships, net	3,085,953	--
Developed technology, net	1,265,000	--
Goodwill	5,707,580	--

Total Assets	$38,873,927	$1,615,112

The accompanying notes are an integral part of these financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

			Proforma
			Stockholders'
			Equity as of
	December 31,	December 31,	December 31,
	2013	2012	2013
			(Unaudited)
Liabilities and Stockholders' Equity (Deficiency)			(Note 31)
Current Liabilities
Accounts payable	$8,435,100	$1,075,310
Accrued expenses	1,219,196	503,634
Accrued compensation and related benefits	2,622,356	1,078,330
Deferred revenue	7,402,149	236,291
Due to factoring company	--	46,426
Due to related parties	160,331	1,829,141
Advances payable	722,157	722,157
Notes payable	723,042	391,181
Notes payable to related party	--	35,050
Convertible note payable	--	88,333
Revolving line of credit	5,697,590	--
Term loan	458,337	--
Derivative liability	--	177,100
Total Current Liabilities	27,440,258	6,182,953
Long Term Liabilities
Deferred revenue, non-current	4,845,138	--
Term loan, non-current portion	291,663	--
Total Liabilities	32,577,059	6,182,953
Commitments and Contingencies
Stockholders' Equity (Deficiency)
Preferred stock - $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	--	--
Common stock - $0.001 par value; 50,000,000 shares authorized; 28,189,064 and 17,987,518 issued and outstanding	28,189	17,988	14,095
Additional paid-in capital	21,517,362	6,130,440	21,531,457
Due from Sysorex Consulting Inc.	(665,554)	(665,554)	(665,554)
Accumulated other comprehensive income	3,048	--	3,048
Accumulated deficit (excluding $2,441,960 reclassified to additional paid in capital in quasi-reorganization)	(13,105,962)	(8,842,558)	(13,105,962)
Stockholders' Equity (Deficiency) Attributable to Sysorex Global Holdings Corp.	7,777,083	(3,359,684)	7,777,083
Non- controlling Interest	(1,480,215)	(1,208,157)	(1,480,215)
Total Stockholders' Equity (Deficiency)	6,296,868	(4,567,841)	6,296,868
Total Liabilities and Stockholders' Equity (Deficiency)	$38,873,927	$1,615,112

The accompanying notes are an integral part of these financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2013	2012
Revenues, Net	$50,571,557	$4,237,789

Cost of Revenues	38,317,246	2,344,592

Gross Profit	12,254,311	1,893,197

Operating Expenses
Compensation and related benefits	8,858,922	1,462,858
Professional and legal fees	1,027,760	471,393
Consulting expenses	671,773	1,685
Occupancy	417,053	50,043
Acquisition transaction/financing costs	1,813,273	--
Costs associated with public offering	542,819	--
Amortization of intangibles	821,652	--
Other administrative	2,016,963	362,632

Total Operating Expenses	16,170,215	2,348,611

Loss from Operations	$(3,915,904)	$(455,414)

Other Income (Expense)
Other income	30,173	2,987
Interest expense	(315,299)	(350,201)
Gain on the settlement of obligation	154,736	--
Change in fair value of derivative liability	(489,168)	18,003
Total Other Income (Expense)	(619,558)	(329,211)

Loss before Provision for Income Taxes	(4,535,462)	(784,625)
Provision for income taxes	--	-
Net Loss	(4,535,462)	(784,625)

Net Loss Attributable to non-controlling interest	(272,058)	(90,779)
Net Loss Attributable to Stockholders of
Sysorex Global Holdings Corp.	$(4,263,404)	$(693,846)

Net Loss Per Share - Basic and Diluted	$(0.17)	$(0.04)

Weighted Average Shares Outstanding
Basic and Diluted	24,575,556	17,962,586

Proforma net loss per share - basic and diluted (note 31)	$(0.35)	$(0.08)

Proforma weighted average number of shares outstanding (note 31)	12,287,778	8,981,293

The accompanying notes are an integral part of these financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the Year Ended
	December 31,
	2013	2012

Net Loss	$(4,263,404)	$(693,846)

Unrealized holding gains in marketable securities including reclassification adjustment of realized gains included in net income	3,048	--

Comprehensive Loss	$(4,260,356)	$(693,846)

The accompanying notes are an integral part of these financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

				Due to	Accumulated			Total
			Additional	Sysorex	Other		Non-	Stockholders'
	Common Stock		Paid-In	Consulting,	Comprehensive	Accumulated	Controlling	Equity
	Shares	Amount	Capital	Inc.	Income	Deficit	Interest	(Deficiency)

Balance - January 1, 2012	17,962,518	$17,963	$5,901,968	$(639,744)	$--	$(8,148,712)	$(1,117,378)	$(3,985,903)

Advances from related party	--	--	--	(25,810)	--	--	--	(25,810)
Stock options granted to employees for services	--	--	108,500	--	--	--	--	108,500
Reclassification of derivative liability	--	--	116,097	--	--	--	--	116,097
Shares of common stock issued for services	25,000	25	3,875	--	--	--	--	3,900
Net loss	--	--	--	--	--	(693,846)	(90,779)	(784,625)

Balance - December 31, 2012	17,987,518	17,988	6,130,440	(665,554)	--	(8,842,558)	(1,208,157)	(4,567,841)

Reclassification of derrivative liability to equity	--	--	666,268	--	--	--	--	666,268
Common stock issued for Lilien Acquisition	6,000,000	6,000	5,994,000	--	--	--	--	6,000,000
Common stock issued for services	416,965	417	535,224	--	--	--	--	535,641
Stock options granted to employees and consultants for services	--	--	557,094	--	--	--	--	557,094
Warrants issued in connection with Lilien Acquisition	--	--	109,300	--	--	--	--	109,300
Warrants issued with recast of bank agreement (Note 20)	--	--	137,100	--	--	--	--	137,100
Common stock issued for Shoom Acquisition	2,761,997	2,762	5,604,092	--		--	--	5,606,854
Common stock issued for settlement of related party payable	887,433	887	1,773,979	--	--	--	--	1,774,866
Accrued liability settled in stock	14,286	14	9,986					10,000
Issuance of common stock in connection with the cashless exercise of warrants (Note 17)	120,865	121	(121)	--	--	--	--	--
Unrealized gain on marketable securities	--	--	--	--	3,048	--	--	3,048
Net loss	--	--	--	--	--	(4,263,404)	(272,058)	(4,535,462)

Balance - December 31, 2013	28,189,064	$28,189	$21,517,362	$(665,554)	$3,048	$(13,105,962)	$(1,480,215)	$6,296,868

The accompanying notes are an integral part of these financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2013	2012
Cash Flows from Operating Activities
Net loss	$(4,535,462)	$(784,625)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	121,884	99,204
Amortization of intangible assets	821,652	--
Stock based compensation	1,202,035	223,600
Change in fair value of the derivative liability	489,168	(18,003)
Amortization of debt discount	16,667	183,333
Amortization of deferred financing costs	30,243	--
Gain on settlement of obligations	(154,736)	--
Provision for doubtful accounts	414,492
Investment Income	(2,597)
Changes in operating assets and liabilities:
Accounts receivable	(4,597,250)	(320,217)
Inventory	(19,502)	--
Prepaid expenses	(82,971)	11,557
Prepaid licenses and maintenance contracts	(1,241,317)	--
Deposits	369,804	--
Other assets	265,769	(6,251)
Accounts payable	2,376,445	179,048
Accrued expenses	39,374	47,481
Accrued compensation	899,373	53,928
Deferred revenue	858,755	(142,266)
Accrued interest	--	1,200
Total adjustments	1,807,288	312,614
Net Cash Used in Operating Activities	(2,728,174)	(472,011)
Cash Flows From (Used In) Investing Activities
Purchase of property and equipment	(79,204)	(3,521)
Investment in capitalized software	(56,840)	--
Cash paid for Lilien	(3,000,000)	--
Cash acquired in Lilien acquisition	1,112,485	--
Cash acquired in Shoom acquisition	3,668,548	--
Loan to non-related company	(1,000,000)	--
Proceeds from the sale of marketable securities	486,361	--
Net Cash Flows Provided by (Used in) Investing Activities	1,131,350	(3,521)
Cash Flows from Financing Activities
Advances from bank facility	5,697,590	--
Proceeds from term loan	750,000	--
Advances from factoring company	--	2,003
Repayment of factoring company	(46,426)	--
Proceeds from note from related parties	--	17,000
Repaymemt of notes from related parties	(35,050)	--
Repayment of advances to Qureishi Family Trust	(136,977)	(7,631)
Repayment of advances to Sysorex Consulting, Inc.	(11,717)	(122,613)
Repayment of cash advances	--	(214,187)
Repayment of notes payable	(2,168,139)	(88,560)
Proceeds from convertible note	--	200,000
Repayment of convertible notes	(105,000)	(95,000)
Cash deposited in escrow - restricted cash	(500,000)	--
Advance from Duroob Technology	566,749	567,687
Repayment to Duroob Technology	(312,000)	--
Deferred financing fees	(6,552)	--
Net Cash Provided by Financing Activities	3,692,478	258,699
Net Increase (Decrease) in Cash and Cash Equivalents	2,095,654	(216,833)
Cash and Cash Equivalents - Beginning of year	8,301	225,134
Cash and Cash Equivalents - End of year	$2,103,955	$8,301

The accompanying notes are an integral part of these financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Supplemental Disclosure of cash flow information:	For the Year Ended
	December 31,
	2013	2012
Cash paid for:
Interest	$287,389	$55,668
Income taxes	$52,701	$23,122

Supplemental disclosures for non-cash operating, investing and financing activities:

Acquisition of Lilien:
Assumption of assets other than cash	$15,180,332	$-
Assumption of liabilities	$17,216,770	$-
Issuance of common stock	$6,000,000	$-

Issuance of common stock for settlement of liability	$1,774,866	$-

Acquisition of Shoom:
Assumption of assets other than cash	$826,000	$-
Assumption of liabilities	$405,000	$-
Issuance of common stock	$2,762,000	$-

Fair value of warrants granted to bank for credit line amendment	$137,100	$-

Reclassification of derivative liability to equity	$666,268	$116,097

Issuance of common stock for settlement of accrued liability	$10,000	$-

Issuance of note payable with the acquisition of Shoom	$2,500,000	$-

The accompanying notes are an integral part of these financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 1 - Organization and Nature of Business

Overview

Sysorex Global Holdings Corp. (“SGHC”), through its wholly-owned subsidiaries, Sysorex Federal, Inc. and Sysorex Government Services, Inc., and majority-owned subsidiary, Sysorex Arabia LLC (collectively the “Company”), provides information technology and telecommunications solutions and services primarily to government customers in the United States and Saudi Arabia. The Company is a systems integration and consulting company and has a wide range of offerings, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services. The Company is headquartered in the State of California, has an office in the Commonwealth of Virginia, and the Company’s majority-owned subsidiary operates in Saudi Arabia.

Effective March 1, 2013, and as more fully described in Note 3, the Company acquired the assets of Lilien LLC (“Lilien”), and 100% of the stock of Lilien Systems (collectively “Lilien”). The Company expanded its operations by providing information technology solutions services to organizations. These services include enterprise computing and storage, virtualization, business continuity, networking and information technology business consulting services. Lilien has offices in California, Oregon, Hawaii and the State of Washington.

Effective August 31, 2013 and as more fully described in Note 4, the Company acquired Shoom, Inc. (“Shoom”) a California based provider of Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries. Shoom expands Sysorex’s depth of enterprise service offerings with Cloud–based solutions.

Liquidity

As of December 31, 2013 the Company has a working capital deficiency of approximately $7.9 million. For the year ended December 31, 2013 the Company incurred a net loss of approximately $4.3 million and utilized cash in operations of approximately $2.7 million.

Effective August 31, 2013, the Company entered into an agreement to acquire the stock of Shoom, Inc. a California based provider of cloud based data analytics and enterprise solutions to the media, publishing, and entertainment industries that generates 77% gross margins. In addition the Company amended its bank line of credit to increase the credit limit to $6,000,000.  As of December 31, 2013 there was $302,410 available under the credit line.    The Company’s plans include entering into agreements to obtain additional equity financing to fund short-term operating activities and implementing its expansion strategy that was launched with the acquisition of Lilien in March 2013. The Company’s current capital resources as of December 31, 2013 and the equity financing and contract awards in the first quarter of 2014 are expected to be sufficient to fund planned operations during the succeeding twelve months as the Company closed  $2 Million in equity financing from a strategic investor during February 2014 and the Company won a new $1.4 Million 1 year US Army contract that commenced in February 2014.  In addition, in February 2013 the Company was awarded a U.S. Navy SPAWAR contract which has started releasing task orders during Q1 2014 and other awards are expected later in the year.

The Company can give no assurance that it will be successful in implementing its business plan and obtain financing that will be available on terms advantageous to the Company, if at all. Should the Company not be successful in implementing its business plan or obtaining the necessary financing to fund its short-term operations, the Company may need to curtail certain or all of its expansion activities.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared using the accounting records of the Company and its wholly-owned subsidiaries, Sysorex Federal, Inc. and Sysorex Government Services, Inc., Lilien Systems as of March 1, 2013, Shoom, Inc. as of August 31, 2013 and its majority-owned subsidiary, Sysorex Arabia LLC (“SA”).  All material inter-company balances and transactions have been eliminated.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Principles of Consolidation (continued)

The Company owns 50.2% of Sysorex Arabia. As of December 31, 2013, SA had minimal cash, approximately $749,000 in deposits, $38,000 in other assets and intercompany balances and debts as disclosed in the following footnotes, with an accumulated deficit of approximately $1,560,000.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates. The Company’s significant estimates consist of:

•

The valuation of the assets and liabilities acquired from Lilien and Shoom as described in Notes 3 and 4, respectfully, as well as the valuation of the Company's common shares issued in those transactions;

•

The valuation of stock-based compensation;

•

The allowance for doubtful accounts;

•

The valuation allowance for the deferred tax asset; and

•

Impairment of intangible assets.

Business Combinations

The Company account for business combinations under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”)  805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with maturities of three months or less when purchased. As of December 31, 2013 and 2012 the Company had no cash equivalents.

Restricted Cash

In connection with certain transactions, the Company may be required to deposit assets, including cash or investment shares, in escrow accounts.  The assets held in escrow are subject to various contingencies that may exist with respect to such transactions.  Upon resolution of those contingencies or the expiration of the escrow period, some or all the escrow amounts may be used and the balance released to the Company.  As of December 31, 2013 the Company has $500,000 deposited in escrow shown as Restricted Cash of $71,429 and Restricted Cash – net of current portion of $428,571 for the Shoom acquisition of which any amounts not subject to claims shall be released to the Shoom Stockholders, on a pro-rata basis, on each of the seven (7) anniversary dates of the Closing Date in seven equal installments.  See note 18(d).

Marketable Securities

The Company accounts for marketable securities in accordance with FASB ASC 320-10, Investments-Debt and Equity Securities.  The Company classifies its investments in equity securities that have readily determinable fair values and all debt securities as held-to-maturity, available-for-sale or trading at acquisition and reevaluate such classification at each subsequent balance sheet date. The Company has investments classified as available-for-sale and held-to-maturity at December 31, 2013.  Available-for-sale securities are reported at fair value and any difference between cost and fair value is recorded as unrealized gain or loss and is reported as accumulated other comprehensive income (loss) in the consolidated statement of changes in stockholders’ equity. Held-to-maturity securities are those investments that the Company has the ability and intend to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums and discounts, which approximates market value at the purchase date.  The Company generally purchases fixed-income securities that have a remaining maturity of one year or less.  Realized gains and losses and declines in value expected to be other-than-temporary on available-for-sale securities are included in other expenses in the statement of operations.  The cost of securities sold is based on the specific identification method.  Interest and dividends on marketable securities are included in other revenue.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Accounts Receivable, net, Contracts receivable, net  and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility.  Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company has recorded an allowance for doubtful accounts of $547,672 and $133,180 as of December 31, 2013 and 2012. As of December 31, 2013 and 2012 the Company has reclassified $547,672(which has been reserved against in full) and $369,804 respectively as long term contracts receivable because the amount is not expected to be collected within the next twelve months.

Inventory

Inventory consisting primarily of finished goods is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories.  Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves.  If the Company does not meet its sales expectations, these reserves are increased.  Products that are determined to be obsolete are written down to net realizable value.  As of December 31, 2013 and 2012, the Company deemed any such allowance nominal.

Deferred Financing Costs

Cost incurred in conjunction with the debt financing has been capitalized and will be amortized to interest expense using the straight line method, which approximates the interest rate method, over the term of the debt and is included as a component of other assets.  The Company incurred $143,652 of deferred financing costs and amortized $30,243 of those costs during the year ended December 31, 2013.

Prepaid Licenses and Maintenance Contracts

Prepaid licenses and maintenance contracts represent payments made by the Company directly to the manufacturer. The Company acts as the principal and the primary obligor in the transaction and amortizes the capitalized costs ratably over the term of the contract to cost of revenues, generally one to five years.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.  Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term.  Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

Intangible assets primarily consist of developed technology, customer lists/relationships, and trade names and trademarks and are amortized ratably over a range of four to seven years which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company did not incur any impairment charges for the year ended December 31, 2013 and 2012.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Goodwill

The Company records goodwill and other indefinite-lived assets in connection with business combinations. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of acquired companies, is not amortized. Indefinite-lived assets are stated at fair value as of the date acquired in a business combination. The Company’s goodwill balance and other assets with indefinite lives are evaluated for potential impairment annually each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, the Company utilizes both the “Income Approach”, which is based on estimates of future net cash flows, and the “Market Approach”, which observes transactional evidence involving similar businesses. There was no impairment for the years ended December 31, 2013 and 2012.

Software Development Costs

The Company develops and utilizes internal software for the processing of data provided by its customers.  Costs incurred in this effort are accounted for under the provisions of FASB ASC 350-40, Internal Use Software, whereby direct costs related to development and enhancement of internal use software is capitalized, and costs related to maintenance are expensed as incurred.  The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement.  These internal use software development costs are amortized over the estimated useful life which management has determined is four years following the year such costs are capitalized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2013 and 2012.

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Non-Controlling Interest

The Company has a 50.2% equity interest in SA as of December 31, 2013 and 2012.  The portion of the Company’s deficiency attributable to this third-party non-controlling interest was approximately $1.5 million and $1.2 million as of December 31, 2013 and 2012, respectively.

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations are calculated using the Saudi Riyal and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period.  Translation adjustments are recorded as a separate component of consolidated stockholders’ equity and not deemed material.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Foreign Currency Transactions

Gains or losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net transaction losses were not material  and $0 for the years ended December 31, 2013 and 2012, respectively.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its consolidated financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and unrealized gains and losses from marketable securities, affecting stockholders’ equity that, under US GAAP, are excluded from net loss.

Revenue Recognition

Revenues for the years ended December 31, 2013 and 2012 are comprised of the following:

	Year Ended December 31,
	2013	2012
Resale of hardware	$25,113,284	$132
Resale of software	7,256,960	1,376
Maintenance services	9,018,175	4,018
Professional services contracts – time and materials	1,607,062	828,132
Professional services contracts – fixed price	6,253,402	3,404,131
Revenues from digital advertising and electronic services	1,322,674	--

Total	$50,571,557	$4,237,789

The Company is a systems integrator and consulting services company that provides IT solutions and services to its customers and recognizes revenue once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery (software and hardware) or fulfillment (maintenance) has occurred, and (4) there is reasonable assurance of collection of the sales proceeds (the “Revenue Recognition Criteria”). In addition, the Company also records revenues in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Consideration” (“ASC 605-45”). The Company evaluates the sales of products and services on a case by case basis to determine whether the transaction should be recorded gross or net, including, but not limited to, assessing whether or not the Company: 1) is the primary obligor in the transaction; 2) has inventory risk with respect to the products and/or services sold; 3) has latitude in pricing; and 4) changes the product or performs part of the services sold. The Company evaluates whether revenues received from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services should be recognized on a gross or net basis on a transaction by transaction basis.  As of the date hereof, the Company has determined that all revenues received should be recognized on a gross basis in accordance with applicable the standards.

Cooperative reimbursements from vendors, which are earned and available, are recorded in the period the related advertising expenditure is incurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605-50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical sales returns and credit memo analysis which are adjusted to actual on a periodic basis.  The Company receives Marketing Development Funds (MDF) from vendors based on quarterly sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses. Reimbursements are recorded as a reduction of marketing expenses and other applicable selling general and administrative expenses in the period in which the expenses were incurred.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 2 - Summary of Significant Accounting Policies (continued)

The Company also enters into sales transactions whereby customer orders contain multiple deliverables, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: the Company’s design, configuration, installation, integration, warranty/maintenance and consulting services; and third-party computer hardware, software and warranty maintenance services.   In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately.  For the years ended December 31, 2013 and 2012 revenues recognized as a result of customer contracts requiring the delivery of multiple elements was $35,171,415 and $0, respectively.  The Company had no multiple deliverable arrangements prior to the acquisition of Lilien.

Hardware, Software and Licensing Revenue Recognition

Generally, the Revenue Recognition Criteria are met with respect to the sales of hardware and software products when they are shipped to the customer.  The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse.  In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately response for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer.  As a result, the Company recognizes the sale of the product and the cost of such upon receiving notification from the supplier that the product has shipped. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.  Vendor product price discounts are recorded when earned as a reduction to cost of sales.  Vendor product sales volume and growth incentive rebates based on total Company quarterly sales are recorded when earned as other income.

Maintenance and Professional Services Revenue Recognition

With respect to sales of our maintenance, consulting and other service agreements including our digital advertising and electronic services, the Revenue Recognition Criteria is met once the service has been provided. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. The fixed rate includes direct labor, indirect expenses, and profits. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. Anticipated losses are recognized as soon as they become known.  For the years ended December 31, 2013 and 2012 the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States Government agencies, Saudi Arabian Government agencies, and commercial customers.

The Company recognizes revenue for sales of all services billed as a fixed fee ratably over the term of the arrangement as such services are provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period.  Amounts received as prepayments for services to be rendered are recognized as deferred revenue.  Revenue from such prepayments are recognized when the services are provided.

The Company’s maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology if new software updates are introduced during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retains general inventory risk upon customer return or rejection is most familiar with the customer and its required specifications it generally serves as the initial contact with the customer with respect to any maintenance services required and therefore will perform all or part of the required service.

Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance, records the amounts received as deferred revenue with respect to any portion of the fee for which services have not yet been provided. The Company recognizes the related revenue ratably over the term of the maintenance agreement as services are provided. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company.  Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services shave already been provided.  Customers do not have the right to a refund of paid fees for maintenance/warranty services that the Company has earned and recognized as revenue. Invoices issued for maintenance/warranty services not yet rendered are recorded as deferred revenue and then recognized as revenue ratably over the service period. As a result (1) the warranty and maintenance service fees payable by each customer are separately accounted for in each customer purchase order as a separate line item, and (2) upon the Company’s receipt and acceptance of a request for refund of maintenance/warranty services not yet provided, the Company’s obligation to perform any additional maintenance/warranty services will end. Sales are recorded net of discounts, rebates, and returns.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods.

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant.  The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

The Company incurred stock-based compensation charges, net of estimated forfeitures of $1,202,035 and $223,600 for the years ended December 31, 2013 and 2012, respectively.  The following table summarizes the nature of such charges for the years then ended:

	December 31, 2013	December 31, 2012

Compensation and related benefits	$557,094	$108,500
Professional fees	326,685	3,900
Acquisition transaction costs	318,256	--
Interest expense	--	111,200

Totals	$1,202,035	$223,600

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants in the calculation of diluted net loss per common shares would have been anti-dilutive.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Net Loss Per Share (continued)

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Options	4,123,399	1,463,000
Warrants	822,523	843,356
Convertible debt	--	1,166,667

Totals	4,945,922	3,473,023

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses, deferred revenue, and derivative instruments. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term nature, except derivative instruments which are marked to market at the end of each reporting period.

Derivative Liabilities

In connection with the issuance of a secured convertible promissory note, the terms of the convertible note included an embedded conversion feature; which provided for the settlement of the convertible promissory note into shares of common stock at a rate which was determined to be variable.  The Company determined that the conversion feature was an embedded derivative instrument pursuant to ASC 815 “Derivatives and Hedging”.

The accounting treatment of derivative financial instruments requires that the Company record the conversion option and related warrants at their fair values as of the inception date of the agreements and at fair value as of each subsequent balance sheet date.  As a result of entering into the convertible promissory notes, the Company is required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date.  The Company reassesses the classification at each balance sheet date.  If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

The fair value of an embedded conversion option that is convertible unto a fixed number of shares is recorded using the intrinsic value method and the embedded conversion option that is convertible into at variable amount of shares are deemed to be a “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815.  Since, “down-round protection” is not an input into the calculation of the fair value of the conversion option and cannot be considered “indexed to the Company’s own stock” which is a requirement for the scope exception as outlined under ASC 815.  The Company determined the fair value of the Binomial Lattice Model and the Intrinsic Value Method to be materially the same.  Warrants that have been reclassed to derivative liability that did not contain “down-round protection” were valued using the Black-Scholes model.  The Company’s outstanding warrants did not contain any down round protection.

The Black-Scholes option valuation model is used to estimate the fair value of the warrants or options granted.  The model includes subjective input assumptions that can materially affect the fair value estimates.  The model was developed for use in estimating the fair value of traded options or warrants.  The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants or options granted.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Segment Reporting

In accordance with ASC 280 “Segment Reporting”, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under the FASB’s guidance, is the Chief Executive Officer. It is determined that the Company operates in three business segments and two geographic segments, Saudi Arabia and the United States.

Reclassification

Certain accounts in the prior year’s financial statements have been reclassified for comparative purposes to conform with the presentation in the current year’s financial statements. These reclassifications have no effect on previously reported earnings.

Recent Accounting Pronouncements

 In February 2013, the FASB issued ASU No. 2013-02, "Reporting of Amounts Reclassified Out of Other Comprehensive Income." ASU 2013-02 finalized the reporting for reclassifications out of accumulated other comprehensive income, which was previously deferred, as discussed below. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, they do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is also required to present on the face of the financials where net income is reported or in the footnotes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. Other amounts need only be cross-referenced to other disclosures required that provide additional detail of these amounts. The amendments in this update are effective for reporting periods beginning after December 15, 2012. Early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

 In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.”  Under this new guidance, companies must present this unrecognized tax benefit in the financial statements as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. If the unrecognized tax benefit exceeds such credits it should be presented in the financial statements as a liability. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2013. The adoption of this standard is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the accompanying consolidated financial statements.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the consolidated financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the consolidated financial statements.

Note 3 - Acquisition of the Business of Lilien LLC

On March 20, 2013, the Company entered into an Asset Purchase and Merger Agreement (the “Agreement”) to acquire substantially all of the assets and liabilities of Lilien LLC and 100% of the stock of Lilien Systems (collectively referred hereafter as “Lilien”) effective as of March 1, 2013.  Lilien is an information technology company whose operations complement and significantly expands the Company's current base of business.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Acquisition of the Business of Lilien LLC (continued)

The purchase price of this acquisition aggregated $9,000,000 and consisted of cash of $3,000,000, and 6,000,000 shares of the Company's common stock deemed to have a fair value of $6,000,000.  The cash consideration of $3,000,000 was obtained by the Company through a borrowing under a credit facility entered into jointly by Sysorex Government Services, Inc. and Lilien Systems concurrently with and for the express purpose of consummating that acquisition.   Total costs incurred for the Lilien acquisition were $907,865 which consisted primarily of professional fees.

Lilien Systems and Sysorex Government Services are co-borrowers on the loan and both guaranteed the debt.  As they are part of the consolidated group of the Company no accounting consideration related to the co-guaranty was deemed necessary since such impact, if any, would be eliminated in consolidation.

Additionally, under the terms of the Agreement, the Company is liable to the former members of Lilien LLC for the payment of additional cash consideration on March 20, 2015 to the extent that they receive less than $1.00 per share from the sale of the 6,000,000 shares of the Company's common stock referred to above (the “Guaranteed Amount”), less customary commissions, on or before March 20, 2015, provided the stockholders are in compliance with the terms and conditions of the lock-up agreement. Notwithstanding the foregoing, in the event that the gross profits for calendar 2013 and 2014 attributable to the Lilien assets are more than 20% below what was forecasted to the Company, the Guaranteed Amount will be proportionately reduced. As of the date of the acquisition and December 31, 2013 the guaranteed amount was de minimis.

The acquisition of Lilien was accounted for by the Company under the acquisition method of accounting, whereby assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition. The Company deemed the quoted market prices for those shares not to be a reliable measurement method due to the very limited trading activity in such securities.

The purchase price is allocated as follows:

Assets Acquired :
Cash	$1,112,485
Receivables	4,870,471
Inventory	55,410
Other current assets (Note A)	852,759
Prepaid Licenses/Contracts (Note B)	9,146,954
Property and equipment	254,638
Trade name/trademarks (Note C)	3,250,000
Customer relationships (Note C)	2,130,000
Goodwill	4,544,053
26,216,770
Liabilities Assumed :
Accounts payable	5,094,390
Accrued expenses (Note D)	970,139
Deferred Revenue	11,152,241
17,216,770
Purchase Price	$9,000,000

(A)

Other current assets consist primarily of $356,000 of rebates receivable, $107,000 of prepaid expenses, $195,000 of unbilled revenues and $153,000 for a working capital settlement adjustment. The asset purchase agreement included a provision for an adjustment to working capital as of the closing date of the transaction.

(B)

Prepaid licenses/contracts are payments made by the Company directly to the manufacturer for the maintenance services and are being amortized over the life of the contract

(C)

The trade name/trademarks and customer relationships are identifiable intangible assets that are being amortized over their useful life of seven years.

(D)

Accrued expenses consist primarily of $654,000 of accrued compensation, $50,000 of accrued other operational expenses and $35,000 of sales taxes payable.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 4 - Acquisition of Shoom, Inc.

Effective August 31, 2013, the Company entered into an Agreement and Plan of Merger (the “Agreement”) to acquire 100% of the stock of Shoom, a California based provider of cloud based data analytics and enterprise solutions to the media, publishing, and entertainment industries.

The purchase price of this acquisition aggregated $8,107,000 and consisted of cash to be paid of $2,500,000, and 2,762,000 shares of the Company's common stock deemed to have a fair value of $5,607,000. The cash portion was funded by the excess working capital the Company obtained from the Shoom acquisition.  The cash consideration is subject to adjustment under terms of the Agreement. Total costs incurred for the Shoom acquisition were $316,387 which consisted primarily of professional fees.

The acquisition of Shoom was accounted for by the Company under the acquisition method of accounting, whereby assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition. The Company deemed the quoted market prices for those shares not to be a reliable measurement method due to the very limited trading activity in such securities.

The purchase price is allocated as follows:

Assets Acquired :
Cash	$3,669,000
Marketable securities	605,000
Receivables	141,000
Other assets (A)	178,000
Property and equipment	29,000
Trade name/trademarks (B)	120,000
Customer relationships (B)	1,270,000
Developed technology (C)	1,380,000
Goodwill	1,164,000
8,556,000
Liabilities Assumed :
Accounts payable	69,000
Other current liabilities (D)	380,000
449,000
Purchase Price	$8,107,000

(A)

Other current assets consist primarily of approximately $137,000 of prepaid expenses, $30,000 of other receivables and $11,000 of security deposits.

(B)

The trade name/trademarks and customer relationships are identifiable intangible assets that are being amortized over their useful life of seven years.

(C)

The developed technology is an identifiable intangible asset that is being amortized over their useful life of four years.

(D)

Other current liabilities consist primarily of approximately $136,000 of payroll liabilities and $167,000 of profit sharing liabilities.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 5 – Proforma Financial Information

The following unaudited proforma financial information presents the consolidated results of operations of the Company, Lilien and Shoom for the years ended December 31, 2013 and 2012, as if the acquisitions had occurred on January 1, 2012 instead of on March 1, 2013 for Lilien and August 31, 2013 for Shoom. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

	December 31, 2013	December 31, 2012
Revenues	$58,389,450	$48,831,615
Net Loss Attributable to Common Shareholder	$(3,404,611)	$(2,076,146)
Weighted Average Number of Common Shares Outstanding, basic and diluted	27,688,989	26,724,586
Loss Per Common Share - Basic and Diluted	$(.12)	$(.08)

Note 6 - Acquisition of AirPatrol Corporation

On December 20, 2013, the Company entered into an Agreement of Plan and Merger (the “Merger Agreement”) to acquire 100% of the capital stock of AirPatrol Corporation (“AirPatrol”), a company in the  mobile cyber-security and location-based services (LBS) space with leading-edge solutions and proprietary intellectual property, for a purchase price equal to (a) $10,000,000 in cash, subject to certain adjustments, allocated to and among certain creditors, payees, holders of AirPatrol’s issued and outstanding capital stock and (b) 4,000,000 shares of Company common stock, of which 1,600,000 shall be held in escrow for one year, as security to satisfy any indemnity claims that may be owed by the AirPatrol shareholders to the Company (the “Merger Consideration”). The Merger Consideration also includes an earnout, half of the value of which shall be in stock and the other half in cash (unless otherwise agreed or required pursuant to the Merger Agreement) payable to the shareholders of AirPatrol in 2015 in accordance with the following formula:  if for the five quarter period ending March 31, 2015, AirPatrol Net Income meets or exceeds $3,500,000, the Company shall pay to the AirPatrol shareholders an earnout payment equal to (i) AirPatrol Net Income, divided by $5,000,000, times (ii) $10,000,000, provided that the total earnout payment shall not exceed $10,000,000. The closing of the Merger is conditioned upon the consummation of an initial public offering of the Company’s common stock with gross proceeds of at least $10,000,000 on terms acceptable to the Company and certain other customary conditions. The Company can give no assurance that the terms and conditions will be met and the transaction will close.

On August 30, 2013, the Company entered into a Secured Promissory Note (the “Note”) agreement wherein it loaned $1,000,000 to AirPatrol Corporation, a company in the field of cyber security to support its operations.  The Note is due on April 29, 2014, accrues interest at 8% per annum, and is collateralized by the general assets of the debtor.

Note 7 - Marketable Securities

As of December 31, 2013, marketable securities were comprised of the following:

	As of December 31, 2013
	Cost	Fair Value
Available for sale
Mutual funds	$121,705	$124,753

Total marketable securities	$121,705	$124,753

There were no purchases of marketable securities during the year ended December 31, 2013.  The Company sold $10,030 of available for sale mutual funds and certificate of deposits of $476,331 matured and were liquidated during the year ended December 31, 2013.  There were no unrealized gains or losses associated with the sold marketable securities as all gains and losses were realized, the securities were valued at fair value as of the Shoom acquisition date of August 31, 2013 and the securities were sold shortly thereafter. The above marketable securities have underlying contractual maturities of less than once year.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 8 – Notes Receivable

Secured Promissory Notes

On August 30, 2013, the Company entered into a Secured Promissory Note (the “Note”) agreement wherein it loaned $1,000,000 to AirPatrol Corporation, a company in the field of cyber security to support its operations.  The Note is due on April 29, 2014, accrues interest at 8% per annum, and is collateralized by the general assets of the debtor.

On October 14, 2013, the Company entered into a Secured Promissory Note (the “Note”) agreement wherein it loaned $130,000 to IronSky Corporation, a company in the field cyber security solutions to support its operations.  The Note is due on March 31, 2014, accrues interest at 8% per annum, and is collateralized by the general assets of the debtor.

Note 9 - Due from Related Parties

Non-interest bearing amounts due on demand from a related party was $665,554 as of December 31, 2013 and 2012 and consisted primarily of amounts due from Sysorex Consulting, Inc.  As Sysorex Consulting, Inc. is a direct shareholder of and an investor in the Company, the amounts due from Sysorex Consulting, Inc. as of December 31, 2013 and 2012 have been classified in and as a reduction of stockholders' deficiency.

Note 10 - Property and Equipment

Property and equipment at December 31, 2013 and 2012 consists of the following:

	2013	2012
Computer and office equipment	$306,662	$135,631
Furniture and fixtures	1,103,597	62,973
Leasehold improvements	134,445	134,445
Software	24,245	24,245
Vehicles	207,280	207,280
Total	1,776,229	564,574
Less: accumulated depreciation and amortization	(1,485,564)	(515,336)

Total Property and Equipment - Net	$290,665	49,238

Depreciation and amortization expense was $121,884 and $99,204 for the years ended December 31, 2013 and 2012, respectively.

Note 11 – Software Development Costs

Computer software as of December 31, 2013 consisted of the following:

Capitalized software development costs	$56,840
Accumulated amortization	(0)
Computer software, net of accumulated amortization	$56,840

The weighted average remaining amortization period for the Company’s software development costs is 4 years.

Amortization expense for computer software was $0 for the year ended December 31, 2013.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 11 – Software Development Costs (continued)

Future amortization expense on the computer software is anticipated to be as follows:

Year Ending December 31,
2014	14,210
2015	14,210
2016	14,210
2017	14,210
$56,840

Note 12 - Deposits

The Company has entered into surety bonds with a financial institution in Saudi Arabia which guarantee future performance on certain contracts.  Deposits for surety bonds amounted to $749,227 as of December 31, 2013 and 2012.  These bonds will be released once the related contract is closed out which is expected to occur during the year ended December 31, 2014.

Note 13 - Intangible Assets

Lilien Acquisition

Balances of the intangible assets that relate to the Lilien acquisition are as follows as of December 31, 2013:

	As of December 31, 2013
Amortized Intangible Assets	Gross Carrying Amount	Accumulated Amortization

Trade name/trademarks	$3,250,000	$(386,908)
Customer relationships	2,130,000	(253,571)
Total	$5,380,000	$(640,479)

The weighted average remaining amortization period for the Company’s trade names/ trademarks and customer relationships is 3.73 and 2.44 years, respectively.

Shoom Acquisition

Balances of the intangible assets that relate to the Shoom acquisition are as follows as of December 31, 2013:

	As of December 31, 2013
Amortized Intangible Assets	Gross Carrying Amount	Accumulated Amortization

Trade name/trademarks	$120,000	$(5,714)
Customer relationships	$1,270,000	$(60,476)
Developed Technology	$1,380,000	$(115,000)
Total	$2,770,000	$(181,190)

The weighted average remaining amortization period for the Company’s trade names/ trademarks, customer relationships and developed technology is .29, 3.11 and 1.79 years, respectively.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 13 - Intangible Assets (continued)

Aggregate Amortization Expense:

For the year ended December 31, 2013         $821,652

The following table presents the Company’s estimate for total amortization expense for the year ended December 31, 2014 through 2019 and thereafter.

Year Ending December 31,	Amount
2014	1,312,143
2015	1,312,143
2016	1,312,143
2017	1,197,143
2018	967,143
2019 and thereafter	1,227,633
Total	$7,328,348

Note 14 – Deferred revenue

Deferred revenue as of December 31, 2013 and 2012 consisted of the following:

	December 31, 2013	December 31, 2012
Deferred Revenue, current
Lilien maintenance agreements	$7,161,992	$--
Services to be provided by Shoom	3,866	--
Services to be provided by Sysorex	236,291	236,291
Total Deferred Revenue, current	7,402,149	236,291

Deferred Revenue, non-current
Lilien maintenance agreements	4,845,138	--

Total Deferred Revenue	$12,247,287	$236,291

The fair value of the deferred revenue approximates the services to be rendered.

Note 15 - Due to Factoring Company

The Company had an agreement with a commercial financing company (the “Factoring Company”) under which the Company factored trade accounts receivable without recourse as to credit risk, but with recourse for certain claims by the customer for adjustments in the normal course of business.  The Company granted a security interest in those receivables to the Factoring Company and carried them as receivables on the balance sheet.  The Company also recorded the amounts factored as liabilities to the Factoring Company and owed $0 and $46,426 under this arrangement as of December 31, 2013 and 2012, respectively.  The Company incurred commission charges under this agreement of $26,696 and $19,887 for the years ended December 31, 2013 and 2012, respectively.  This factoring agreement was terminated in March 2013 when the Company entered into a Revolving Line of Credit as further described in Note 21.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 16 - Due to Related Parties

Non-interest bearing amounts due on demand to related parties as of December 31, 2013 and 2012 are as follows:

	2013	2012
Qureishi Family Trust, an entity which owns 6.4% and 10.1% of the outstanding common shares of the Company as of December 31, 2013 and 2012, respectively.	$--	$136,977

Duroob Technology, Inc., an entity whose CEO owns 49.8% of Sysorex Arabia LLC, the Company’s 50.2% owned subsidiary	160,331	1,680,447

Sysorex Consulting, Inc., an entity which owns 1% and 2% of the outstanding common shares of the Company as of December 31, 2013 and 2012, respectively.	--	11,717

Totals	$160,331	$1,829,141

Note 17 - Advance Payable

During the year ended December 31, 2009, the Company received a non-interest cash advance of $1,012,982 from a business partner of Sysorex Arabia to fund the operations of the Company.  Amounts owed to the business partner under this arrangement were $722,157 as of December 31, 2013 and 2012, and is payable on demand. (See Note 30)

Note 18 - Notes Payable

Notes payable and accrued interest as of December 31, 2013 and 2012 consisted of the following:

	2013	2012
a) Note payable dated July 1, 2008	$208,566	$341,899
b) Note payable dated June 15, 2010	--	22,020
c) Note payable dated July 29, 2011	--	27,262
d) Note payable dated August 31, 2013	514,476	--

Totals	$723,042	$391,181

a)

Note payable dated July 1, 2008

On July 1, 2008, the Company entered into a note payable for gross proceeds of $515,233.  The note has no stated interest rate or repayment terms and matured on July 31, 2012.  Effective December 31, 2013, that arrangement has been amended and the maturity date was revised to March 31, 2014.

b)

Note payable dated June 15, 2010

On June 15, 2010, the Company entered into a note payable for gross proceeds of $28,000.  The note accrued interest at the rate of 6% per annum, had no repayment terms and matured on March 31, 2013.  Principal and interest was repaid in full on March 27, 2013.

c)

Note payable dated July 29, 2011

On July 29, 2011 and in connection with the acquisition of Softlead, the Company became responsible for a note payable in the amount of $27,262.  The note had no stated interest rate, repayment terms or maturity date.  The note was paid in full on April 3, 2013.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 18 - Notes Payable (continued)

d)

Note payable dated August 31, 2013

On August 31, 2013 the Company entered into an Agreement and Plan of Merger to acquire Shoom for a purchase price of $2,500,000, including $500,000 deposited in escrow, which is listed as restricted cash of $71,429 and restricted cash – net of current portion of $428,571, for the Shoom acquisition of which any amounts not subject to claims shall be released to the Shoom Stockholders, on a pro-rata basis, on each of the seven (7) anniversary dates of the Closing Date in seven equal installments, and 2,762,000 shares of common stock. Pursuant to the terms of the Shoom agreement, the delivery of the Shoom Consideration to each stockholder was subject to the return of certain documentation thus the Company initially recorded the cash consideration to be paid as a non-interest bearing note in the amount of $2,500.000.  As of December 31, 2013, $514,476 (inclusive of the $500,000 to be held in escrow) was still payable to the Shoom Shareholders and was recorded by the Company as a note payable with no interest accruing.  As of February 15, 2014, only $505,000 (inclusive of the $500,000 to be held in escrow) of the $2,500,000 was still payable to the Shoom shareholders. Post-acquisition the Shoom shareholders collectively own approximately 8% of the Company.

Note 19 - Note Payable to Related Party

On June 15, 2010, the Company entered into a note payable with a director of the Company for $15,000.  The note accrued interest at an annual rate of 8% per annum and matured on September 30, 2013.  Principal and interest due in connection with this note totaled $0 and $18,050 as of December 31, 2013 and 2012, respectively.

On May 29, 2012 the Company entered into a note payable with an officer of the Company for $37,595.  This note had no stated interest rate and was payable upon demand.  Principal due in connection with this note totaled $0 and $17,000 as of December 31, 2013 and 2012.

Note 20 - Secured Convertible Note Payable

On August 7, 2012, the Company issued a secured convertible promissory note (the “Note”) in the face amount of $200,000 and received proceeds of $180,000.  The Note accrues interest at the effective rate of 32%, is secured by Company receivables, matured on February 7, 2013, and may be prepaid without penalty at any time.

The Note is also convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price equal to 45% of the lowest trading price for the common stock at any time during the ten trading days immediately preceding the date of issuance by the holder of a notice of conversion. Therefore, since this embedded conversion feature provides for the settlement of this convertible promissory note with shares of common stock at a rate which is variable in nature, this embedded conversion feature must be classified and accounted for as a derivative financial instrument.

In connection with the issuance of the Note, the Company also issued warrants for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $0.87 per share through July 29, 2014.  Therefore, since the embedded conversion feature of the convertible promissory note must be accounted for as a derivative instrument, these warrants must also be accounted for as derivative instruments. As a result of entering into the convertible promissory note described above, all other non-employee warrants issued by the Company must also be classified and accounted for as derivative financial instruments.

Generally accepted accounting principles require that:

a)

Derivative financial instruments be recorded at their fair value on the date of issuance and then adjusted to fair value at each subsequent balance sheet date with any change in fair value reported in the statement of operations; and

b)

The classification of derivative financial instruments be reassessed as of each balance sheet date and, if appropriate, be reclassified as a result of events during the reporting period then ended.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 20 - Secured Convertible Note Payable (continued)

The fair value of the embedded conversion feature and the warrants, $244,500 and $17,700, respectively, aggregated $262,200. Consequently, upon issuance of the Note, a debt discount of $200,000 was recorded and the difference of $62,200, representing the fair value of the conversion feature and the warrants in excess of the debt discount, was immediately charged to interest expense.  The debt discount will be amortized over the earlier of (i) the term of the debt or (ii) conversion of the debt, using the straight-line method which approximates the interest method. The amortization of debt discount included as a component of interest expense in the consolidated statements of operations for the year ended December 31, 2013 and 2012 was $16,667 and $183,333, respectively.

The fair value of the embedded conversion feature and the warrants was estimated using the Black-Scholes option-pricing model.

Key assumptions used to apply this pricing model during the year ended December 31, 2013 were as follows:

Risk-free interest rate	0.3%
Expected life of option grants	0.5 to 2.0 years
Expected volatility of underlying stock	39%

Key assumptions used to apply this pricing model during the year ended December 31, 2012 were as follows:

Risk-free interest rate	0.3%
Expected life of option grants	0.5 to 2.0 years
Expected volatility of underlying stock	39%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.  The expected life was the contractual life.

During the year ended December 31, 2012, the Company repaid $95,000 of the principal balance due and reclassified $116,097 of the derivative liability to additional paid-in capital.  This note payable was paid in full during the quarter ended March 31, 2013.

Note 21 – Revolving Line of Credit

On March 15, 2013 and in connection with and concurrent with our acquisition of Lilien, Sysorex Government Services, Inc., and Lilien Systems, 100%-owned subsidiaries of Sysorex Global Holdings, Inc., entered into a Business Finance Agreement (the “Agreement”) as co-borrowers (the “Borrowers”) with Bridge Bank, NA (the “Bank”) under which the Borrowers obtained a revolving line of credit for up to $5,000,000 through March 15, 2015.  On March 20, 2013, the Borrowers received $4,175,000 under the Agreement.  Of that amount, $3,000,000 was paid as consideration in connection with the acquisition of Lilien effective March 1, 2013. The balance of $1,175,000 was utilized to pay the acquisition costs, for the repayment of various notes and short-term debts and to support operations.  Terms of the Agreement include compliance with certain debt covenants to include an asset coverage ratio of 1.4 to 1.0, a debt service coverage ratio of 1.5 to 1.0 and performance to plan covenants.  During the year ended December 31, 2013 there were instances where the Company was in an overadvance position on the bank credit line and due to a misunderstanding of the terms some of the compliance documents were not filed timely.  The Company took corrective action and paid down the line. The bank has waived the defaults and the Company is in compliance.  The line of credit incurs interest at the greater of 5.25% or the bank's prime rate plus 2% and matures on March 15, 2015.  The interest rate as of December 31, 2013 was 5.25% per annum.

On August 29, 2013 the Company and Bridge Bank entered into Amendment 1 to Bridge Bank’s Business Financing Agreement (“BFA”) dated March 15, 2013 to amend certain sections and for Bridge Bank to waive existing defaults by the Company. The Amendment 1 waived the Asset Coverage Ratio for April 2013 and the Performance to Plan ratio for June 30, 2013.  The amendments included an increase to the credit limit to $6,000,000, the Asset Coverage Ratio was amended to be not at any time less than (i) 1.0 to 1.0, tested as at the end of each month, commencing with the month ended July 31, 2013, and (ii) 1.4 to 1.0, tested as at the end of each month, commencing with the month ending September 30, 2013, and the Performance to Plan covenant was amended to state that the combined revenues and net income are not to deviate by more than 20% or $100,000 from the projections of combined revenues and Net Income approved by the boards of directors of the Company and Lilien with respect to the rolling three month period ended on the date of determination, tested as at June 30, 2013, September 30, 2013, and the end of each month thereafter, commencing with the month ending October 31, 2013.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 21 – Revolving Line of Credit (continued)

Terms of this agreement require all cash receipts of Sysorex Government Services, Inc. and Lilien Systems to be remitted to a lockbox for application to the balance due in connection with the Agreement.  The balance outstanding under this facility was $5,697,590 as of December 31, 2013.

Additionally and concurrently with the Amendment 1 to the BFA, the Company entered into a term loan for $750,000 which accrues interest at the greater of 5.25% or the bank's prime rate plus 2% and matures on August 27, 2016. The bank’s prime rate was 3.25% as of December 31, 2013. The Company will make payments of $41,667 on the first day of each month commencing on February 1, 2014 until the loan amount is paid in full.

The minimum loan payments for the above term loan are as follows:

For the year ended,	Amount
December 31, 2014	$458,337
December 31, 2015	$291,663
Total	$750,000

On August 29, 2013, the Company granted 112,500 warrants to Bridge Bank in connection with the Amendment 1 to the BFA.  The warrants were fully vested on the date of grant, have an exercise period of seven years and have a fair value of $137,100 determined by the Black Scholes model.  The warrants have an exercise price of $1.20 per share.  The Company paid $6,552 in fees to Bridge Bank for Amendment 1.  The Company capitalized the fair value of the warrants of $137,100 and the fees paid of $6,552 as deferred financing costs and a component of other assets and is amortizing the amount to interest expense over the remaining term of the credit line.

Note 22 - Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 per share with rights, preferences, privileges and restrictions as to be determined by the Company’s Board of Directors.  There were no shares of preferred stock issued and outstanding as of December 31, 2013 and 2012.

Note 23 - Common Stock

On December 31, 2012, the Company issued 25,000 shares of common stock under the terms of a consulting services agreement.  Such shares were valued at $0.156 per share based upon the closing price of the Company’s shares over the preceding 10 days and, accordingly, the Company recorded an expense of $3,900 during the year ended December 31, 2012.

On March 20, 2013, and as more fully described in Note 3, the Company issued 6,000,000 shares of common stock in connection with the acquisition of substantially all of the assets of Lilien LLC and 100% of the stock of Lilien Systems.  These shares were deemed to have a fair value of $6,000,000.

On March 31, 2013, the Company issued 887,433 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc. (“Duroob”), a related party, as Duroob's Chief Executive Officer owns a minority interest in Sysorex Arabia, LLC.  On December 31, 2012 Sysorex Arabia owed Duroob Technology $1,680,447. During the quarter ended March 31, 2013, Duroob Technology advanced another $94,419 to Sysorex Arabia for continuing operations which created a balance owed to Duroob Technology at March 31, 2013 of $1,774,865.  The fair market value of the shares was $887,433 and as Duroob is a related party the resulting gain of $887,433 has been credited to additional paid-in capital.  The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC.  However, by agreement with the other shareholder of Sysorex Arabia LLC, the ownership percentages of Sysorex Arabia LLC remained unchanged.

On August 31, 2013, and as more fully described in Note 4, the Company issued 2,762,000 shares of common stock in connection with the acquisition of Shoom.  These shares were deemed to have a fair value of approximately $5,607,000.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 23 - Common Stock (continued)

On September 13, 2013, the Company issued 120,865 shares for the cashless exercise of 300,000 common stock warrants.

On November 6, 2013, the Company issued 14,286 shares of common stock for the settlement of an accrued liability for services of a director of the Company with a fair value of $10,000.

During the year ended December 31, 2013, the Company issued 201,875 shares of common stock under the terms of a consulting services agreement in connection with acqusitions.  The Company recorded an expense of $208,956 during the year ended December 31, 2013 which has been included as a component of acquisition transaction costs in the consolidated statement of operations.

During the year ended December 31, 2013, the Company issued 215,090 shares of common stock under the terms of a consulting services agreement.  The Company recorded an expense of $326,684 during the year ended December 31, 2013 which has been included as a component of professional and legal fees in the consolidated statement of operations.

Note 24 - Options

During the year ended December 31, 2012, the Company granted 934,500 of stock options to employees and non-employees for services provided.  The stock options were fully vested on the date of the grant and have a life of ten years.  The options have an exercise price of $0.156 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $108,500.

On March 20, 2013 the Company granted options for the purchase of 209,500 shares of common stock to employees.  These options vest over four years, have a life of ten years, and have an exercise price of $0.40 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $133,000. The Company incurred a stock-based compensation charge of $60,896 during the year ended December 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

On April 1, 2013 the Company granted options for the purchase of 20,000 shares of common stock to non-employees.  These options are fully vested, have a life of ten years, and have an exercise price of $1.00 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $10,400 during the year ended December 31, 2013 which has been included as a component of compensation and related benefits.

On April 8, 2013 the Company granted options for the purchase of 15,000 shares of common stock to an employee.  These options vest over four years, have a life of ten years, and have an exercise price of $1.00 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $7,595. These options were forfeited and there was no stock based compensation charge during the year ended December 31, 2013.

On August 14, 2013 the Company granted options for the purchase of 81,000 shares of common stock to employees.  These options are 25% vested upon grant date with the remainder to vest over 3 years, have a life of ten years and an exercise price of $1.35 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $92,600. The Company incurred a stock-based compensation charge of $29,195 during the year ended December 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

On August 14, 2013 the Company granted options for the purchase of 1,250,000 shares of common stock to an employee.  These options vest over five years and have an exercise period of ten years and an exercise price of $1.35 per share.   The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $1,495,800.  The Company incurred a stock-based compensation charge of $110,659 during the year ended December 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 24 – Options (continued)

On August 31, 2013, the Company granted options for the purchase of 200,000 shares of common stock to employees.   These options are 25% vested upon grant date with the remainder to vest over three years and have an exercise period of ten years and an exercise price of $1.30 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $238,200. The Company incurred a stock-based compensation charge of $73,623 during the year ended December 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

On November 14, 2013 the Company granted options for the purchase of 5,000 shares of common stock to an employee. These options have a four year vesting schedule, have a life of ten years and an exercise price of $1.50 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $5,600.  The Company incurred a stock-based compensation charge of $345 during the year ended December 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

On November 18, 2013 the Company granted options for the purchase of 916,500 shares of common stock to employees.  These options have are 25% vested upon grant date with the remainder to vest over 3 years, have a life of ten years and an exercise price of $1.28 per share.  The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $1,102,900.   The Company incurred a stock-based compensation charge of $271,975 during the year ended December 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

As of December 31, 2013, the fair value of non-vested options totaled $2,479,680 which will be amortized to expense over the weighted average remaining term of 3.84 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.  Key weighted-average assumptions used to apply this pricing model during the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Risk-free interest rate	1.8% to 2.8%	0.7% to 1.8%
Expected life of option grants	10 years	10 years
Expected volatility of underlying stock	39.4% to 39.7%	39.7% to 41.6%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  The Company attributes the value of stock-based compensation to operations on the straight-line single option method.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

The following table summarizes the changes in options outstanding during the years ended December 31, 2013 and 2012:

			Weighted	Aggregate
	Number of Options		Average Exercise Price	Intrinsic Value
Outstanding at January 1, 2012	528,500		$0.60	$--
Granted	934,500		$0.16	$--
Outstanding at December 31, 2012	1,463,000		$0.46	$41,118
Granted	2,696,998		$1.29	$--
Cancelled	(36,599)	$		$--
Outstanding at December 31, 2013	4,123,399		$1.20	$4,587,579

Exercisable at December 31, 2013	1,829,350		$0.83	$2,837,051

Exercisable at December 31, 2012	1,463,000		$0.46	$41,118

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 24 – Options (continued)

		Weighted
		Average
		Remaining
Number of	Range of	Contractual Life	Exercise	Currently
Options	Exercise Price	(In Years)	Price	Exercisable
300,000	$0.50	7.5	$0.50	300,000
213,500	$0.70	7.9	$0.70	213,500
15,000	$0.50	8.0	$0.50	15,000
934,500	$0.156	9.0	$0.156	934,500
190,500	$0.40	9.2	$0.40	47,625
20,000	$1.00	9.3	$1.00	20,000
1,329,000	$1.35	9.6	$1.35	19,750
199,399	$1.30	9.7	$1.30	49,850
5,000	$1.50	9.9	$1.50	--
916,500	$1.28	9.9	$1.28	229,125

4,123,399				1,829,350

Note 25 - Warrants

During the year ended December 31, 2012, the Company issued warrants for the purchase of 543,356 of shares of common stock to employees and non-employees as compensation for interest free loans they have made to the Company over the past several years.  As of December 31, 2012, the balance outstanding related to those loans total $0.  The warrants were fully vested upon issuance, have a life of five years, and have an exercise price of $0.156 per share.  The Company valued the warrants using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $49,000 during the year ended December 31, 2012 which was classified as interest expense.

As previously discussed in Note 20 and in connection with the issuance of a convertible note, on July 31, 2012 the Company issued warrants for the purchase of 300,000 shares of common stock at $0.87 per share.  The warrants were fully vested upon issuance and have a life of two years.  The Company valued the warrants using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $17,700 during the year ended December 31, 2012 which was classified as interest expense.

On March 20, 2013, the Company granted 166,667 warrants to Bridge Bank, NA in connection with the acquisition of Lilien. The warrants were fully vested on the date of the grant and have an exercise period of seven years.  The warrants have an exercise price of $0.45 per share.  The Company valued the warrants using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $109,300 during the year ended December 31, 2013 which has been including as a component of acquisition transaction costs.

On August 29, 2013, the Company granted 112,500 warrants to Bridge Bank in connection with the Amendment 1 to the BFA. The warrants were fully vested on the date of grant, have an exercise period of seven years and an exercise price of $1.20 per share. The Company valued the warrants using the Black-Scholes valuation model and the fair value of the warrants of $137,100 has been capitalized as deferred financing costs during the year ended December 31, 2013 and is being amortized to interest expense over the remaining term of the credit line.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 26 - Income Taxes

The domestic and foreign components of income (loss) before income taxes from continuing operations for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Domestic	$(3,989,161)	$(602,338)
Foreign	(546,301)	(182,287)

Income from Continuing Operations before Provision for Income Taxes	$(4,535,462)	$(784,625)

The income tax provision (benefit) for the years ended December 31, 2013 and 2012 consists of the following:

	2013	2012
Foreign
Current	$--	$--
Deferred	(109,400)	(36,457)
U.S. federal
Current	--	--
Deferred	1,089,321	(100,106)
State and Local
Current	--	--
Deferred	211,062	(81,409)
	1,190,983	(217,972)
Change in valuation allowance	(1,190,983)	217,972

Income Tax Provision	$--	$--

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
U.S. federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	4.5	4.2
Basis differences for acquisitions	(38.8)	0.0
Transaction costs	(18.4)	0.0
Derivative liability / debt discount	(4.2)	(13.9)
State rate change	(1.1)	7.0
US-Saudi Arabia income tax rate difference	(1.2)	(3.3)
Other permanent items	(1.1)	(0.2)
Change in valuation allowance	26.3	(27.8)
Effective Rate	0.0%	0.0%

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 26 - Income Taxes (continued)

As of December 31, 2013 and 2012, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	2013	2012
Deferred Tax Asset
Net operating loss carryovers	$904,501	$1,805,873
Basis differences for acquisitions	59,238	--
Fixed asset depreciation	156,493	202,774
Charitable contribution carryover	39	39
Non-deductible stock compensation	581,280	198,039
Accrued compensation	266,347	43,244
Derivative liability	--	6,575
Other	27,697	--

Total Deferred Tax Asset	1,995,595	2,256,544
Less: valuation allowance	(1,058,986)	(2,249,969)

Deferred Tax Asset, Net of Valuation Allowance	$936,609	$6,575

Deferred Tax Liabilities	2013	2012
Derivative liabilities	$--	$6,575
Intangible assets	(750,700)	--
Research credits	(185,909)	--
Total deferred tax liabilities	(936,609)	(6,575)

Net Deferred Tax Asset (Liability)	$--	$--

As of December 31, 2013 and 2012, the Company had approximately $2.0 million and $4.4 million, respectively, of U.S. federal and state net operating loss (“NOL”) carryovers available to offset future taxable income. These net operating losses, which, if not utilized, begin expiring in the year 2019. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations. The Company performed a preliminary evaluation as to whether a change of control has taken place and concluded that Softlead, Inc. experienced a change of ownership upon the completion of the reverse merger transaction in July 2011. It is estimated that Softlead’s NOLs are subject to an annual limitation of $330,520 for NOLs generated up through the date of the reverse merger in July 2011.  As of December 31, 2013 and 2012, the Company had approximately $950,000 and $400,000 respectively of Saudi Arabian net operating loss carryovers available to offset future taxable income. However, only 25% of taxable income in any given year may be offset by the Company’s NOL carryovers.

No provision was made for U.S. or foreign taxes on the undistributed earnings of Sysorex Arabia, as such earnings are considered to be permanently reinvested. Such earnings have been, and will continue to be, reinvested, but could become subject to additional tax, if they were remitted as dividends, loaned to the Company, or if the Company should sell its stock in Sysorex Arabia. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2013 and 2012. As of December 31, 2013 and December 31, 2012, the change in valuation allowance was $(1,190,983) and $217,972, respectively.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 26 - Income Taxes (continued)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company is required to file income tax returns in the United States (federal) and in various state jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s financial statements for the years ended December 31, 2013 and 2012.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of selling, general and administrative expense, respectively.  There were no amounts accrued for interest or penalties for the years ended December 31, 2013 and 2012.  Management does not expect any material changes in its unrecognized tax benefits in the next year.

Note 27 - Fair Value

The Company determines the estimated fair value of amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the financial statements are not necessarily indicative of the amounts that could be realized in a current exchange between buyer and seller. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. These fair value estimates were based upon pertinent information available as of December 31, 2013 and 2012 and, as of those dates, the carrying value of all amounts approximates fair value.

The Company has categorized its assets and liabilities at fair value based upon the following fair value hierarchy:

•

Level 1 - Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 - Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair measurements requires judgment and considers factors specific to each asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in historical company data) inputs.

The following table summarizes the valuation of the Company’s investment by the above fair value hierarchy levels as of December 31, 2013.

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Marketable securities at December 31, 2013	$124,753	$--	$--	$124,753

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 27 - Fair Value (continued)

The following are the major categories of assets were measured at fair value during the year ended December 31, 2012, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3):

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31
Embedded conversion feature	$--	$--	$128,300	$128,300
Warrant and option liability	--	--	48,800	48,800
December 31, 2012	$--	$--	$177,100	$177,100

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The Company’s Level 3 liabilities consist of derivative liabilities associated with the convertible debt that contains an indeterminable conversion share price and the tainted warrants as the Company cannot determine if it will have sufficient authorized common stock to settle such arrangements.

Assumptions utilized in the development of Level 3 liabilities as of and during the year ended December 31, 2013 are described in Note 20.

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets measured at fair value on a recurring basis using Level III unobservable inputs during the year ended December 31, 2012 and 2013.

	Warrant Liability	Embedded Conversion Feature	Total
Balance - January 1, 2012	$--	$--	$--
Change in fair value of derivative liability	(17,900)	(103)	(18,003)
Included in debt discount	--	200,000	200,000
Included in interest expense	66,700	44,500	111,200
Reclassification of derivative liability to equity	--	(116,097)	(116,097)
Balance - January 1, 2013	$48,800	$128,300	$177,100
Change in fair value of derivative liability	489,000	168	489,168
Reclassification of derivative liability to equity	(537,800)	(128,468)	(666,268)
Balance - December 31, 2013	$--	$--	$--

Note 28 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 28 - Credit Risk and Concentrations (continued)

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at a foreign financial institution for its majority-owned subsidiary. Cash in foreign financial institutions as of December 31, 2013 and 2012 was immaterial. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

As of December 31, 2013, Customer E represented approximately 28%, Customer F represented approximately 14%, and Customer G represented approximately 11% of total accounts receivable.  As of December 31, 2012, Customer C represented approximately 38%, Customer B represented approximately 29%, Customer D represented approximately 17% and Customer A represented approximately 14% of total accounts receivable.

There were no customers that represented more than 10% of revenue during the year ended December 31, 2013.  The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the year ended December 31, 2012:

	Year Ended December 31, 2012%
Customer A	$2,111,756	49.8
Customer B	$828,132	19.5
Customer C	$632,253	14.9
Customer D	$610,997	14.4

Note 29 – Segment Reporting and Foreign Operations

The Company operates in the following business segments:

•

Information technology solutions services to commercial organizations. These services include enterprise computing and storage, virtualization, business continuity, networking and information technology business consulting services.

•

Information technology and telecommunications solutions and services primarily to government agencies in the United States, (Domestic) and Saudi Arabia (Foreign) The operations include systems integration and consulting, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services.

•

Internet based hosting eServices to its customers located in Europe (Foreign), Canada (Foreign) and the United States (Domestic) by providing Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 29 – Segment Reporting and Foreign Operations (continued)

Prior to the acquisitions of Lilien and Shoom the Company operated in only one segment.

	Information technology solutions services to commercial organizations	Information technology solutions services to U.S. and Foreign Gov'ts	Internet based hosting eServices	Unallocated/ Corporate/Other	Total
Year ended December 31, 2013
Revenues from external customers	$44,560,000	$4,689,000	$1,323,000	$--	$50,572,000
Cost of revenues	$(35,452,000)	$(2,586,000)	$(279,000)	$--	$(38,317,000)
Gross margin	$9,107,000	$2,103,000	$1,044,000	$--	$12,255,000
Depreciation	$84,000	$33,000	$4,000	$1,000	$122,000
Amortization of Intangibles	$640,000	$0	$182,000	$--	$822,000
Segment profit (loss)	$1,000	$323,000	$268,000	$(5,127,000)	$(4,535,000)

Year ended December 31, 2012
Revenues from external customers	$--	$4,238,000	$--	$--	$4,238,000
Cost of revenues	$--	$(2,345,000)	$--	$--	$(2,345,000)
Gross margin	$--	$1,893,000	$--	$--	$1,893,000
Depreciation	$--	$99,000	$--	$--	$99,000
Amortization of Intangibles	$--	$--	$--	$--	$--
Segment profit (loss)	$--	$511,000	$--	$(1,296,000)	$(785,000)

December 31, 2013
Total property and equipment	$236,000	$16,000	$37,000	$2,000	$291,000
Property and equipment additions	$63,000	$3,000	$12,000	$1,000	$79,000
Intangible assets and goodwill	$9,284,000	$--	$3,752,000	$--	$13,036,000
Intangible assets and goodwill additions	$9,284,000	$--	$3,752,000	$--	$13,036,000
Total segment assets	$29,959,000	$3,477,000	$8,822,000	$(3,384,000)	$38,874,000

December 31, 2012
Total property and equipment	$--	$47,000	$--	$2,000	$49,000
Property and equipment additions	$--	$4,000	$--	$--	$4,000
Intangible assets and goodwill	$--	$--	$--	$--	$--
Intangible assets and goodwill additions	$--	$--	$--	$--	$--
Total segment assets	$--	$1,613,000	$--	$2,000	$1,615,000

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 29 – Segment Reporting and Foreign Operations (continued)

The Company’s operations are located primarily in the United States and Saudi Arabia. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows:

	United	Saudi
	States	Arabia	Eliminations	Total
Twelve Months Ended December 31, 2013 :
Revenues by geographic area	$50,665,000	$45,000	$(138,000)	$50,572,000
Operating loss by geographic area	$(3,369,000)	$(547,000)	$--	$(3,916,000)
Net loss by geographic area	$(3,988,000)	$(547,000)	$--	$(4,535,000)

Twelve Months Ended December 31, 2012 :
Revenues by geographic area	$3,600,000	$638,000	$--	$4,238,000
Operating loss by geographic area	$(270,000)	$(185,000)	$--	$(455,000)
Net income (loss) by geographic area	$(602,000)	$(183,000)	$--	$(785,000)

As of December 31, 2013 :
Identifiable assets by geographic area	$38,088,000	$786,000	$--	$38,874,000
Long lived assets by geographic area	$13,372,000	$11,000	$--	$13,383,000

As of December 31, 2012 :
Identifiable assets by geographic area	$429,000	$1,186,000	$--	$1,615,000
Long lived assets by geographic area	$9,000	$40,000	$--	$49,000

Note 30 - Commitments and Contingencies

Operating Leases

The Company leases facilities located in California, Washington State, Oregon, Virginia, Saudi Arabia and Hawaii for its office space under non-cancelable operating leases that expire at various times through 2018. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. As of December 31, 2013 and 2012, deferred rent payable was nominal. Rent expense under the operating leases for the years ended December 31, 2013 and 2012 was $417,053 and $50,043, respectively.

Future minimum lease payments under the above operating lease commitments at December 31, 2013 are as follows:

For the Years Ending December 31,	Amount
2014	$380,098
2015	248,348
2016	230,876
2017	149,179
2018	24,197
Total	$1,032,698

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 30 - Commitments and Contingencies (continued)

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During the year ended December 31, 2011, a judgment in the amount of $936,330 was levied against Sysorex Arabia LLC in favor of Creative Edge, Inc. in connection with amounts advanced for operations.  Of that amount, $214,187 has been repaid, $514,836 will be paid through a surety bond, and the remaining $207,321 has been accrued as advances payable on the consolidated balance sheet by Sysorex Arabia as of December 31, 2013.  There was no effect upon the statement of operations in connection with this transaction.

During the year ended December 31, 2011, a judgment in the amount of $613,333 was levied against Sysorex Arabia LLC in favor of one of its vendors (Tuwaiq) in connection with a dispute related to a services contract.  However, this vendor owed Sysorex Arabia LLC a like amount in connection with the same services contract. In 2012 the balances were offset, the accounts were settled, and the judgment was released.

Defined Contribution Pension Plan - Sysorex

The Company sponsors a 401(k) defined contribution retirement plan (“The Sysorex 401k Plan”) covering all of its eligible employees after their completion of six months of service and upon attaining the age of 21.  The Sysorex 401k Plan provides that employees can contribute a percentage of their compensation limited to amounts prescribed by the Internal Revenue Service, adjusted annually.  Matching contributions are made at the discretion of management.  No employer-matching contributions were made to the Sysorex 401k  Plan for the years ended December 31, 2013 and 2012.

Defined Contribution Pension Plan-Lilien

The Company sponsors a 401(k) defined contribution retirement plan (“The Lilien 401k Plan”) covering all of its eligible employees after their completion of three months of service and upon attaining the age of 21.  The Lilien 401k Plan provides that employees can contribute a percentage of their compensation limited to amounts prescribed by the Internal Revenue Service, adjusted annually.  Matching contributions are made at the discretion of management.  No employer-matching contributions were made to the Lilien 401k Plan for the years ended December 31, 2013 and 2012.

Employee Benefit Plan - Shoom

The Company has a defined contribution benefit plan that covers substantially all domestic employees who elect to participate. This plan provides for discretionary Company contributions based on employee participation.  Employees must be 21 years or older to participate, have been employed by the Company for three months and worked a minimum of 501 hours. The Company’s matching contribution equals 100% on the first 3% of each participant’s compensation which is deferred as an elective deferral. Employees are 100% vested in the plan after meeting all eligibility requirements (as defined).  Company contributions under the plan amounted to $14,251 for the year ended December 31, 2013.

The Company has adopted a profit sharing plan that must be approved by the Company’s Board of Directors annually. All Shoom employees who have been with the Company for at least one year are eligible.  Company contributions under the profit sharing plan amounted to $83,333 for the year ended December 2013 which has been accrued for as of December 31, 2013.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 30 - Commitments and Contingencies (continued)

Contingent Consideration

Under the terms of the acquisition of Lilien as more fully described in Note 3, the Company is liable for the payment of additional cash consideration to the extent that the recipients of the 6,000,000 shares of the Company's common stock referred to above receive less than $6,000,000 from the sale of those shares, less customary commissions, on or before March 20, 2015.  As of the date of the acquisition and December 31, 2013 the guaranteed amount was considered by management to be de minimis.

Statutory Reserve

In accordance with local laws, Sysorex Arabia LLC is required to pay 10% of its net income every year to a statutory reserve account until the balance reaches 50% of its stock capital.  This statutory reserve is not applicable for distribution.  The Company is obligated to deposit an aggregate of $266,667 into that account based upon its stock capital and, as of December 31, 2013 and 2012 the Company has not made any deposits into that account as it is not profitable.

End of Service Indemnity Provision

In accordance with local labor laws, Sysorex Arabia LLC is required to accrue benefits payable to the employees of the Company at the end of their services with the Company. As of December 31, 2013 and 2012, the Company has accrued approximately $0 and $41,680, respectively.

Quasi-Reorganization

On June 30, 2009, Sysorex Government Services, Inc., in connection with the Company’s expansion into the government services industry, performed a deficit reclassification quasi-reorganization whereby $2,441,960 of the Corporation’s accumulated deficit was reduced by a transfer from the Corporation’s additional paid in capital. Therefore, the Sysorex Government Services’ portion of Retained Earnings on the balance sheet are those Retained Earnings accumulated since July 1, 2009.

Consulting Agreement-Related Party

Effective April 1, 2013, the Company entered into a Consulting Services Ordering Agreement with its Chairman of the Board, Abdus Salam Qureishi. Mr. Qureishi, as the former CEO of the Company, consults on various operations of the Company. The term is for one year, expiring March 31, 2014, unless extended by mutual agreement of the parties. Mr. Qureishi provides services at the rate of $375 per hour. He received $240,000 during 2013 for arranging the Shoom acquisition and consulting on various operations of the Company.

Note 31 - Unaudited Pro Forma Stockholders' Equity

The Company has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed offering of its securities. The board of directors has been authorized by the Company's stockholders to effect a 1-for-2 reverse stock split of its common stock following the effectiveness of the registration statement and prior to the closing of the offering; provided that the Company anticipates raising sufficient equity to meet the listing requirements of the NASDAQ Capital Market. In addition, the assumed reverse split is subject to adjustment depending on the market price of the Company’s common stock immediately prior to the consummation of the offering. The unaudited proforma stockholders' equity as of December 31, 2013 gives effect to the assumed 1-for-2 reverse stock split (see Note 32).

Since the 1-for-2 reverse stock split is to be effected after the effectiveness of the registration statement, the historical share information included in the accompanying consolidated financial statements and notes hereto do not assume the 1-for-2 reverse stock split, and accordingly have not been adjusted.

Note 32 – Reverse Stock Split

On December 6, 2013, the Company’s Board of Directors, and on November 18, 2013, stockholders holding a majority of the Company’s outstanding voting power, approved resolutions authorizing the Board of Directors to effect a reverse split of the Company’s common stock at an exchange ratio of 1-for-2, subject to the effectiveness of the Company’s registration statement on Form S-1 in connection with its initial public offering simultaneous with a listing of the Company’s common stock on the NASDAQ Capital Market. In addition, the reverse split ratio is subject to adjustment depending on the market price of the Company’s common stock immediately prior to the consummation of the offering to permit the Company to exceed the minimum share price requirement of the Nasdaq Capital Market.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 33 - Subsequent Events

On January 24, 2014, the Company issued 10,000 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On February 26, 2014 the Company issued 800,000 shares of common stock at $2.60/share for $2,080,000 in equity financing from a strategic investor.

On January 27, 2014 the Company granted options for the purchase of 20,000 shares of common stock to an employee. These options have a four year vesting schedule, have a life of ten years and an exercise price of $2.37 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $16,600.  The fair value of the common stock as of grant date was $2.03/share.

Master Services Agreement

The Company entered into a Master Service Agreement (the “MSA”) on February 24, 2014, with Geneseo d/b/a ColoHub, pursuant to which the Company agreed to purchase certain telecommunications and related infrastructure services from Geneseo, including leasing 1,000 square feet of data center space for $17,500 per month, plus power, beginning on April 1, 2014, to be used initially by the Company and subsequently for resale to the Company’s customers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Lilien LLC and Subsidiary

We have audited the accompanying consolidated balance sheets of Lilien LLC and Subsidiary (the “Company”) as of February 28, 2013, December 31, 2012 and 2011, and the related consolidated statements of operations, changes in members’ (deficiency) equity, and cash flows for the two months ended February 28, 2013 and for the years ended December 31, 2012 and  2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lilien LLC and Subsidiary as of February 28, 2013, December 31, 2012 and 2011, and the results of its operations, and its cash flows for the two months ended February 28, 2013 and for the years ended December 31, 2012 and  2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY

March 12, 2014

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	FEBRUARY 28, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011

Assets

Current Assets
Cash and cash equivalents	$1,112,485	$3,523,352	$1,470,934
Accounts receivable, net	4,870,471	5,115,527	7,017,826
Other Receivables	426,404	276,882	337,774
Inventory	55,410	55,863	107,409
Prepaid Expenses	106,704	87,094	103,305
Employee Advances	7,435	57,978	178,977
Prepaid licenses & maintenance contracts	5,528,954	5,533,049	4,677,873

Total Current Assets	12,107,863	14,649,745	13,894,098

Property and equipment - net	254,638	271,160	165,811
Prepaid licenses and maintenance contracts, Non-current	3,618,000	3,246,726	3,492,456

Total Assets	$15,980,501	$18,167,631	$17,552,365

Commitments and Contingencies
Liabilities and Shareholders (Deficiency) Equity

Current Liabilities
Accounts payable	$5,094,390	$6,436,258	$5,220,737
Accrued expenses	280,341	309,143	314,346
Accrued compensation	654,653	687,064	984,457
Accrued sales and use taxes	35,145	253,742	130,925
Deferred Revenue	6,756,994	6,614,296	5,525,491
Total Current Liabilities	12,821,523	14,300,503	12,175,956

Long Term Liabilities
Deferred Revenue, non-current	4,395,246	3,805,591	3,954,668
Total Liabilities	17,216,769	18,106,094	16,130,624

Members' Equity (Deficiency) Equity	(1,236,268)	61,537	1,421,741

Total Liabilities and Members' (Deficiency) Equity	$15,980,501	$18,167,631	$17,552,365

The accompanying notes are an integral part of these financial statements.

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013	FOR THE YEAR ENDED DECEMBER 31, 2012	FOR THE YEAR ENDED DECEMBER 31, 2011

Revenues, Net	$5,193,668	$40,571,168	$35,026,125

Cost of Revenues	3,884,004	30,411,985	25,933,008

Gross Profit	1,309,664	10,159,183	9,093,117

Operating Expenses
Compensation and related benefits	1,472,965	8,623,117	7,416,258
Professional and legal fees	5,105	45,183	24,336
Consulting expenses	232,279	664,396	711,442
Occupancy	52,400	323,906	320,407
Other administrative	294,850	1,061,131	866,907

Total Operating Expenses	2,057,599	10,717,733	9,339,350

Income from Operations	$(747,935)	$(558,550)	$(246,233)

Other Income (Expense)
Interest income	--	67	1,638
Other expense	--	(4,014)	--
Interest expense	--	(375)	(833)
Total Other (Expense) Income	--	(4,322)	805

Net Loss before Provision for Income Taxes	(747,935)	(562,872)	(245,428)

Provision for Income Taxes	--	--	--

Net Loss	(747,935)	(562,872)	(245,428)

The accompanying notes are an integral part of these financial statements.

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

	Working Series A		Working Series B		Common		Members'
	Units	Amount	Units	Amount	Units	Amount	Interests

Balance - December 31, 2010	9,911	$25,235	-	$-	582,000	$2,412,494	$2,437,729

Redemption of units	-	--	-	-	(18,000)	(106,020)	(106,020)
Distribution to members	-	(11,299)	-	-		(663,480)	(674,779)
Stock-based compensation	-	10,239	-	-		-	10,239
Net Loss	-	(4,238)	-	-		(241,190)	(245,428)

Balance - December 31, 2011	9,911	19,937	-	-	564,000	1,401,804	1,421,741

Redemption of units	-	-	-	-	(30,000)	(218,100)	(218,100)
Distribution to members	-	(16,893)	-	-	-	(646,800)	(663,693)
Issuance of Series B Units	-	-	42,000	-	-	-	-
Stock-based compensation	-	84,461	-	-	-	-	84,461
Net Loss	-	(10,257)	-	-	-	(552,615)	(562,872)

Balance - December 31, 2012	9,911	$77,248	42,000	$-	534,000	$(15,711)	$61,537

Distribution to members	-	(8,656)	-	-	-	(640,656)	(649,312)
Stock-based compensation	-		-	99,442	-	-	99,442
Net Loss	-	(13,629)	-	-	-	(734,307)	(747,936)

Balance - February 28, 2013	9,911	$54,963	42,000	$99,442	534,000	$(1,390,674)	$(1,236,269)

The accompanying notes are an integral part of these financial statements.

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013	FOR THE YEAR ENDED DECEMBER 31, 2012	FOR THE YEAR ENDED DECEMBER 31, 2011

Cash Flows from Operating Activities
Net Income	$(747,935)	$(562,872)	$(245,428)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,522	95,618	74,775
Stock based compensation	99,442	84,461	10,239

Changes in net assets and liabilities:
Accounts receivable	245,056	1,902,299	(1,346,417)
Other receivables	(98,979)	60,892	89,921
Inventories	453	51,546	(92,933)
Prepaid Expenses	(19,610)	16,211	(14,426)
Prepaid licenses & maintenance contracts	(367,179)	(609,446)	(2,157,223)
Accounts payable	(1,341,868)	1,215,521	1,704,068
Accrued compensation	(32,411)	(297,393)	(18,135)
Accrued expenses	(28,802)	(5,203)	68,320
Accrued sales and use taxes	(218,597)	122,817	(50,957)
Deferred revenue	732,353	939,727	2,515,762
Total Adjustments	(1,013,620)	3,577,050	782,994
Net cash provided by operating activities	(1,761,555)	3,014,178	537,566

Cash used in Investing Activities
Capital equipment purchases	-	(200,967)	(90,664)
Net cash used in investing activities	-	(200,967)	(90,664)

Cash flows used in financing activities:
Repayment of advances to employees	-	121,000	17,729
Cash advances to employees	-	-	(96,200)
Distribution to members	(649,312)	(663,693)	(674,779)
Redemption of units	-	(218,100)	(106,020)
Tax distribution	-	-	-
Net cash used in financing activities	(649,312)	(760,793)	(859,270)

Net decrease in cash and cash equivalents	$(2,410,867)	$2,052,418	$(412,368)

Cash and equivalents, beginning of year	3,523,352	1,470,934	1,883,302

Cash and equivalents, end of year	$1,112,485	$3,523,352	$1,470,934

The accompanying notes are an integral part of these financial statements.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 1 - Organization and Nature of Business

Lilien LLC, a Delaware limited liability company, was formed on April 7, 2006 having a perpetual existence. Lilien LLC’s wholly owned subsidiary Lilien Systems (“the Company” “Lilien”) was formed on January 1, 1994 in the State of California. The Company provides information technology solutions services to organizations to reach their next level of business advantage. These services include enterprise computing and storage, virtualization, business continuity, networking and information technology business consulting services.  The Company is headquartered in California and has offices in Washington State, Oregon and Hawaii.

Effective March 1, 2013 and as more fully described in Note 10, certain assets and liabilities of Lilien LLC, and 100% of the stock of Lilien Systems were acquired by Sysorex Global Holdings Corp.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates.  The Company’s significant estimates are the valuation of stock-based compensation and allowance for doubtful accounts.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments, with maturities of three months or less when purchased.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility.  Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company’s allowance for doubtful accounts as of February 28, 2013, December 31, 2012 and December 31, 2011 or its provision for doubtful accounts for the periods then ended were deemed not material.

Advances to Employees

From time to time advances have been given to employees by the Company. These advances are repayable on demand by the Company. The Company considers establishing an allowance for uncollectible amounts to reflect the amount of loss that can be reasonably estimated by management which is included as part of the compensation in the consolidate statements of operations. Determination of the estimated amount of uncollectible loans includes consideration of the amount of credit extended, the employment status and the length of time each receivable has been outstanding, as it relates to each individual employee. As of February 28, 2013, December 31, 2012 and 2011, the Company’s has not established an allowance for any potential non-collection.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Inventory

Inventory consisting primarily of finished goods is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories.  Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves.  If the Company does not meet its sales expectations, these reserves are increased.  Products that are determined to be obsolete are written down to net realizable value.  As of February 28, 2013, December 31, 2012 and 2011, the Company deemed any such allowance nominal.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.  Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term.  Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (discounted and with interest charges), the Company records an impairment charge for the difference. Based on its assessments, the Company did not incur any impairment charges for the two months ended February 28, 2013 or for years ended December 31, 2012 and 2011.

Income Taxes

Lilien LLC is organized as a limited liability company and, accordingly, is a “pass through” entity for federal and state income tax purposes whereby the income of Lilien LLC is taxed at the member level.  Lilien Systems, a wholly owned subsidiary of Lilien LLC, is organized as a “C-corporation” for federal and state income tax purposes. Accordingly, the provisions for income taxes and all deferred tax balances in these financial statements are attributable exclusively to Lilien Systems.

Lilien Systems accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all, or a portion of deferred tax assets will not be realized.

Lilien Systems operates on a break-even basis and there are no current or historical net operating losses or differences between the book and tax basis of assets, or liabilities.  Consequently, no provision for income taxes was recorded for the two months ended February 28, 2013 or the years ended December 31, 2012 and December 31, 2011. Furthermore, there were no deferred tax balances as of February 28, 2013 or December 31, 2012 and 2011.

The Company accounts for uncertain tax positions in accordance with ASC 740, which prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken, or expected to be taken, in a return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of February 28, 2013, December 31, 2012 or December 31, 2011. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

Interest costs and penalties related to income taxes are classified within operating expenses in the Company’s consolidated financial statements. For the two months ended February 28, 2013 and for the years ended December 31, 2012 and 2011, the Company did not recognize interest or penalties related to income taxes.

The Company files U.S. Federal, California, Oregon, and Hawaii separate returns for Lilien LLC and its subsidiary, Lilien Systems. The U.S. tax returns are subject to examination by tax authorities beginning with the year ended December 31, 2009.

Revenue Recognition

Revenues for the two months ended February 28, 2013 and for the years ended December 31, 2012 and 2011 were comprised of the following:

	Two months ended February 28,	For the year ended December 31,	For the year Ended December 31,
	2013	2012	2011
Resale of hardware	$2,612,649	$18,098,269	$19,593,746
Resale of software	515,411	9,034,343	4,436,779
Maintenance Services	1,778,249	9,502,879	7,317,610
Professional services contracts – time and materials	37,001	551,763	488,109
Professional services contracts – firm fixed price	250,358	3,383,914	3,189,881
Total	$5,193,668	$40,571,168	$35,026,125

The Company is a systems integrator and consulting services company that provides IT solutions and services to its customers and recognizes revenue once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery (software and hardware) or fulfillment (maintenance) has occurred, and (4) there is reasonable assurance of collection of the sales proceeds (the “Revenue Recognition Criteria”). In addition, the Company also records revenues in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Consideration” (“ASC 605-45”). The Company evaluates the sales of products and services on a case by case basis to determine whether the transaction should be recorded gross or net, including, but not limited to, assessing whether or not the Company: 1) is the primary obligor in the transaction; 2) has inventory risk with respect to the products and/or services sold; 3) has latitude in pricing; and 4) changes the product or performs part of the services sold. The Company evaluates whether revenues received from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services should be recognized on a gross or net basis on a transaction by transaction basis. As of the date hereof, the Company has determined that all revenues received should be recognized on a gross basis in accordance with applicable the standards.

Cooperative reimbursements from vendors, which are earned and available, are recorded in the period the related advertising expenditure is incurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605- 50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical sales returns and credit memo analysis which are adjusted to actual on a periodic basis. The Company receives Marketing Development Funds (MDF) from vendors based on quarterly sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses. Reimbursements are recorded as a reduction of marketing expenses and other applicable selling general and administrative expenses in the period in which the expenses were incurred.

The Company also enters into sales transactions whereby customer orders contain multiple deliverables, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: the Company’s design, configuration, installation, integration, warranty/maintenance and consulting services; and third-party computer hardware, software and warranty maintenance services. In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately. For the two months ended February 28, 2013 and for the years ended December 31, 2012 and 2011 revenues recognized as a result of customer contracts requiring the delivery of multiple elements were $3,411,344, $25,835,031 and $21,743,176, respectively.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Hardware, Software and Licensing Revenue Recognition

Generally, the Revenue Recognition Criteria are met with respect to the sales of hardware and software products when they are shipped to the customer. The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately response for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. As a result, the Company recognizes the sale of the product and the cost of such upon receiving notification from the supplier that the product has shipped. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable. Vendor product price discounts are recorded when earned as a reduction to cost of sales. Vendor product sales volume and growth incentive rebates based on total Company quarterly sales are recorded when earned as other income.

Maintenance and Professional Services Revenue Recognition

With respect to sales of our maintenance, consulting and other service agreements, the Revenue Recognition Criteria is met once the service has been provided.  Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. The fixed rate includes direct labor, indirect expenses, and profits. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. Anticipated losses are recognized as soon as they become known. For two months ended February 28, 2013 and the years ended December 31, 2012 and 2011 the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States Government agencies, Saudi Arabian Government agencies, and commercial customers.

The Company recognizes revenue for sales of all services billed as a fixed fee ratably over the term of the arrangement as such services are provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period. Amounts received as prepayments for services to be rendered are recognized as deferred revenue. Revenue from such prepayments are recognized when the services are provided. The Company’s maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology if new software updates are introduced during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retains general inventory risk upon customer return or rejection is most familiar with the customer and its required specifications it generally serves as the initial contact with the customer with respect to any maintenance services required and therefore will perform all or part of the required service.

Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance, records the amounts received as deferred revenue with respect to any portion of the fee for which services have not yet been provided. The Company recognizes the related revenue ratably over the term of the maintenance agreement as services are provided. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company. Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services shave already been provided. Customers do not have the right to a refund of paid fees for maintenance/warranty services that the Company has earned and recognized as revenue. Invoices issued for maintenance/warranty services not yet rendered are recorded as deferred revenue and then recognized as revenue ratably over the service period. As a result (1) the warranty and maintenance service fees payable by each customer are separately accounted for in each customer purchase order as a separate line item, and (2) upon the Company’s receipt and acceptance of a request for refund of maintenance/warranty services not yet provided, the Company’s obligation to perform any additional maintenance/warranty services will end. Sales are recorded net of discounts, rebates, and returns.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Equity-Based Compensation

The Company reports stock-based compensation under ASC 718 “Stock Compensation” (“ASC 718”). ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights.  Under ASC 718, SBP awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest.

The Company incurred a stock-based compensation charge net of estimated forfeitures for the two months ended February 28, 2013, and for the years ended December 31, 2012 and 2011 of $99,442, $84,461 and $10,239, respectively. These charges were included as a component of compensation in the consolidated statements of operations.

Allocation of Income (Loss) and Distributions

Net income or losses of the Company are allocated to the members in proportion to the number of units and days each unit is held.  Profits are allocated to all members in accordance with their percentage interests. Members are entitled to cash distributions, at the discretion of the Company in accordance with their percentage interests as defined in the operating agreement.

Losses are allocated until all common members and working members’ capital accounts have been reduced to zero at which point no further allocation shall be made to the member or members with zero capital account balances. Thereafter allocations of net losses shall continue in proportion to the percentage interests of those members with positive capital accounts until the next member’s capital account balance is reduced to zero, and continuing in the same manner until the capital accounts of all working members and common members have been reduced to zero.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the consolidated financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the consolidated financial statements.

Note 3 - Property and Equipment

Property and equipment at February 28, 2013, December 31, 2012 and 2011 consists of the following:

	February 28,	December 31,	December 31,
	2013	2012	2011
Computer and office equipment	$659,328	$659,328	$720,760
Furniture and fixtures	113,382	113,382	105,885
Leasehold improvements	15,985	15,985	15,985
Software	188,304	188,304	85,380
Total	976,999	976,999	928,010
Less: accumulated depreciation	(722,361)	(705,839)	(762,199)
Total Property and Equipment - Net	$254,638	$271,160	$165,811

Depreciation and amortization expense was $16,522, $95,618 and $74,775 for two months ended February 28, 2013 and for the years ended December 31, 2012 and 2011, respectively.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 4 - Prepaid Licenses and Maintenance Contracts

Prepaid licenses and maintenance contracts represent payments made by Lilien directly to the manufacturer. Lilien acts as the principal and the primary obligor in the transaction and amortizes the capitalized costs ratably over the term of the contract to cost of revenues, generally one to five years.

Note 5 – Deferred Revenue

Deferred revenue as of February 28, 2013 and for the years ended December 31, 2012 and 2011 consisted of the following:

	February 28, 2013	Dec 31, 2012	Dec 31, 2011
Deferred Revenue, current
Maintenance agreements	$6,756,994	$6,614,296	$5,525,491
Deferred Revenue, non-current
Maintenance agreements	4,395,246	3,805,591	3,954,668
Total Deferred Revenue	$11,152,240	$10,419,887	$9,480,159

The fair value of the deferred revenue approximates the services to be rendered.

Note 6 – Revolving Line of Credit

The Company has available a $975,000 revolving line of credit facility available through a commercial financing company.  Amounts outstanding under this facility would accrue interest at a floating rate equal to the Prime Rate (3.25 % at February 28, 2013, December 31, 2012 and 2011) plus 1%.  The bank charges include a commitment renewal fee of 0.25% of the credit facility. In addition the Company is required to maintain certain covenants as defined in the agreement.  As of February 28, 2013 and December 31, 2012 and 2011 the Company was compliant with these debt covenants.

The Company has not utilized the financing line and has no outstanding obligations in connection with this facility as of February 28, 2013, December 31, 2012 and December 31, 2011.  The credit line was closed in March 2013 with the acquisition of the Company by Sysorex Global Holdings Corp.  See Note 10.

Note 7 - Members’ Equity

The equity structure of the Company consists of Common Units and Working Units and is governed by the terms of the operating agreement. During the two months ended February 28, 2013 and for the years ended December 2012 and 2011, the Company has reported distributions of $649,312, $663,693 and $674,779, respectively, to its members for their interest percentage, as defined in the operating agreement.

Common Units

The Company is authorized to issue up to 600,000 Common Units in exchange for capital contributions in the form of cash or property.  Each Common Unit has the right to one vote on all matters and to proportionately participate in all allocations of profits and losses as well as distributions of capital of the Company in accordance with the terms of the Operating Agreement dated July 1, 2006.

On June 12, 2012, the Company redeemed 30,000 Common Units at $7.27 per unit for a total of $218,100.

As of February 28, 2013, December 31, 2012, the Company had 534,000 common units issued and outstanding.  As of December 31, 2011 the Company had 564,000 common units issued and outstanding.

Working Units

The Company is authorized to issue up to 175,000 Working Units to employees without the requirement of capital contributions as an equity-based incentive for their efforts on behalf of the Company, subject to approval by and any vesting schedule deemed appropriate by the Board of Directors.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 7 - Members’ Equity (continued)

Working Units (continued)

Each Working Unit has the right to one vote on all matters and to proportionately participate in all allocations of profits and losses as well as distributions of capital of the Company in accordance with the terms of the Operating Agreement dated July 1, 2006.  However, Working Units are only entitled to participate in the appreciation of the value of the Company from their date of issuance.  Holders of unvested Working Units are entitled to all rights associated with vested Working Units with respect to voting, access to information, and participation in the affairs of the Company.

The working units vest as follows upon issuance, all working units are unvested units; on the 12 month anniversary after the issuance of the units, 25% of the issued units will vest and quarterly thereafter, an additional 6.25% of the issued units will vest.  Upon the occurrence of a termination event to a working member, any unvested units are immediately and automatically forfeited, without payment of consideration or repurchase price. The working units are redeemable at the option of the Company and accordingly, have been classified as equity.

On January 1, 2012, the Company issued 42,000 Working Units Series B when the Company was valued at $5.89 per unit.

As of February 28, 2013, and December 31, 2012, Working Units in the amounts of 9,911 and 42,000 are entitled to participate in the appreciation of the value of the Company from the thresholds of $5.62 and $5.89 per unit, respectively, corresponding with the per unit values of the Company upon their dates of issuance. Accordingly, for the period ended February 28, 2013 and the years ended December 31, 2012 and 2011, the Company recorded a charge to stock based compensation of $99,442, $84,461 and $10,239, respectively, for the fair value of the appreciation value.  As of February 28, 2013, December 31, 2012 and December 31, 2011, the calculated fair value of the redemption amount would be approximately $195,982, $96,540 and $12,079, respectively.

Note 8 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits.

During the two months ended February 28, 2013, the Company earned revenues from two different customers representing approximately 11%, and 10% of gross sales.  At year ended December 31, 2012 and 2011, the Company earned revenues from two different customers representing approximately 10% and 8%, and 11% and 11% of gross sales, respectively.

As of February 28, 2013, two customers represented approximately 26% and 9% of total accounts receivable.  As of December 31, 2012 and 2011, two customers represented approximately 10% and 9%, and 37% and 8% of total accounts receivable, respectively.

Note 9 - Commitments and Contingencies

Operating Leases

The Company leases facilities located in California, Washington State, Oregon and Hawaii for its office space under non-cancelable operating leases that expire at various times through August 2015. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. As of February 28, 2013 and years ended December 2012 and 2011, deferred rent payable was nominal. Rental expense under the operating leases for the two months ended February 28, 2013 and for the years ended December 2012 and 2011 were $52,400, $323,906 and $320,407, respectively.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 9 - Commitments and Contingencies (continued)

Operating Leases (continued)

Future minimum lease payments under the above operating leases lease commitments at February 28, 2013 are as follows:

For the Years Ending December 31,	Amount
2014	$354,770
2015	364,398
2016	374,245
Total	$1,093,413

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Defined Contribution Pension Plan

The Company sponsors a 401(k) defined contribution retirement plan (“The Plan”) covering all of its eligible employees after their completion of three months of service and upon attaining the age of 21.  The Plan provides that employees can contribute a percentage of their compensation limited to amounts prescribed by the Internal Revenue Service, adjusted annually.  Matching contributions are made at the discretion of management.  No employer-matching contributions were made to the Plan for the two months ended February 28, 2013, or years ended December 31, 2012 and December 31, 2011.

Employment Agreement

In connection with the sale of the Company effective March 1, 2013 the Company has entered into employment agreements with certain key employees of the Company. The agreements provides for minimum annual salaries, bonus at the discretion of the Company, and indemnification. The employment agreements carry certain restrictive covenants not to compete which expire on March 1, 2014.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED FEBRUARY 28, 2013 AND

YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

Note 10 - Subsequent Events

Business Finance Agreement

On March 15, 2013, Lilien Systems and Sysorex Government Services, Inc., a 100% owned subsidiary of Sysorex Global Holdings, Inc., entered into a Business Finance Agreement (the “Agreement”) as co-borrowers (the “Borrowers”) with Bridge Bank, NA (the “Bank”) under which the Borrowers obtained a revolving line of credit for up to $5,000,000 through March 15, 2015.  Terms of this agreement include compliance with certain debt covenants, interest at the greater of 5.25%, or the Bank’s prime rate, plus 2%, and repayment of any outstanding principal balance as of March 15, 2015.

On March 20, 2013, the Borrowers received $4,175,000 under this Agreement to finance the acquisition of Lilien described below.

Acquisition of Lilien LLC

On March 20, 2013, the Company entered into an Asset Purchase and Merger Agreement (the “Agreement”) whereby Sysorex Global Holdings Corp. acquired certain assets and liabilities of Lilien LLC and 100% of the stock of Lilien Systems effective as of March 1, 2013.  In connection with this Agreement, the Company received consideration consisting of $3,000,000 in cash and $6,000,000 shares of common stock of Sysorex Global Holdings Corp with a fair value of $6,000,000.  The cash consideration of $3,000,000 was obtained by the Company through a borrowing under a credit facility entered into jointly by Sysorex Government Services, Inc. and Lilien Systems concurrently with and for the express purpose of consummating that acquisition.  Total costs incurred for the Lilien acquisition were $907,865.

Additionally, under the terms of the Agreement, the Company contingently guaranteed (the “Guaranty”) to the Former members of Lilien LLC the net sales price of $1.00 per share for a two year period following the closing, provided the Stockholders are in compliance with the terms and conditions of the lock-up agreement. At the end of the two year Guaranty period the Former Lilien Members shall have an option to put all, but not less than all, of their unsold Sysorex shares to Sysorex, for the price of $1.00 per unsold share. Notwithstanding the foregoing, in the event the gross profit for calendar year 2013 and 2014 attributable to the Lilien assets is more than 20% below what was forecasted to the Company the Guaranty will be proportionately reduced.  As of the date of the acquisition the guaranteed amount was de minimis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders’ of

Shoom, Inc.

We have audited the accompanying balance sheet of Shoom, Inc. (the “Company”) as of August 31, 2013 and December 31, 2012, and the related statement of operations, comprehensive income, changes in shareholders’ equity and cash flows for the eight months ended August 31, 2013 and for the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shoom, Inc. as of August 31, 2013 and December 31, 2012 the results of its operations, and its cash flows for the eight months ended August 31, 2013 and for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY

March 12, 2014

SHOOM, INC.

BALANCE SHEETS

AS OF AUGUST 31, 2013 AND DECEMBER 31, 2012

	August 31, 2013	December 31, 2012
Assets

Current Assets
Cash and cash equivalents	$3,672,280	$2,225,215
Marketable securities	605,443	1,362,032
Accounts receivable, net	141,092	187,736
Other receivables	26,027	--
Prepaid expenses	115,382	83,256

Total Current Assets	4,560,224	3,858,239

Property and equipment - net	29,467	31,049
Software development costs, net	604,750	610,740
Deferred tax asset	--	39,261
Deposits	10,846	10,846

Total Assets	$5,205,287	$4,550,135

Liabilities and Shareholders Equity

Current Liabilities
Accounts payable	$46,940	$5,090
Accrued expenses	125,082	46,252
Accrued compensation and related benefits	303,136	382,585
Deferred revenue	11,355	2,719
Total Current Liabilities	486,513	436,646

Commitments and Contingencies

Shareholders Equity
Common Stock - $.001 par value; 25,000,000 shares authorized; 14,618,789 and 14,555,309 outstanding, respectively	14,618	14,555
Additional paid in capital	10,394,010	10,320,308
Accumulated other comprehensive income (loss)	(1,361)	544
Accumulated deficit	(5,688,493)	(6,221,918)
Total Shareholders Equity	4,718,774	4,113,489

Total Liabilities and Shareholders Equity	$5,205,287	$4,550,135

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENTS OF OPERATIONS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013

AND THE YEAR ENDED DECEMBER 31, 2012

	August 30, 2013	December 31, 2012

Revenues, Net	$2,656,892	$4,022,658

Cost of Revenues	584,982	927,365

Gross Profit	2,071,910	3,095,293

Operating Expenses
Compensation and related benefits	811,548	1,108,615
Professional and legal fees	40,747	31,440
Consulting expenses	71,555	131,704
Occupancy	92,930	174,071
Other administrative	342,109	519,401

Total Operating Expenses	1,358,889	1,965,231

Income from Operations	713,021	1,130,062

Other Income (Expense)
Interest income	17,550	28,748
Other	(26,214)	(572)
Total Other Income (Expense)	(8,664)	28,176

Income before Provision for Income Taxes	704,357	1,158,238
Provision for income taxes	(170,932)	(446,326)

Net Income	$533,425	$711,912

Basic Net Income per Common Share	$0.04	$0.05
Diluted Net Income per Common Share	$0.04	$0.05
Weighted Average Number of Common Shares Outstanding-Basic	14,555,309	14,557,289
Weighted Average Number of Common Shares Outstanding-Diluted	14,586,809	14,619,789

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013

AND THE YEAR ENDED DECEMBER 31, 2012

	August 30, 2013	December 31, 2012

Net Income	$533,425	$711,912

Unrealized losses in marketable securities including reclassification adjustment of realized gains included in net income	(1,905)	(4,625)

Comprehensive Income	$531,520	$707,287

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR EIGHT MONTHS ENDED AUGUST 31, 2013 AND THE YEAR ENDED DECEMBER 31, 2012

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Shareholders'
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity

Balance - January 1, 2012	14,563,712	$14,563	$10,289,784	$5,169	$(6,434,001)	$3,875,515

Common stock repurchases	(8,403)	(8)	(13,292)			(13,300)
Dividends					(499,829)	(499,829)
Share based compensation for employees			43,816			43,816
Unrealized loss on marketable securities				(4,625)		(4,625)
Net income					711,912	711,912

Balance - December 31, 2012	14,555,309	14,555	10,320,308	544	(6,221,918)	4,113,489

Options exercised by employees	63,480	63	25,964			26,027
Share based compensation for employees			47,738			47,738
Unrealized loss on marketable securities				(1,905)		(1,905)
Net income					533,425	533,425

Balance - August 31, 2013	14,618,789	$14,618	$10,394,010	$(1,361)	$(5,688,493)	$4,718,774

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENTS OF CASH FLOWS

FOR EIGHT MONTHS ENDED AUGUST 31, 2013 AND THE YEAR ENDED DECEMBER 31, 2012

	August 30, 2013	December 31, 2012

Cash Flows from Operating Activities
Net Income	$533,425	$711,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,133	14,107
Amortization of intangibles	161,701	215,728
Deferred tax provision	39,261	367,891
Stock based compensation	47,738	43,816
Investment income	(1,207)	(685)
Changes in operating assets and liabilities:
Accounts receivable and other receivables	20,617	51,775
Prepaid expense	(32,126)	(26,230)
Accrued compensation and related benefits	(79,449)	20,198
Accounts payable	41,850	(104,506)
Accrued expenses	78,830	(141,366)
Deferred revenue	8,636	(1,500)
Net cash provided by operating activities	827,409	1,151,140

Cash used in Investing Activities
Acquisition of equipment	(6,551)	(3,260)
Software development costs	(155,711)	(289,756)
Purchases of marketable securities	-	(1,079,668)
Proceeds from the sale of marketable securities	755,891	328,386
Net cash provided by (used in) investing activities	593,629	(1,044,298)

Cash flows used in financing activities:
Repurchase of common shares	-	(13,300)
Proceeds from exercised options	26,027	-
Dividends	-	(499,829)
Net cash provided by (used in) financing activities	26,027	(513,129)

Net increase (decrease) in cash and cash equivalents	$1,447,065	$(406,287)

Cash and equivalents, beginning of period	2,225,215	2,631,502

Cash and equivalents, end of period	$3,672,280	$2,225,215

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$-	$-
Income taxes	$89,429	$78,435

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 1 – Organization and Nature of Business

Shoom, Inc. (the “Company”), a California Corporation, provides internet-based hosted eServices to its customers located in Europe, Canada and the United States.  The Company provides Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries.

As further described in Note 13, effective August 31, 2013 the Company was acquired by and became a wholly owned subsidiary of Sysorex Global Holdings Corp.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates.  The Company’s significant estimates consist of:

•

The valuation of stock-based compensation;

•

The allowance for doubtful accounts;

•

The valuation of marketable securities;

•

The valuation allowance for the deferred tax asset; and

•

Impairment of software development costs and property and equipment.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and certificates of deposit, with maturities of three months or less when purchased.

Marketable Securities

The Company accounts for marketable securities in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 320-10, Investments-Debt and Equity Securities.  The Company classifies its investments in equity securities that have readily determinable fair values and all debt securities as held-to-maturity, available-for-sale or trading at acquisition and reevaluate such classification at each subsequent balance sheet date. The Company has investments classified as available-for-sale and held-to-maturity at August 31, 2013 and December 31, 2012.  Available-for-sale securities are reported at fair value and any difference between cost and fair value is recorded as unrealized gain or loss and is reported as accumulated other comprehensive income (loss) in the statement of changes in stockholders’ equity. Held-to-maturity securities are those investments that the Company has the ability and intend to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums and discounts, which approximates market value at the purchase date.  The Company generally purchases fixed-income securities that have a remaining maturity of one year or less as held to maturity securities.  Realized gains and losses and declines in value expected to be other-than-temporary on available-for-sale securities are included in other expenses in the statement of operations.  The cost of securities sold is based on the specific identification method.  Interest and dividends on marketable securities are included in interest income.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its financial statements.  Comprehensive income consists of net income and unrealized gains and losses from marketable securities affecting stockholders’ equity that, under US GAAP, are excluded from net income.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue.  The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term nature.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility.  Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company’s allowance for doubtful accounts as of August 31, 2013 and December 31, 2012 or its provision for doubtful accounts for the eight months ended August 31, 2013 and year ended December 31, 2012 was not material.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.   Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and software development costs, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated discounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge.

Based on its assessments, the Company did not record any impairment charges for the  eight months ended August 31, 2013 and the year ended December 31, 2012.

Software Development Costs

The Company develops and utilizes internal software for the processing of data provided by its customers.  Costs incurred in this effort are accounted for under the provisions of FASB ASC 350-40, Internal Use Software, whereby direct costs related to development and enhancement of internal use software is capitalized, and costs related to maintenance are expensed as incurred.  The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement.  These internal use software development costs are amortized over the estimated useful life which management has determined is four years following the year incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company provides digital advertising and electronic services and recognizes revenue once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery or fulfillment has occurred, and (4) there is reasonable assurance of collection of the sales proceeds. Generally, these criteria are met and revenue is recognized as the services are rendered.  Cash received as prepayments for services to be rendered are recognized as deferred revenue.  Revenue from such prepayments are recognized when the services are provided.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in other administrative costs, were not material during the eight months ended August 31, 2013 and year ended December 31, 2012.

Stock-Based Compensation

The Company accounts for equity instruments granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant.  The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Equity instruments granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Earnings Per Share

Basic earnings per share was computed using the weighted average number of outstanding common shares. Diluted income per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted.

The following table sets forth the components used in the computation of basic and diluted income per common share:

	Eight months ended	Year ended
	August 31, 2013	December 31, 2012
Numerator for basic earnings per share
- net income, as reported	$533,425	$711,912
Effect of dilutive securities
Numerator for diluted earnings per share
- net income, as adjusted	$533,425	$711,912
Denominator:
Denominator for basic earnings per share--weighted average shares	14,555,309	14,557,289
Effect of dilutive securities:
Stock options	31,500	62,500
Denominator for diluted earnings per share--adjusted weighted-average shares and assumed conversions	14,586,809	14,619,789
Net income available to common stockholders
Basic:	$0.04	$0.05
Diluted:	$0.04	$0.05

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 2 - Summary of Significant Accounting Policies (continued)

For the eight months ended August 31, 2013 and the year ended December 31, 2012 there were 1,474,765 and 1,304,375 common stock equivalents excluded from the calculation of diluted net income per share, respectively, for the potential exercise of options because their inclusion would have been anti-dilutive.

Foreign Currency Transactions

Gains or losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. During the eight months ended August 31, 2013 there were aggregate foreign currency net transaction losses of $26,214 and for the year ended December 31, 2012 there were aggregate foreign currency net transaction gains of $3,610 that are included as a component of other income (expense) on the statement of operations.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not expected to have, a material impact on the Company's financial statements.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the financial statements. (See Note 13)

Note 3 - Marketable Securities

As of August 31, 2013, marketable securities were comprised of the following:

	As of August 31, 2013
	Cost	Fair Value
Available for sale
Mutual funds	$133,487	$131,745
Held to maturity
Certificate of deposit	447,739	448,724
US municipal bonds	25,578	24,974
	$606,804	$605,443

As of December 31, 2012, marketable securities were comprised of the following:

	As of December 31, 2012
	Cost	Fair Value
Available for sale
Mutual funds	$$133,487	$133,072
Held to maturity
Certificate of deposit	846,877	847,517
US municipal bonds	381,124	381,443
	$$1,361,488	$1,362,032

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 3 - Marketable Securities (continued)

The Company sold a $300,000 certificate of deposit, two $50,000 certificates of deposits and $355,891 of municipal bonds during the eight month period ended August 31, 2013.  For the year ended December 31, 2012 purchases of US Municipal Bonds were $230,004, purchases of mutual funds were $100,000 and purchases of certificates of deposit were $847,350. The Company sold $151,950 of corporate bonds, a $50,000 certificate of deposit and $126,436 of municipal bonds during the year ended December 31, 2012.

The following summarizes the underlying contractual maturities of marketable securities at August 31, 2013:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than one year	$133,487	$131,745	$473,317	$473,698
Total	$133,487	$131,745	$473,317	$473,698

The following summarizes the underlying contractual maturities of marketable securities at December 31, 2012:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than one year	$133,487	$133,072	$1,228,001	$1,228,960
Total	$133,487	$133,072	$1,228,001	$1,228,960

Note 4 - Property and Equipment

Property and equipment at August 31, 2013 and at December 31, 2012 consist of the following:

	2013	2012
Computer and office equipment	$142,690	$142,690
Furniture and fixtures	15,903	9,352
Total	158,593	152,042
Less: accumulated depreciation	(129,126)	(120,993)
Total Property and Equipment - Net	$29,467	$31,049

Depreciation expense was $8,133 for the eight month period ended August 31, 2013 and $14,107 for the year ended December 31, 2012.

Note 5 – Software Development Costs

Computer software as of August 31, 2013 and December 31, 2012 consisted of the following:

	August 31, 2013	December 31, 2012
Capitalized software development costs	$1,068,073	$1,329,335
Purchased software	50,970	28,592
Total computer software	1,119,043	1,357,927
Accumulated amortization	(514,293)	(747,187)
Computer software, net of accumulated amortization	$604,750	$610,740

Fully amortized software development costs as of December 31, 2012 of $394,597 was removed during the year ended December 31, 2013.  The weighted average remaining amortization period for the Company’s software development costs is 3.04 years.

Amortization expense for computer software was $161,701 for the eight month period ended August 31, 2013.  Amortization expense for computer software was $215,728 for the year ended December 31, 2012.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 5 – Software Development Costs (continued)

Future amortization expense on the computer software is anticipated to be as follows:

Year Ending December 31,	Amount
2013	$77,895
2014	209,463
2015	166,626
2016	117,432
2017	33,334
$604,750

Note 6 - Common Stock

In March 2012 the Company repurchased and retired 8,403 shares of its common stock for $13,300.

On August 31, 2013 employees of the Company exercised 63,480 options at $0.41 per share or $26,027 and the Company issued 63,480 common shares.

Note 7 - Options

During the eight month period ended August 31, 2013, the Company granted 280,370 of stock options to employees and non-employees for services provided. The stock options were twenty five percent vested on the date of the grant and the remaining seventy-five percent vest ratably over three years. The options have a life of ten years and an exercise price of $0.41 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $95,700. The Company incurred a stock-based compensation charge of $23,925 during the eight months ended August 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

During the year ended December 31, 2012, the Company granted 235,000 of stock options to employees and non-employees for services provided. The stock options were twenty five percent vested on the date of the grant and the remaining seventy-five percent vest ratably over three years. The options have a life of ten years an exercise price of $0.70 per share.  The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $68,500.   The Company incurred a stock-based compensation charge of $17,125 during the year ended December 31, 2012 and $11,422 during the period ended August 31, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

As of August 31, 2013, the fair value of non-vested options totaled $139,616.  As of December 31, 2012, the fair value of non-vested options totaled $91,655.  Subsequent to August 31, 2013 in connection with the acquisition of the Company by Sysorex Global Holdings Corp. all un-exercised options were cancelled.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.  Key weighted-average assumptions used to apply this pricing model during the eight months ended August 31, 2013 and the year ended December 31, 2012 were as follows:

	August 31, 2013	December 31, 2012

Risk-free interest rate	2.71%	1.78%
Expected life of option grants	10 years	10 years
Expected volatility of underlying stock	29.5%	29.5%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.  The Company attributes the value of stock-based compensation to operations on the straight-line single option method.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 7 – Options (continued)

The following table summarizes the changes in options outstanding during the eight months period ended August 31, 2013:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at January 1, 2012	1,622,500	$0.85	--
Granted	235,000	$0.70	--
Expired	(155,625)	$1.60	--
Forfeited	(335,000)	$0.84	--
Outstanding at December 31, 2012	1,366,875	$0.82	--
Granted	280,370	$0.41	--
Exercised	(63,480)	$0.41	--
Expired	(77,500)	$0.60	--
Outstanding at August 31, 2013	1,506,265	$0.82	$41,209

Exercisable at August 31, 2013	1,105,988	$0.87	$1,256

Exercisable at December 31, 2012	1,111,875	$0.83	--

		Weighted
		Average
		Remaining
		Contractual	Average
Number of	Range of	Life	Exercise	Currently
Options	Exercise Price	(In Years)	Price	Exercisable
216,890	$0.41	9.95	$0.41	6,613
205,000	$0.70	9.33	$0.70	51,250
145,000	$0.77	7.88	$0.77	108,750
145,000	$1.00	6.93	$1.00	145,000
141,250	$1.00	5.89	$1.00	141,250
138,750	$0.80	2.46	$0.80	138,750
133,750	$1.00	1.77	$1.00	133,750
141,250	$0.80	1.48	$0.80	141,250
160,625	$0.80	0.82	$0.80	160,625
78,750	$0.60	0.07	$0.60	78,750
1,506,265				1,105,988

Note 8 – Income Taxes

The income tax provision for the eight months ended August 31, 2013 and the year ended December 31, 2012 consisted of the following:

	August 31, 2013	December 31, 2012
Federal:
Current	$-	$-
Deferred	219,169	367,891
State and Local:
Current	61,284	77,470
Deferred	(2,822)	965
Change in valuation allowance	(106,699)	--
Income tax provision	$170,932	$446,326

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 8 – Income Taxes (continued)

The provision for income taxes using the statutory federal tax rate as compared to the Company’s effective tax rate the eight months ended August 31, 2013 and the year ended December 31, 2012 is summarized as follows:

	August 31, 2013	December 31, 2012
U.S. federal statutory rate	34.0%	34.0%
State tax rate, net of federal benefit	5.8%	5.8%
Change in valuation allowance	(15.2%)	0.0%
Other permanent differences	(0.3%)	(1.3%)
Effective rate	24.3%	38.5%

As of August 31, 2013 and December 31, 2012, the Company’s deferred tax assets and liability consisted of the effects of temporary differences attributable to the following:

	August 31, 2013	December 31, 2012
Deferred tax asset:

Net operating loss carryovers	$494,808	$732,549
Stock-based compensation	47,068	28,069
Book depreciation expense in excess of tax expense	11,921	12,798
Other	11,747	11,747
Total deferred tax assets	565,544	785,163
Less valuation allowance	(396,128)	(502,827)
Deferred tax asset, net of valuation allowance	169,416	282,336
Deferred tax liability - Tax software development cost expense in excess of book expense	(169,416)	243,075
Net deferred tax asset (liability)	$--	$39,261

As of August 31, 2013 and December 31, 2012, the Company had approximately $1.5 and $2.1 million, respectively, of U.S. federal net operating loss (“NOL”) carryovers available to offset future taxable income. These net operating losses, which, if not utilized, begin expiring in the year 2017. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations. Effective August 31, 2013 and as further described in Note 13, the Company was acquired by and became a wholly owned subsidiary of Sysorex Global Holdings Corp. Sysorex plans on undertaking a more detailed analysis of any historical and/or current Section 382 ownership changes that may limit the utilization of the net operations loss carryover. The Company has no NOLs available for state income tax purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, Management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance for the amount of deferred tax assets in excess of the Company’s total deferred tax liabilities as of August 31, 2013.  Management also established a valuation allowance of $502,827 for the year ended December 31, 2012.  The change in valuation allowance for the eight months ended August 31, 2013 was ($106,699).  There was no change in valuation allowance for the year ended December 31, 2012.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 8 – Income Taxes (continued)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company is required to file income tax returns in the United States (federal) and in the state of California. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s financial statements for the eight months ended August 31, 2013 and the year ended December 31, 2012.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of selling, general and administrative expense, respectively.  There were no amounts accrued for interest or penalties for the eight months ended August 31, 2013 and the year ended December 31, 2012. Management does not expect any material changes in its unrecognized tax benefits in the next year.  The Company’s tax returns are subject to examination by the tax authorities beginning December 31, 2009.

Note 9 - Fair Value

The Company determines the estimated fair value of amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the financial statements are not necessarily indicative of the amounts that could be realized in a current exchange between buyer and seller. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. These fair value estimates were based upon pertinent information available as of August 31, 2013 and December 31, 2012 and, as of those dates, the carrying value of all amounts approximates fair value.

The Company has categorized its assets and liabilities at fair value based upon the following fair value hierarchy:

•

Level 1 - Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 - Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

The following table summarized the valuation of the Company’s investment by the above fair value hierarchy levels as of August 31, 2013.

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at August 31, 2013
Marketable securities	$605,443	$--	$--	$605,443
August 31, 2013	$605,443	$--	$--	$605,443

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 9 - Fair Value (continued)

The following table summarized the valuation of the Company’s investment by the above fair value hierarchy levels as of December 31, 2012.

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Marketable securities	$1,362,032	$--	$--	$1,362,032
December 31, 2012	$1,362,032	$--	$--	$1,362,032

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value due to the short term nature of these instruments.

Note 10 – Concentrations of Business and Credit Risk

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable’s credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at a foreign financial institution. As of August 31, 2013 and December 31, 2012 there was $115,000 and $134,000 in foreign financial institutions, respectively.  The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The Company grants credit to its customers and it’s ability to collect the amounts due from its customers is affected by economic conditions in its industry and the geographical area in which it conducts business.  Accounts receivable from the Company’s customers are unsecured, are generally due within 30 days and are subject to credit risk.  In the eight month period ended August 31, 2013, one customer accounted for approximately 33 percent of revenues, and another customer accounted for approximately 16 percent of accounts receivable at August 31, 2013.  In 2012, one customer accounted for approximately 31 percent of revenues, and another customer accounted for approximately 24 percent of accounts receivable at December 31, 2012. No other customers accounted for more than 10 percent of revenues in the eight months ended August 31, 2013 or year ended 2012 or for more than 10 percent of  accounts receivable as of August 31, 2013 or December 31, 2012.

Note 11 - Foreign Operations

For the eight month period ended August 31, 2013, the Company principally generates all of its revenues from within the United States. Revenue earned from customers located in Canada was approximately 14% ($374,000).

For the year ended December 31, 2012, the Company principally generates all of its revenues from within the United States. Revenues earned from customers located in Canada was approximately 15% ($619,000).

Note 12 - Commitments and Contingencies

Operating Leases

The Company rents office space for its headquarters and operations under the terms of an operating lease which expires on July 31, 2017.  Rent expense for the eight month period ended August 31, 2013 amounted to $66,117.  The Company also incurred off-site storage rental fees of $26,813 for the period ended August 31, 2013.  Rent expense was $134,992 and off-site storage rent was $39,079 for the year ended December 31, 2012.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE EIGHT MONTHS ENDED AUGUST 31, 2013 AND

YEAR ENDED DECEMBER 31, 2012

Note 12 - Commitments and Contingencies (continued)

A summary of future minimum lease payments under the non-cancelable lease is as follows:

Year Ending December 31,	Amount
2013	$54,496
2014	$117,555
2015	$119,840
2016	$122,174
2017	$56,020
Total	$470,085

Litigation

The Company is subject to litigation in the ordinary course of business.  Management believes that the Company has adequate insurance coverage and accrues loss contingencies for all known matters that are probable and can be reasonably estimated and that the resolution of any such items will not have a material effect upon the Company's financial position or results of operations. As of and during the eight months ended August 31, 2013 and the year ended December 31, 2012, the Company has not been involved in any litigation.

Employee Benefit Plan

The Company has a defined contribution benefit plan that covers substantially all domestic employees who elect to participate. This plan provides for discretionary Company contributions based on employee participation.  Employees must be 21 years or older to participate, have been employed by the Company for three months and worked a minimum of 501 hours. The Company’s matching contribution equals 100% on the first 3% of each participant’s compensation which is deferred as an elective deferral. Employees are 100% vested in the plan after meeting all eligibility requirements (as defined).  Company contributions under the plan amounted to $27,826 and $43,897 for the eight months ended August 31, 2013 and year ended December 31, 2012, respectively.

Profit Sharing Plan

The Company has adopted a profit sharing plan that must be approved and adjusted by the Compensation Committee of the Board of Directors and must be approved by the Company’s Board of Directors annually. All employees who have been with the Company for at least one year are eligible.  Company contributions under the profit sharing plan amounted to $166,667 and $250,000 for the eight months ended August 31, 2013 and year ended December 31, 2012, respectively, which have been accrued for as of the end of those periods.

Note 13 – Subsequent Events

Acquisition of Shoom, Inc.

The Company entered into an Agreement and Plan of Merger (the“Agreement”) whereby Sysorex Global Holdings Corp. acquired the stock of Shoom, Inc. effective as of August 31, 2013. In connection with this Agreement, the Company received consideration consisting of $2,500,000 in cash and 2,762,000 shares of common stock of Sysorex Global Holdings Corp with a fair value of $5,606,860.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

AirPatrol Corporation

We have audited the accompanying consolidated balance sheets of AirPatrol Corporation and its Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AirPatrol Corporation and Subsidiary as of December 31, 2013 and 2012, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses, and has a working capital and shareholders’ deficit as of December 31, 2013 and 2012. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

New York, NY

March 12, 2014

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
Assets
Current Assets
Cash	$80,072	$256,300
Certificate of deposit - restricted	90,000	-
Accounts receivable, net	208,470	10,323
Inventory	256,998	201,730
Prepaid expenses	149,003	25,372
Total Current Assets	784,543	493,725

Property and Equipment, net	116,696	79,287

Other Assets	14,496	12,483

Total Assets	$915,735	$585,495
Liabilities and Shareholders' Deficit

Current Liabilities:
Accounts payable and accrued liabilities	$1,718,626	$1,216,174
Accrued interest payable	892,895	304,320
Accrued compensation and benefits	346,480	288,849
Deferred revenue	187,523	143,631
Deferred rent	1,854	-
Loans payable - related party	69,068	-
Notes payable	1,000,000	-
Derivative liabilities	605,211	-
Convertible notes payable	3,330,000	2,480,000
Total Current Liabilities	8,151,657	4,432,974

Long-Term Liabilities:
Deferred revenue - net of current portion	-	5,547
Deferred rent - net of current portion	39,733	-
Notes payable - net of current portion	100,000	-
Convertible notes payable - net of current portion and debt discount of $168,222 and $2,234	663,920	499,766

Total Liabilities	8,955,310	4,938,287

Commitments and Contingencies

Shareholders' Deficit
Series A Convertible Preferred stock, $0.001 par value; 15,000,000 shares authorized; 10,650,194 shares issued and outstanding as of December 31, 2013 and 2012; Liquidation preference $2,982,054 and $2,982,054 as of December 31, 2013 and 2012	10,650	10,650
Common stock, $0.001 par value; 85,000,000 shares authorized; 49,420,768 and 49,065,762 shares issued and outstanding as of December 31, 2013 and 2012	49,422	49,067
Additional paid in capital	14,816,733	14,748,185
Accumulated deficit	(22,916,380)	(19,160,694)
Total Shareholders' Deficit	(8,039,575)	(4,352,792)

Total Liabilities and Shareholders' Deficit	$915,735	$585,495

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2013	December 31, 2012

Revenue	$1,362,572	$719,970

Cost of revenue	313,463	223,368

Gross profit	1,049,109	496,602

Operating expenses
Selling	152,155	125,096
Engineering, research and development	95,489	665,217
General and administrative	3,501,817	2,853,203
Total operating expenses	3,749,461	3,643,516

Loss from operations	(2,700,352)	(3,146,914)

Other (income) expense:
Interest income	(41)	(16)
Interest expense	657,402	392,472
Change in fair value of derivative liabilities	397,973	(2,872)

Total other expense	1,055,334	389,584

Net loss	$(3,755,686)	$(3,536,498)

Net loss per common share - basic and diluted	$(0.08)	$(0.08)

Weighted average number of common shares outstanding - basic and diluted	49,393,535	43,364,510

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Series A				Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2011	10,650,194	$10,650	43,038,624	$43,040	$13,044,530	$(15,624,196)	$(2,525,976)

Conversion of debt to common stock	-	-	5,743,133	5,743	1,612,011	-	1,617,754

Issuance of common stock for services	-	-	284,005	284	79,716	-	80,000

Issuance of common stock options for services	-	-	-	-	11,928	-	11,928

Net loss	-	-	-	-	-	(3,536,498)	(3,536,498)

Balance, December 31, 2012	10,650,194	10,650	49,065,762	49,067	14,748,185	(19,160,694)	(4,352,792)

Issuance of common stock for services	-	-	355,006	355	63,156	-	63,511

Issuance of common stock options for services	-	-	-	-	5,392	-	5,392

Net loss	-	-	-	-	-	(3,755,686)	(3,755,686)

Balance, December 31, 2013	10,650,194	$10,650	49,420,768	$49,422	$14,816,733	$(22,916,380)	$(8,039,575)

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2013	December 31, 2012
Cash Flows From Operating Activities:
Net loss	$(3,755,686)	$(3,536,498)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	60,382	41,471
Stock based compensation	68,903	91,928
Accretion of debt discount	41,250	638
Change in fair value of derivative liabilities	397,973	(2,872)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(198,147)	37,023
Prepaid expenses	(123,631)	10,513
Inventory	(55,268)	(90,862)
Other assets	(2,013)	(6,106)
Increase (decrease) in:
Accounts payable and accrued liabilities	502,452	146,265
Accrued interest payable	588,575	379,327
Accrued compensation and benefits	57,631	186,531
Deferred revenue	38,345	49,201
Deferred rent	41,587	-
Net Cash Used in Operating Activities	(2,337,647)	(2,693,441)

Cash Flows From Investing Activities:
Purchase of property and equipment	(97,791)	(62,633)
Certificate of deposit - restricted	(90,000)	-
Net Cash Used in Investing Activities	(187,791)	(62,633)

Cash Flows From Financing Activities:
Proceeds from related party loans	150,000	-
Repayment of related party loans	(80,932)	-
Proceeds from notes payable	1,100,000	-
Repayment of convertible notes	(250,000)	-
Proceeds from convertible notes	1,430,142	2,580,000
Net Cash Provided by Financing Activities	2,349,210	2,580,000

Net change in cash	(176,228)	(176,074)

Cash at beginning of year	256,300	432,374

Cash at end of year	$80,072	$256,300

Supplemental disclosures of cash flow information:
Cash paid for interest	$27,693	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Debt discount recorded on convertible debt and warrants accounted for as derivative liabilities	$207,238	$-
Conversion of convertible notes to common stock	$-	$1,617,755

The accompanying notes are an integral part of these consolidated financial statements.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 1 - Organization and Nature of Business

Overview

AirPatrol Corporation and AirPatrol Research (collectively the “Company”), is a developer of mobile device identification and locationing systems. Its flagship product, ZoneDefense, is a security platform for wireless and cellular networks that can detect, monitor and manage the behavior of smartphones, tablets, laptops and other mobile devices based on their location. AirPatrol customers include numerous government and military agencies and large enterprises around the globe. The Company was incorporated on July 28, 2005 under the laws of the State of Nevada. The Company is headquartered in the state of Maryland, has an office in the state of California, and the Company’s wholly-owned subsidiary operates in Canada.

Acquisition of AirPatrol Corporation

On December 20, 2013, the Company entered into an Agreement of Plan and Merger (the “Merger Agreement”) whereby Sysorex Global Holdings Corp. (“Sysorex”) would acquire 100% of the capital stock of the Company for a purchase price equal to (a) $10,000,000 in cash, subject to certain adjustments, allocated to and among certain creditors, payees, holders of the Company’s issued and outstanding capital stock and (b) 4,000,000 shares of Sysorex’s common stock, of which 1,600,000 shall be held in escrow for one year, as security to satisfy any indemnity claims that may be owed by the Company’s shareholders to Sysorex (the “Merger Consideration”). The Merger Consideration also includes an earnout, half of the value of which shall be in stock and the other half in cash (unless otherwise agreed or required pursuant to the Merger Agreement) payable to the shareholders of the Company in 2015 in accordance with the following formula: if for the five quarter period ending March 31, 2015, the Company’s Net Income meets or exceeds $3,500,000, Sysorex shall pay to the Company’s shareholders an earnout payment equal to (i) the Company’s Net Income, divided by $5,000,000, times (ii) $10,000,000, provided that the total earnout payment shall not exceed $10,000,000. The closing of the Merger is conditioned upon the consummation of an initial public offering of Sysorex’s common stock with gross proceeds of at least $10,000,000 on terms acceptable to Sysorex and certain other customary conditions. The Company can give no assurance that the terms and conditions will be met and the transaction will close.

Note 2 - Going Concern Matters

As reflected in the accompanying financial statements, the Company has recurring net losses and incurred a net loss and used net cash in operations of $3,755,686 and $2,337,647, respectively, for the year ended December 31, 2013.  In addition, the Company has an accumulated deficit of $22,916,380 as of December 31, 2013. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The ability of the Company to continue its operations is dependent on Management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.  If the Company were not to continue as a going concern, it would likely not be able to realize on its assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the financial statements. There can be no assurances that the Company will be successful in generating additional cash from equity or other sources to be used for operations. The financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company not be successful in obtaining the necessary financing to fund its operations, the Company would need to curtail certain or all operational activities and/or contemplate the sale of its assets if necessary.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared using the accounting records of the Company and its wholly-owned Canadian subsidiary, AirPatrol Research Corp. All material inter-company balances and transactions have been eliminated.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates.  The Company’s significant estimates are the valuation of stock-based compensation, derivative liabilities, and the valuation allowance for the deferred tax asset.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments, with maturities of three months or less when purchased. As of December 31, 2013 and 2012 the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customer’s operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company’s allowance for doubtful accounts as of December 31, 2013 and 2012 was not material.

Inventory

Inventory consisting primarily of finished goods and raw materials is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories and establishes reserves based on historical and projected sales volumes and anticipated selling prices. If the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2013 and 2012, the Company has not recorded an allowance for inventory.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.  Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term.  Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2013 and 2012.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Deferred Rent Expense

The Company has operating leases which contain predetermined increases and rent holidays in the rentals payable during the term of such leases.  For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term.  The difference between the expense charged to operations in any year and the amount payable under the lease during that year is recorded as deferred rent expense on the Company’s balance sheet, which will reverse over the lease term.

Foreign Currency Translation

The U.S. dollar is the functional currency of the Company and its subsidiaries. Monetary assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the exchange rates in effect at the time of the transactions. Revenues and expenses are translated to U.S. dollars at rates approximating exchange rates in effect at the time of the transactions. Translation exchange gains and losses resulting from the period-end translation of assets and liabilities denominated in foreign currencies are recorded in other comprehensive income or loss, on the statement of equity. Transaction gains or losses are recognized through earnings.

Transaction and translation gains and losses were immaterial for the years ended December 31, 2013 and 2012.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its consolidated financial statements.  Comprehensive income (loss) consists of net loss and foreign currency translation adjustments affecting stockholders’ equity that, under U.S. GAAP, are excluded from net loss.  The difference between net loss as reported and comprehensive income (loss) have historically been immaterial.

Revenue Recognition

Revenues for the years ended December 31, 2013 and 2012 are comprised of the following:

	Year Ended
	December 31,
	2013	2012
Product Revenue	$959,902	$513,651
Service and maintenance	289,501	179,990
Installation and training	113,169	26,329
Total	$1,362,572	$719,970

Revenues are derived principally from the sale of hardware products, software bundled with hardware that is essential to the functionality of the hardware and support and maintenance arrangements to customers in the United States and internationally. The Company recognizes the revenue on sales of hardware once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery (software and hardware) or fulfillment (maintenance) has occurred, and (4) there is reasonable assurance of collection of the sales proceeds.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

The Company also enters into sales transactions whereby customer orders contain multiple deliverable arrangements, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). The Company evaluates each deliverable in these arrangements to determine whether they represent separate units of accounting at the inception of the arrangement and considers the delivered items a separate unit of accounting if the delivered item(s) has value to the customer when it is regularly sold on a standalone basis, and there is objective and reliable evidence of the fair value of the   undelivered item(s) pursuant to Subtopic 605-25. These multiple deliverable arrangements primarily consist of the following deliverables: computer hardware, software, and hardware and software maintenance services.   In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately.  For the years ended December 31, 2013 and 2012 revenues recognized as a result of customer contracts requiring the delivery of multiple elements were $1,362,572 and $719,970 respectively.

Maintenance agreements allow customers to obtain technical support directly from the Company to upgrade, at no additional cost, to the latest technology if new software updates are introduced during the period that the maintenance agreement is in effect. Revenue derived from maintenance contracts primarily consists of maintenance contracts with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance. The Company recognizes maintenance revenue ratably over the term of the maintenance agreement. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

The Company will occasionally require an upfront deposit for significant arrangements. If the Company receives a payment from a customer prior to meeting all of the revenue recognition criteria, the payment is recorded as deferred revenue.

Engineering, Research and Development

Engineering, research and development costs consist primarily of professional fees. All engineering, research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are included in Cost of Revenue on the consolidated statements of operations.

Stock-Based Compensation

The Company accounts for options and warrants granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant.  The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

The Company incurred stock-based compensation charges of $68,903 and $91,928 for the years ended December 31, 2013 and 2012, respectively. The following table summarizes the nature of such charges which are included in general and administrative expenses for the years ended December 31, 2013 and 2012:

	For the Year Ended December 31,
	2013	2012
Compensation	$5,392	$11,928
Professional fees	63,511	80,000
Total	$68,903	$91,928

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants, conversion of convertible notes payable, and shares issued to members of the Board of Directors of the Company for services rendered in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2013 and 2012:

	2013	2012
Options	10,257,285	12,698,957
Warrants	24,388,867	23,200,113
Convertible notes payable	19,567,913	29,454,886
Series A Convertible preferred stock	10,650,194	10,650,194
Totals	64,864,259	76,004,150

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, short term debt and derivative instruments. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term nature, except derivative instruments which are marked to market at the end of each reporting period.

Derivative Liabilities

In connection with the issuance of a secured convertible promissory note, the terms of the convertible note included an embedded conversion feature; which provided for the settlement of the convertible promissory note into shares of common stock at a rate which was determined to be variable.  The Company determined that the conversion feature was an embedded derivative instrument pursuant to ASC 815 “Derivatives and Hedging”.

The accounting treatment of derivative financial instruments requires that the Company record the conversion option and related warrants at their fair values as of the inception date of the agreements and at fair value as of each subsequent balance sheet date.  As a result of entering into the convertible promissory notes, the Company is required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date.  The Company reassesses the classification at each balance sheet date.  If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 3 - Summary of Significant Accounting Policies (continued)

The fair value of an embedded conversion option that is convertible unto a fixed number of shares is recorded using the intrinsic value method and the embedded conversion option that is convertible into at variable amount of shares is deemed to be a “down-round protection” and therefore, does not meet the scope exception for treatment as a derivative under ASC 815. “Down-round protection” is not an input into the calculation of the fair value of the conversion option and therefore cannot be considered “indexed to the Company’s own stock” which is a requirement for the scope exception as outlined under ASC 815. As a result, warrants that have been reclassified to derivative liability that did not contain “down-round protection” were valued using the Black-Scholes model.  The Company’s outstanding warrants did not contain any down round protection.

The Black-Scholes option valuation model which approximated the Binomial Lattice Model is used to estimate the fair value of the warrants or options granted. The model includes subjective input assumptions that can materially affect the fair value estimates.  The model was developed for use in estimating the fair value of traded options or warrants.  The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants or options granted.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the condensed consolidated financial statements to determine if any of those events and/or transactions require adjustment to or disclosure in the condensed consolidated financial statements.

Note 4 – Certificate of Deposit - Restricted

Restricted cash as of December 31, 2013 included cash on deposit with the Company’s clearing organization.

Note 5 - Inventory

Inventory at December 31, 2013 and 2012 consisted of the following:

	2013	2012
Raw materials	$36,147	$--
Finished goods	220,851	201,730
Total	$256,998	$201,730

Note 6 - Property and Equipment

Property and equipment at December 31, 2013 and 2012 consisted of the following:

	2013	2012
Computer equipment	$160,145	$143,216
Furniture and equipment	11,746	5,721
Leasehold improvements	59,073	8,865
Software	81,513	57,155
Test equipment	54,087	54,215
Total	366,564	269,172
Less: accumulated depreciation and amortization	(249,868)	(189,885)
Total Property and Equipment – Net	$116,696	$79,287

Depreciation and amortization expense was $60,382 and $41,471 for the years ended December 31, 2013 and 2012, respectively.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 7 – Loans Payable – Related Party

On February 12, 2013 and April 9, 2013, the Chairman of the Board and largest shareholder of the Company loaned the Company $100,000 and $50,000, respectively. The loans accrue interest at a rate of 30% per annum and mature on the earlier of the one year anniversary of the loan or a change of control of the Company as defined in the agreement. During October 2013 the Company repaid $80,932 of the February advance of $100,000. As of December 31, 2013, the Company had outstanding balances of principal and accrued interest of $19,068 and $1,411 and $50,000 and $10,932 due to the related party on the February and April advances, respectively.

Note 8 - Notes Payable

During the year ended December 31, 2013, the Company entered into three notes payable agreements for gross proceeds of $1,350,000 as follows:

	Maturity	Interest		December 31,
Note Date	Date	Rate	Proceeds	2013	2012

May 13, 2013	July 10, 2013	8.00%	$250,000	$-	$-	(1)(2)
September 10, 2013	April 29, 2014	8.00%	1,000,000	1,000,000	-	(3)
September 20, 2013	December 31, 2017	8.00%	100,000	100,000	-	(4)
			$1,350,000	$1,100,000	$-

(1)	Note was repaid by the Company.
(2)	Note included warrants for the purchase of 500,000 shares of the Company's common stock.
(3)	Note received from Sysorex Global Holdings Corp. matures on April 29, 2014 and is secured by all of the assets of the Company.
(4)	Note received from Howard County Economic Development Authority (Maryland) as incentive to relocate the Company office to the county. The note is unsecured and matures on December 31, 2017.

Note 9 - Convertible Notes Payable

	Interest		December 31,
Note Date	Rate	Proceeds	2013	2012

2013 Notes	8% - 20%	$1,430,142	$1,180,142	$-	(1)
2012 Notes	20%	$2,580,000	1,580,000	1,580,000	(2)
2011 Notes	20%	$2,692,000	1,402,000	1,402,000	(3)
			4,162,142	2,982,000

	Less current maturities		3,330,000	2,480,000

	Less debt discount		168,222	2,234
			$663,920	$499,766

(1)

During the year ended December 31, 2013, the Company issued secured convertible promissory notes (“2013 Notes”) and received proceeds of approximately $1,430,000.  The 2013 Notes accrue interest at the rates of 8% and 20%, are secured by the assets of the Company and mature on various dates through June 30, 2016. In July 2013, the Company repaid one of the convertible notes which had an outstanding balance of $250,000.

In connection with the issuance of the 2013 Notes and the $250,000 unsecured note, the Company also issued warrants for the purchase of 2,769,004 and 532,510 shares of the Company’s common stock, respectively, at an exercise price of $0.28 per share through June 30, 2016.  Therefore, since the embedded conversion feature of the convertible promissory note must be accounted for as a derivative instrument, these warrants must also be accounted for as derivative instruments. As a result of entering into the convertible promissory notes described above, all other non-employee warrants issued by the Company must also be classified and accounted for as derivative financial instruments.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 9 - Convertible Note Payable (continued)

The Notes are also convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of the lower of $0.28 per share or the per share price from a new offering. Therefore, since this embedded conversion feature provides for the settlement of this convertible promissory note with shares of common stock at a rate which is variable in nature, this embedded conversion feature must be classified and accounted for as a derivative financial instrument. During 2012, the Company issued a total of 5,743,133 shares of common stock to note holders upon the settlement of unsecured notes of principal of $1,490,000 and accrued interest of $127,754.

(2)

During the year ended December 31, 2012, the Company issued secured convertible promissory notes (“2012 Notes”) and received proceeds of $1,330,000.  The 2012 Notes accrue interest at the rate of 20%, are secured by the assets of the Company, matured on December 31, 2012, and could be prepaid without penalty at any time. As of December 31, 2013, the Company was not in compliance with the terms of these notes due to non-payment of principal and interest. However, the note holders have not issued to the Company a formal notice of default.

In connection with the issuance of the 2012 Notes, the Company also issued warrants for the purchase of 8,271,650 shares of the Company’s common stock at an exercise price of $0.28 per share through June 28, 2017.  Therefore, since the embedded conversion feature of the convertible promissory note must be accounted for as a derivative instrument, these warrants must also be accounted for as derivative instruments. As a result of entering into the convertible promissory note described above, all other non-employee warrants issued by the Company must also be classified and accounted for as derivative financial instruments.

On January 24, 2012 and March 12, 2012, the Company entered into two unsecured convertible notes payable agreements with the same party for gross proceeds of $1,000,000. The notes accrued interest 8% per annum and were converted on December 30, 2012 to 3,796,721 shares of common stock. The Company also entered into a third unsecured convertible notes payable agreement for $250,000. This note accrues interest at 8% per annum and matures on June 30, 2016.

(3)	During the year ended December 31, 2012, $490,000 of the 2011 Notes were converted to common stock.

The Notes are also convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of the lower of $0.28 per share or the per share price from a new offering. Therefore, since this embedded conversion feature provides for the settlement of this convertible promissory note with shares of common stock at a rate which is variable in nature, this embedded conversion feature must be classified and accounted for as a derivative financial instrument. During 2012, the Company issued a total of 5,743,133 shares of common stock to note holders upon the settlement of unsecured notes of principal of $1,490,000 and accrued interest of $127,754.

Generally accepted accounting principles require that:

a)

Derivative financial instruments be recorded at their fair value on the date of issuance and then adjusted to fair value at each subsequent balance sheet date with any change in fair value reported in the statement of operations; and

b)

The classification of derivative financial instruments be reassessed as of each balance sheet date and, if appropriate, be reclassified as a result of events during the reporting period then ended.

The fair value of the Notes’ embedded conversion feature and the warrants, $74,065 and $531,146, respectively, aggregated $605,211. Consequently, upon issuance of the 2013 and 2012 Notes, debt discounts of $207,238 and $3,504 were recorded and the differences of $41,250 and $638, representing the fair value of the conversion feature and the warrants in excess of the debt discount, were immediately charged to interest expense for the years ended December 31, 2013 and 2012, respectively.  The debt discount will be amortized over the earlier of (i) the term of the debt or (ii) conversion of the debt, using the straight-line method which approximates the interest method. The amortization of debt discount is included as a component of interest expense in the condensed consolidated statements of operations. There were unamortized debt discounts of $168,222 and $2,234 as of December 31, 2013 and 2012, respectively.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 9 - Convertible Note Payable (continued)

The fair value of the embedded conversion feature and the warrants was estimated using the Black-Scholes option-pricing model, which was not materially different from the binomial lattice model.  Key assumptions used to apply this pricing model during the year ended December 31, 2013 were as follows:

Risk-free interest rate	0.25% to 3.77%
Expected life of option grants	0 to 4.8 years
Expected volatility of underlying stock	41% to 47%
Dividends	$0

Key assumptions used to apply this pricing model during the year ended December 31, 2012 were as follows:

Risk-free interest rate	1.22% to 1.60%
Expected life of option grants	0 to 4.5 years
Expected volatility of underlying stock	34%
Dividends	$0

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The options have expected lives ranging from 0 to 5 years and contractual lives of 10 years.

The Company’s minimum debt payments with respect to related party payable, notes payable and convertible notes payable are as follows:

For the years ending December 31,

2014	$4,399,068
2015	330,142
2016	502,000
2017	100,000
$5,331,210

Note 10 - Preferred Stock

The Company is authorized to issue 15,000,000 shares of preferred stock with a par value of $0.001 of which 10,650,194 have been designated as Series A Preferred Stock. The preferred stock has a liquidation preference of $0.28 per share and is convertible at the option of the holder into one share of common. The Series A Convertible Preferred Stock carries an automatic conversion provision into common stock prior to the closing of a qualified financing as defined in the articles of incorporation. Under the terms of the articles of incorporation, the holders of the Series A Preferred Stock shall be entitled to receive non-cumulative dividends of 6% out of the funds legally available upon the declaration by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of each share of Series A convertible preferred stock then outstanding shall be paid, out of the assets of the Company available for distribution to its stockholders, an amount equal to the face value per share, plus an amount equal to all accrued and unpaid dividends before any amount shall be distributed among the holders of common stock. The Series A Convertible Preferred Stock have no redemption provisions. As of December 31, 2013, the Company has not declared non-cumulative dividends on the preferred stock.

Note 11 - Common Stock

On January 28, 2013, the Company issued 355,006 shares of fully vested common stock for $0.18 per share for consulting services. Accordingly, the Company recorded an expense of $63,511 for the fair value of these issuances.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 11 - Common Stock (continued)

On January 12, 2012, the Company issued 284,005 shares of fully vested common stock for $0.28 per share for consulting services. Accordingly, the Company recorded an expense of $80,000 for the fair value of these issuances.

On December 30, 2012, the Company issued 5,743,133 shares of common stock to note holders for the settlement of $1,490,000 of principal and $127,754 of accrued interest.

Note 12 - Options

During the year ended December 31, 2013, the Company granted 25,000 of stock options to an advisory board member for services provided.  The stock options were fully vested on the date of the grant and have a life of ten years.  The options have an exercise price of $0.28 per share. On the date of the award, the Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $5,392.

During the year ended December 31, 2012, the Company granted 6,432,598 of stock options to employees and non-employees for services provided.  The stock options were fully vested on the date of the grant and have a life of ten years.  The options have an exercise price of $0.28 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $11,928.

As of December 31, 2013, the fair value of non-vested options granted prior to 2012 totaled $4,743, which is expected to be expensed over a weighted average period of 3 years.

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  The Company attributes the value of stock-based compensation to operations on the straight-line single option method.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The options have expected lives ranging from 0 to 7 years and contractual lives of 10 years.

The following table summarizes the changes in options outstanding during the years ended December 31, 2013 and 2012:

		Weighted	Aggregate
	Number of	Average	Intrinsic
	Options	Exercise Price	Value
Outstanding at January 1, 2012	12,915,429	$0.47	$--
Granted	6,622,598	0.28	--
Forfeited	(6,839,076)	(0.37)	--

Outstanding at December 31, 2012	12,698,951	$0.38	$--
Granted	25,000	0.28	--
Forfeited	(2,466,666)	$(0.44)	$--

Outstanding at December 31, 2013	10,257,285	$0.32	$--
Exercisable at December 31, 2013	4,624,696	$0.36	$--
Exercisable at December 31, 2012	3,937,147	$0.61	$--

		Weighted
		Average
		Remaining	Average
Number of	Range of	Contractual Life	Exercise	Currently
Options	Exercise Price	(In Years)	Price	Exercisable
10,057,285	$0.28	7.8	$0.28	4,424,696
200,000	$2.00	5.2	$2.00	200,000
10,257,285				4,624,696

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 13 - Income Taxes

As of December 31, 2013 and 2012, the Company had approximately $11.7 million and $9.9 million, respectively, of U.S. federal and state net operating loss (“NOL”) carryovers available to offset future taxable income. These net operating loss carryovers, if not utilized, begin expiring in the year 2027. In accordance with Section 382 of the Internal Revenue Code, deductibility of the

Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations.

As of December 31, 2013 and 2012, the Company had approximately $9.1 million and $8.4 million, respectively, of Canadian NOLs available to offset future taxable income. These NOLs, if not utilized, begin expiring in 2027.

The domestic and foreign components of income (loss) before income taxes from continuing operations for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Domestic	$(3,071,691)	$(2,833,103)
Foreign	(683,995)	(703,395)
Loss before Provision for Income Taxes	$(3,755,686)	$(3,536,498)

The income tax provision (benefit) for the years ended December 31, 2013 and 2012 consists of the following:

	2013	2012
Foreign
Current	$--	$--
Deferred	(177,753)	(182,883)
U.S. federal
Current	--	--
Deferred	(691,298)	(958,178)
State and Local
Current	--	--
Deferred	(161,059)	(225,327)
Change in valuation allowance	1,030,110	1,366,388
Income Tax Provision	$--	$--

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
U.S. federal statutory rate	34.0%	34.0%
Foreign tax rate differential	(2.5)	(2.7)
State income taxes, net of federal benefit	5.5	5.5
Transaction costs	(6.2)	0.0
Other permanent items	(3.4)	1.8
Change in valuation allowance	(27.4)	(38.6)
Effective Rate	0.0%	0.0%

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 13 - Income Taxes (continued)

As of December 31, 2013 and 2012, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	2013	2012
Deferred Tax Asset
U.S. federal and state net operating loss carryovers	$4,950,176	$4,191,794
Canadian net operating loss carryovers	2,371,195	2,193,442
Non-deductible stock compensation	92,995	65,817
Fixed asset depreciation	3,261	--
Accrued compensation	126,735	93,040
Derivative liability	26,174	--
Deferred rent	16,404	--
Total Deferred Tax Asset	7,586,940	6,544,093
Less: valuation allowance	(7,560,766)	(6,530,656)
Deferred Tax Asset, Net of Valuation Allowance	$26,174	$13,437

Deferred Tax Liabilities
Fixed Asset depreciation	$--	$(13,437)
Convertible debt	(26,174)	--
Total deferred tax liabilities	(26,174)	(13,437)
Net Deferred Tax Asset (Liability)	$--	$--

No provision was made for U.S. or foreign taxes on the undistributed earnings of AirPatrol Research as such earnings are considered to be permanently reinvested. Such earnings have been and will continue to be, reinvested, but could become subject to additional tax, if they were remitted as dividends, loaned to the Company, or if the Company should sell its stock in AirPatrol Research. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2013 and 2012, the change in the valuation allowance was approximately $1,030,110 and $1,366,388.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the net benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

If applicable, interest costs related to unrecognized tax benefits are required to be calculated and would be classified as “Other expenses – Interest” in the statements of operation. Penalties would be recognized as a component of “General and administrative.”

No interest or penalties were recorded during the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next year.

The Company files tax returns in U.S. federal and state jurisdictions and is subject to examination by tax authorities beginning with the year ended December 31, 2010. The Company also files tax returns in Canada and is subject to examination by tax authorities beginning with the year ended December 31, 2010.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 14 - Fair Value

The Company determines the estimated fair value of amounts presented in these condensed consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the financial statements are not necessarily indicative of the amounts that could be realized in a current exchange between buyer and seller. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. These fair value estimates were based upon pertinent information available as of December 31, 2013 and 2012. As of those dates, the carrying value of all amounts approximates fair value.

The Company has categorized its assets and liabilities at fair value based upon the following fair value hierarchy:

•

Level 1 - Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 - Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair measurements requires judgment and considers factors specific to each asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in historical company data) inputs.

The following are the major categories of assets and liabilities that were measured at fair value during the year ended December 31, 2013 and 2012, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3):

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Embedded conversion feature	$--	$--	$74,065	$74,065
Warrant and option liability	--	--	531,146	531,146
December 31, 2013	$--	$--	$605,211	$605,211

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Embedded conversion feature	$--	$--	$--	$--
Warrant and option liability	--	--	--	--
December 31, 2012	$--	$--	$--	$--

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable. The Company’s Level 3 liabilities consist of derivative liabilities associated with the convertible debt that contains an indeterminable conversion share price and the tainted warrants as the Company cannot determine if it will have sufficient authorized common stock to settle such arrangements.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 14 - Fair Value (continued)

Assumptions utilized in the development of Level 3 liabilities as of and during the year ended December 31, 2013 are described in Note 9.

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets measured at fair value on a recurring basis using significant unobservable inputs during the year ended December 31, 2013.

	Warrant Liability	Embedded Conversion Feature	Total
Balance - January 1, 2013	$--	$--	$--
Included in debt discount	184,401	22,837	207,238
Change in fair value of derivative liability	346,745	51,228	397,973
Balance – December 31, 2013	$531,146	$74,065	$605,211

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets measured at fair value on a recurring basis using significant unobservable inputs during the year ended December 31, 2012.

	Warrant Liability	Embedded Conversion Feature	Total
Balance - January 1, 2012	$--	$2,872	$2,872
Change in fair value of derivative liability	--	(2,872)	(2,872)
Balance - December 31, 2012	$--	$--	$--

Note 15 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. Cash is also maintained at a foreign financial institution for its majority-owned subsidiary which had a balance of approximately $17,000 as of December 31, 2013. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the year ended December 31, 2013, the Company earned revenues from two customers representing approximately 50% and 16% of gross sales. During the year ended December 31, 2012, the Company earned revenues from one customer representing approximately 45% of gross sales.

As of December 31, 2013, five customers represented approximately 37%, 19%, 15%, 12% and 10% of total gross accounts receivable.  As of December 31, 2012, one customer represented approximately 97% of total gross accounts receivable.

During the year ended December 31, 2013, one vendor represented approximately 87% of total purchases. During the year ended December 31, 2012, two vendors represented approximately 50% and 37% of total purchases.

As of December 31, 2013 and 2012, two vendors represented approximately 60% and 13% of total gross accounts payable. As of December 31, 2012, one vendor represented approximately 69% of total gross accounts payable.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 16 - Foreign Operations

The Company’s operations are located primarily in the United States and Canada. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows:

	United
	States	Canada	Eliminations	Total
Year Ended December 31, 2013 :
Revenues by geographic area	$1,061,100	$301,500	$-	$1,362,600
Depreciation expense	$44,200	$16,200	$-	$60,400
Operating loss by geographic area	$(2,027,200)	$(673,100)	$-	$(2,700,300)
Net loss by geographic area	$(3,082,700)	$(673,000)	$-	$(3,755,700)

Year Ended December 31, 2012 :
Revenues by geographic area	$666,000	$54,000	$-	$720,000
Depreciation expense	$27,000	$14,500	$-	$41,500
Operating loss by geographic area	$(2,483,900)	$(663,000)	$-	$(2,478,400)
Net loss by geographic area	$(2,873,500)	$(663,000)	$-	$(3,536,500)

	United
	States	Canada	Eliminations	Total

As of December 31, 2013 :
Fixed assets by geographic area – net	$80,700	$36,000	$-	$116,700
Identifiable assets by geographic area	$6,064,500	$223,200	$(5,372,000)	$915,700

As of December 31, 2012 :
Fixed assets by geographic area – net	$48,700	$30,600	$-	$79,300
Identifiable assets by geographic area	$5,812,500	$145,000	$(5,372,000)	$585,500

Note 17 - Commitments and Contingencies

Operating Leases

During 2013, the Company entered into two new lease agreements for its Maryland (US) and Canadian locations. The Maryland lease commenced on January 1, 2014 and expires on December 31, 2018. The lease calls for monthly payments of $13,708 plus common area maintenance fees along with annual increases of 3% during the term of the lease. The lease may be extended for an additional five year period. The lease of the Canadian location commenced on November 1, 2013 and expires on September 30, 2018. The lease requires fixed monthly payments of $7,018 plus common area maintenance fees for the first two years of the agreement. The last three years of the agreement call for fixed monthly payments of $7,558 plus common area maintenance fees totaling approximately $138,250 per year. The leases may be extended for an additional five year period.

The operating leases provide for annual real estate tax and cost of living increases and contain predetermined increases in the rentals payable during the term of the lease.  The aggregate rent expense is recognized on a straight-line basis over the lease term.  The difference between the expense charged to operations in any year and amounts payable under the lease during that year is recorded as deferred rent expense which will reverse over the lease term.

As of December 31, 2013, deferred rent was $41,587. As of December 31, 2012, deferred rent payable was immaterial. Rental expense under the operating leases for the year ended December 31, 2013 and 2012 was $156,197 and $103,884, respectively.

AIRPATROL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 17 - Commitments and Contingencies (continued)

Future minimum payments of the Company’s leases are as follows:

For the years ending December 31,
2014	$285,288
2015	302,824
2016	312,768
2017	318,002
2018	288,832
$1,507,714

401(k) and Profit Sharing Plan

The Company maintains a contributory 401(k) plan and a profit sharing plan.  These plans are for the benefit of all eligible employees, who may have up to 90% of their salary withheld, not to exceed annual statutory limits.  The Company may, in its sole discretion, contribute and allocate to each eligible participant, a percentage of the participant’s elective deferral. The Company did not make any 401(k) plan contributions for the years ended December 31, 2013 and 2012, respectively.

Litigation

The Company is subject to litigation in the ordinary course of business. Management believes that the Company has adequate insurance coverage and accrues loss contingencies for all known matters that are probable and can be reasonably estimated and that the resolution of any such items will not have a material effect upon the Company's financial position or results of operations. As of and during the years ended December 31, 2013 and 2012, the Company has not been involved in any litigation.

Note 18 - Subsequent Events

The Company evaluated all subsequent events from the date of the balance sheet through the date these financial statements are available to be issued. Other than as disclosed elsewhere in these financial statements, there were no events or transactions occurring during the subsequent event reporting period which require recognition or disclosure in the financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

INTRODUCTION TO PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(Unaudited)

The Company entered into an Asset Purchase and Merger Agreement to acquire substantially all of the assets and liabilities of Lilien LLC and 100% of the stock of Lilien Systems (collectively referred hereafter as “Lilien”) effective as of March 1, 2013. Effective August 31, 2013, the Company entered into an Agreement and Plan of Merger to acquire 100% of the issued and outstanding common stock of Shoom, Inc. (“Shoom”). On December 20, 2013 the Company entered into an Agreement and Plan of Merger to acquire 100% of the capital stock of AirPatrol Corporation (“AirPatrol”) and expects to close the acquisition in 2014. The following unaudited pro forma financial information presents the consolidated results of operations of the Company, Lilien, Shoom and AirPatrol for the year ended December 31, 2013 as if the acquisitions had occurred on January 1, 2013. The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below and in the notes to the pro forma combined condensed financial statements.

Sysorex Global Holdings Corp., Lilien, Shoom and AirPatrol

Pro Forma Condensed Combined Balance Sheet

December 31, 2013

(Unaudited)

	Sysorex	Air Patrol
	2013	2013
	Balance	Balance			Consolidated
	Sheet	Sheet	Adj #1	Adj #2	Total
ASSETS
Current Assets
Cash	2,103,955	80,072	1,000,000	-	3,184,027
Marketable Securities	124,753	-	-	-	124,753
Accounts Receivable	9,581,041	208,470	-	-	9,789,511
Notes Receivable	1,130,000		(1,000,000)	-	130,000
Inventory	74,929	256,998	-	-	331,927
Prepaid Licenses & Main Contracts	6,120,261	-	-	-	6,120,261
Other Current Assets	453,012	239,003	-	-	692,015
Total Current Assets	19,587,951	784,543	-		20,372,494

Furniture, Fixtures, & Equipment	290,665	116,696	-	-	407,361
Other Assets	1,691,391	14,496	-	-	1,705,887
Prepaid Licenses & Main Contracts Non Current	4,268,010	-	-	-	4,268,010
Acquisition Intangibles	7,328,331	-	-	18,000,000	25,328,331
Goodwill	5,707,580	-	-	11,888,351	17,595,931
Total Assets	38,873,928	915,735	-	29,888,351	69,678,014

LIABILITIES
Accounts Payable	8,435,095	1,718,626	(1,285,705)	-	8,868,016
Accrued Expenses	3,841,552	1,239,375	(1,097,320)	-	3,983,607
Other Current Liabilities	882,488	676,133	(674,279)	-	884,342
Deferred Revenue	7,402,149	187,523	-	-	7,589,672
Notes Payable	723,042	4,330,000	(4,330,000)	10,000,000	10,723,042
Revolving Line of Credit	5,697,590	-	-	-	5,697,590
Term Loan	458,337	-	-	-	458,337
Total Liabilities	27,440,253	8,151,657	(7,387,304)	10,000,000	38,204,606

Deferred Revenue, non-current	4,845,143	-	-	-	4,845,143
Term Loan, non-current	291,663	-	-	-	291,663
Other Non-current Liabilities	-	803,653	(763,920)	-	39,733

STOCKHOLDERS' EQUITY
Stockholders' Equity (Deficiency)	6,296,869	(8,039,575)	8,151,224	19,888,351	26,296,869

Total Liabilities and Stockholder's Equity	38,873,928	915,735	-	29,888,351	69,678,014

1)	Adjustments #1 and #2 reflect the AirPatrol entity to be acquired.

The purchase price of this acquisition is expected to be $30,000,000 consisting of a $10,000,000 cash payment, 4,000,000 shares of the Company's common stock deemed to have a initial deemed fair value of $10,000,000 (initial deemed fair value will be revalued at the fair value at the date of the transaction), and up to a maximum of $10,000,000 in earn out consideration to be paid 50% in cash and 50% in Sysorex common stock. The Company is assuming 100% of the earn out will be received, however, it will revalue the cash portion of this contingency at each reporting period with any changes going to the statement of operations until the contingent consideration arrangement is settled. These proformas also assume that the Company will not assume $8,151,224 of outstanding notes and accrued liabilities as of December 31, 2013. These liabilities will be retained and satisfied out of the consideration received in connection with the acquisition. $1,000,000 of the non-assumed liabilities is a note payable to the Company. This note will repaid in connection with the acquisition and is, therefore, reflected in Adjustment #1 as a reduction in notes receivable by the Company and an increase to cash.

The below table details the projected split of the purchase price between goodwill and identifiable intangibles.  We expect the purchase price to be allocated to the following intangible classes: Developed technology, Patents, Customer relationships,  Distribution Agreements and Trademarks and Trade Names that will be amortized over 7 years.

The goodwill resulting from this acquistion is due to the opportunity to get into the location based services segment and the opportunities it brings; the acquisition of AirPatrol validates Sysorex’ stated strategy to shift from a services only company to a technology and services company. The AirPatrol acquisition also enters Sysorex into what we believe is a fast growing market and will lead to synergies with Sysorex. AirPatrol provides Sysorex with products and technology that it owns that it can now sell through its other subsidiaries (Lilien, Shoom and Sysorex Government Services) to their existing and new customers.

We expect the purchase price to be allocated as follows:

Assets Acquired:
Cash	$80,072
Accounts receivable	208,470
Inventory	256,998
Other current assets	239,003
Property and equipment	116,696
Other assets	14,496
Developed technology– Intangible amortized over 7 years	7,200,000
Patents– Intangible amortized over 7 years	4,500,000
Customer relationships– Intangible amortized over 7 years	1,800,000
Distribution agreements– Intangible amortized over 7 years	1,800,000
Trade name/trademarks– Intangible amortized over 7 years	2,700,000
Goodwill	11,888,351
30,804,086
Liabilities Assumed:
Accounts payable	432,921
Accrued expenses	142,055
Other current liabilities	1,854
Deferred revenue	187,523
Non-current liabilities	39,733
804,086
Purchase Price	$30,000,000

**	This is a preliminary valuation to be adjusted at the time of closing.

2)

Acquisition of Lilien The purchase price of this acquisition aggregated $9,000,000 and consisted of cash of $3,000,000, and 6,000,000 shares of the Company's common stock deemed to have a fair value of $6,000,000.

The purchase price was allocated as follows and is included in the Sysorex 2013 balance sheet above.

Assets Acquired :
Cash	$1,112,485
Receivables	4,870,471
Inventory	55,410
Other current assets	852,759
Prepaid licenses/contracts	9,146,954
Property and equipment	254,638
Trade name/trademarks – Intangible amortized over 7 years	3,250,000
Customer relationships – Intangible amortized over 7 years	2,130,000
Goodwill	4,544,053
26,216,770
Liabilities Assumed :
Accounts payable	5,094,390
Accrued expenses	970,139
Deferred revenue	11,152,241
17,216,770
Purchase Price	$9,000,000

3)

Acquisition of Shoom.  The purchase price of this acquisition aggregated $8,107,000 and consisted of cash to be paid of $2,500,000, and 2,762,000 shares of the Company's common stock deemed to have a fair value of $5,607,000.

The purchase price was allocated as follows and is included in the Sysorex 2013 balance sheet above.

Assets Acquired :
Cash	$3,669,000
Marketable securities	605,000
Receivables	141,000
Other assets	178,000
Property and equipment	29,000
Trade name/trademarks– Intangible amortized over 7 years	120,000
Customer relationships – Intangible amortized over 7 years	1,270,000
Developed technology – Intangible amortized over 4 years	1,380,000
Goodwill	1,164,000
8,556,000
Liabilities Assumed :
Accounts payable	69,000
Other current liabilities	380,000
449,000
Purchase Price	$8,107,000

Sysorex Global Holdings Corp., Lilien, Shoom and AirPatrol

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(Unaudited)

		Lilien	Shoom	AirPatrol		Adj #2		Adj #4
	Sysorex	Jan 1 -	Jan 1 -	Jan 1 -	Adj #1	Issue	Adj #3	Acquisition
	Global	Feb 28,	Aug 31,	December 31,	Interest	Shares	Amort	Expenses	Pro
	Consolidated	2013	2013	2013	(Note 1)	(Note 2)	(Note 3)	(Note 4)	Forma

Revenues	50,571,557	5,193,668	2,656,892	1,362,572					59,784,689

Cost of revenues	38,317,246	3,884,004	584,982	313,463					43,099,695

Gross profit	12,254,311	1,309,664	2,071,910	1,049,109					16,684,994

SG&A	16,170,215	1,958,157	1,358,889	3,749,461			3,061,909	(1,813,273)	24,485,358

Income (loss) from operations	(3,915,904)	(648,493)	713,021	(2,700,352)					(7,800,364)

Other income (expense)	(619,558)		(8,664)	(1,055,334)	(36,531)				(1,720,087)

Income (loss) before taxes	(4,535,462)	(648,493)	704,357	(3,755,686)					(9,520,451)

Provision for income taxes	0	0	111,611	0					111,611

Net income	(4,535,462)	(648,493)	592,746	(3,755,686)					(9,632,062)

Net income (loss) attributable to non-controlling interests	(272,058)	0	0	0					(272,058)

Net income (loss) attributable to shareholders of SGH	(4,263,404)	(648,493)	592,746	(3,755,686)					(9,360,004)

Dividends	0	0	0	0					0

Net income (loss) attributable to common shareholders	(4,263,404)	(648,493)	592,746	(3,755,686)					(9,360,004)

Weighted average shares o/s -
Basic and diluted	24,575,556					7,102,474			31,678,030

Net income (loss) per share -
Basic and diluted	(0.17)								(0.30)

Notes:

1)	$4,175,000 line of credit outstanding starting January 1, 2013 at interest at 5.25% - additional 2 months
2)	Issuance of additional shares due to Lilien, Shoom and AirPatrol Acquisitions on a weighted average basis
3)	Amortization of intangibles to include the following:

	Lilien	Shoom	AirPatrol
Tradename/trademarks - 7 year	3,250,000	120,000	2,700,000
Customer relationships - 7 year	2,130,000	1,270,000	1,800,000
Developed technology - 4 year	0	1,380,000	0
Developed technology - 7 year	0	0	7,200,000
Patents - 7 year	0	0	4,500,000
Distribution agreements - 7 year	0	0	1,800,000
Total Intangibles	5,380,000	2,770,000	18,000,000

The incremental amortization pertains to two months for Lilien, eight months for Shoom and 12 months for AirPatrol of $128,096, $362,384 and $2,571,429, respectively.

4)	Expenses directly associated with the acquisitions incurred and expensed during the year ended December 31, 2013; removed for proforma

SYSOREX GLOBAL HOLDINGS CORP.

3,333,333 Shares

Common Stock

PROSPECTUS

_______  ___, 2014

WELLINGTON SHIELDS & CO.	DOUGHERTY & COMPANY LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$3,073.49
FINRA Registration Fee	$4,074.20
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous	$17,850.19
TOTAL	$200,000.00

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3). To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1). Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2). The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3). The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article X, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving willful misconduct, gross negligence, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Sales by Sysorex Global Holdings Corp. (gives retroactive effect to a proposed one for two reverse stock split to be effected following the pricing of this Offering)

Between March 2011 and August 2011 the Corporation issued 1,175,000 shares of restricted common stock to two accredited investors for services rendered.  The shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. The shares were valued at $0.02 per share for an aggregate of $23,500. The shares were restricted and non-transferable.

On July 28, 2011 the Corporation issued 7,300,000 shares of restricted common stock in connection with the Company’s merger with Sysorex Federal Inc. and Sysorex Government Services Inc. pursuant to Rule 506 under the Securities Act of 1933.  The shares were valued at $0.02 per share for an aggregate of $146,000.  The shares were restricted and non-transferable and the recipients of the shares made certain investment representations to the Company in the merger agreement.

In July, 2011, the Corporation entered into an agreement with its public relations firm, which gave the public relations firm the right to purchase 150,000 shares of the Corporation’s common stock at $1.00 per share.  The options expire on June 30, 2016.

In August 2011 the Corporation issued 108,000 shares of restricted common stock pursuant to a private placement to three investors pursuant to Rule 506 under the Securities Act of 1933.  The shares were valued at $1.00 per share for an aggregate of $108,000.  The shares were restricted and non-transferable.

In August, 2011, the Corporation issued 18,000 shares of restricted common stock to the former CEO and Chairman of the Corporation in exchange for $18,000 of services rendered to the Corporation.

In August, 2011, the Corporation issued 3,000 shares of restricted common stock to three consultants for services rendered to the Corporation during the prior year.

On August 4, 2011, the Corporation issued 15,000 shares of restricted common stock for the exercise of stock options.  The gross proceeds received from the exercise were $3,000.

In December 2011, the Corporation issued 37,000 shares of restricted common stock pursuant to a private placement to two investors pursuant to Rule 506 under the Securities Act of 1933.  The shares were valued at $1.00 per share for an aggregate of $37,000.  The shares were restricted and non-transferable.

On July 31, 2012, the Corporation issued warrants to purchase 150,000 shares of common stock to Hanover Holdings I, LLC in connection with a bridge loan.

On December 31, 2012, the Corporation issued 12,500 shares to two individuals for services rendered during the previous year.

On March 20, 2013, the Corporation issued 3,000,000 shares of restricted common stock to the former members of Lilien, LLC pursuant to a Merger Agreement.  The Corporation also issued warrants to purchase 83,334 shares of common stock to Bridge Bank, N.A. in consideration of the Corporation’s financing of Lilien LLC.

On March 20, 2013, the Corporation issued 90,000 shares of common stock under the terms of a consulting services agreement in connection with the Lilien acquisition. The Company recorded an expense of $180,000 during the quarter ended March 31, 2013.

On March 20, 2013, the Corporation issued 7,500 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $15,000 during the quarter ended March 31, 2013.

On March 31, 2013, the Corporation issued 443,717 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc. (“Duroob”), a related party as Duroob’s Chief Executive Officer owns a minority interest in Sysorex Arabia, LLC.  The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC.  However, by agreement with the other shareholder of Sysorex Arabia LLC, the ownership percentages of Sysorex Arabia LLC remained unchanged.

On April 8, 2013, the Corporation issued 15,873 shares for services rendered during the current year.

On May 2, 2013, the Corporation issued 30,000 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $60,000 during the quarter ended June 30, 2013.

On June 30, 2013, the Corporation issued 7,500 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $15,000 during the quarter ended June 30, 2013.

On July 8, 2013, the Corporation issued 15,873 shares for services rendered during the current year.

As of September 6, 2013, the Corporation issued 1,380,999 shares of common stock to the former shareholders of Shoom, Inc. pursuant to a merger agreement.

On September 13, 2013, the Company issued 60,433 shares for the cashless exercise of 150,000 common stock warrants.

On September 30, 2013, the Company issued 7,500 shares of common stock under the terms of a consulting services agreement.

On October 1, 2013, the Company issued 10,000 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On October 8, 2013, the Company issued 15,873 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On October 11, 2013, the Company issued 3,438 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On November 6, 2013, the Company issued 7,143 shares of common stock for services to a director of the Company which were fully vested upon date of grant.

On December 24, 2013, the Company issued 4,926 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On January 24, 2014, the Company issued 5,000 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On February 28, 2014, the Company issued 400,000 shares of common stock to Geneseo Communications, under the terms of a Securities Purchase Agreement.

The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering and where noted pursuant to Regulation D under the Securities Act of 1933.  The Company relied on the representations made in the various subscription agreements, stock purchase agreements or other agreements signed by the stockholders.  No commissions were paid and no underwriter or placement agent was involved in this transactions.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a) Exhibit No.	Description
1.1	Form of Underwriting Agreement.(5)
2.1	Asset Purchase and Merger Agreement, effective March 1, 2013, by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems. (1)
2.2	Schedules and Exhibits to Exhibit 2.1 (2)(4)
2.3	Agreement of Merger dated March 20, 2013 by and between Lilien Systems and Sysorex Acquisition Corporation (1).
2.4	Agreement and Plan of Merger between Sysorex Global Holdings Corp. and Shoom, Inc.(4)
2.5	Acquisition and Share Exchange Agreement dated as of June 27, 2011 by and between Sysorex Consulting, Inc. and Softlead, Inc.(4)
2.6

Agreement and Plan of Merger dated as of December 20, 2013, by and among Sysorex Global Holdings Corp., AirPatrol Corporation, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, and Shareholders Representative Services LLC.(3)(7)

2.7	Amendment No. 1 to Agreement and Plan of Merger dated February 28, 2014 with AirPatrol Corporation (8)
3.1	Articles of Incorporation (1).
3.2	Bylaws (1).
4.1	Specimen Stock Certificate of the Corporation (1).
4.2	Business Financing Agreement dated March 15, 2013 by and among the Sysorex Government Services, Inc., Lilien Systems and Bridge Bank, N.A. (1).
4.3	Warrant to purchase common stock dated March 20, 2013 held by Bridge Bank N.A. (1).
4.4	Warrant to purchase common stock dated July 31, 2012 held by Hanover Holdings I, LLC (1).
4.5	Warrant to purchase common stock dated August 29, 2013.(4)
4.6	Amendment to Business Financing Agreement, Waiver of Default and Consent dated as of August 29, 2013 between the Sysorex Global Holdings Corp. and Bridge Bank, N.A.(4)
4.7	Form of Underwriter’s Warrant (6)
5.1	Opinion of Davidoff Hutcher & Citron LLP(5)
10.1	Guaranty of Corporation to Bridge Bank, N.A. dated March 15, 2013 (1).
10.2	Guarantor Security Agreement dated March 15, 2013 to Bridge Bank, N.A. (1).
10.3	Registration Rights Agreement dated March 20, 2013 by and between the Corporation and Bridge Bank, N.A. (1).
10.4	Form of Guaranty Agreement dated March 20, 2013 between the Corporation and each of the former members of Lilien, LLC (1).
10.5	Form of Employment Agreement effective March 20, 2013 between the Corporation and each of Geoffrey Lilien, Dhruv Gulati and Bret Osborn (1)
10.6	Registration Rights Agreement dated August 29, 2013 by and between the Corporation and Bridge Bank, N.A.(4)
10.7	Employment Agreement dated July 1, 2010, by and between the Corporation and Nadir Ali, as amended.(4)
10.8	Equity Exchange Agreement dated as of March 31, 2013 by and between the Corporation and Duroob Technology.(4)
10.9	Loan Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp.(6)
10.10	Secured Promissory Note dated August 30, 2013 from AirPatrol Corporation to Sysorex Global Holdings Corp.(6)
10.11	Security Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp.(6)
10.12	Subordination Agreement dated as of August 30, 2013 by and between Sysorex Global Holdings Corp. and Note Holders.(6)
10.13	Employment Agreement dated as of December 20, 2013 by and between AirPatrol Corporation and Cleve Adams.(7)
10.14	Amended Secured Promissory Note dated February 28, 2014 from AirPatrol Corporation to Sysorex Global Holdings Corp. (8)
10.15	Securities Purchase Agreement dated February 24, 2014 between Sysorex Global Holdings Corp. and Geneseo Communications, Inc. (8)
10.16	Consulting Services Ordering Agreement dated as of April 1, 2013 by and between the Company and A. Salam Qureishi (8)
21	List of Subsidiaries of the Corporation(4)
*23.1	Consent of Marcum LLP regarding Sysorex Global Holdings Corp.
*23.2	Consent of Marcum LLP regarding Lilien LLC and Subsidiaries
*23.3	Consent of Marcum LLP regarding Shoom, Inc.
*23.4	Consent of Marcum LLP regarding AirPatrol Corporation.
23.5	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature page to this Registration Statement)(4)
*99.1	Master Services Agreement dated February 24, 2014 by and between Geneseo Communications, Inc. and the Corporation.

*     Filed on this Date.

(1)  Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-190574) filed on August 12, 2013.

(2)  The schedules to Exhibit 2.1 have not been filed with this registrations statement as they contain due diligence information which the Registrant does not believe is material to an investment decision and which is otherwise described in the Registration Statement including the audited financial statements of Lilien LLC and Lilien Systems.

(3)  The schedules to Exhibit 2.6 have not been filed with this registrations statement as they contain due diligence information which the Registrant does not believe is material to an investment decision and which is otherwise described in the Registration Statement including the audited financial statements of AirPatrol Corporation.

(5)  Filed on November 12, 2013 with Amendment No. 1 to this Registration Statement.

(6)  Filed on December 9, 2013 with Amendment No. 2 to this Registration Statement.

(7)  Filed on January 21, 2014 with Amendment No. 3 to this Registration Statement.

(8)  Filed on March 13, 2014 with Amendment No. 4 to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on the 21st day of March, 2014.

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadir Ali	CEO (Principal Executive	March 21, 2014
Nadir Ali	Officer) and Director

/s/ Wendy F. Loundermon	Chief Financial Officer (Principal	March 21, 2014
Wendy F. Loundermon	Financial and Accounting Officer)

* /s/ Salam Qureishi	Chairman of the Board	March 21, 2014
Salam Qureishi	and Director

* /s/ Len Oppenheim	Director	March 21, 2014
Len Oppenheim

* /s/ Geoffrey Lilien	Director	March 21, 2014
Geoffrey Lilien

* /s/ Bret Osborn	Director	March 21, 2014
Bret Osborn

* /s/ Dhruv Gulati	Director	March 21, 2014
Dhruv Gulati

* /s/ Nadir Ali	As Attorney-In-Fact*	March 21, 2014
Nadir Ali

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
23.1	Consent of Marcum LLP regarding Sysorex Global Holdings Corp.
23.2	Consent of Marcum LLP regarding Lilien LLC and Subsidiaries
23.3	Consent of Marcum LLP regarding Shoom, Inc.
23.4	Consent of Marcum LLP regarding AirPatrol Corporation
99.1	Master Services Agreement dated February 24, 2014 by and between Geneseo Communications, Inc. and the Corporation.